As filed with the Securities and Exchange Commission on September 2, 1997


                                                     Registration No. 333-31797


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                               NORTHEAST BANCORP
-------------------------------------------------------------------------------
             (exact name of registrant as specified in its charter)


           Maine                         6035                  01-0425066
----------------------------     --------------------      -------------------
(State or other jurisdiction      (Primary Standard           (IRS Employer
    of Incorporation or               Industrial           Identification No.)
        organization)            Classification Code)


                               232 Center Street
                              Auburn, Maine 04210
                                (207) 777-6411
-------------------------------------------------------------------------------
              (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                 James Delamater, President, Northeast Bancorp
             232 Center Street, Auburn, Maine 04210 (207) 777-6411
-------------------------------------------------------------------------------
               (Name, address, including ZIP Code, and telephone
              number, including area code, of agent for service)


                                    COPY TO:

                         Joseph L. Delafield III, Esq.
                          Drummond Woodsum & MacMahon
                      245 Commercial Street, P.O. Box 9781
                           Portland, Maine 04104-5081
                                 (207) 772-1941

                         CUSHNOC BANK AND TRUST COMPANY
                               235 Western Avenue
                               Augusta, ME 04330


                              September ____, 1997

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Cushnoc Bank and Trust Company ("Cushnoc") to be held at 235 Western Avenue,

Augusta, Maine on , 1997 at .m., local time.


      The attached Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement") dated as of May 9, 1997 by and among Northeast Bancorp, Northeast Bank, FSB and Cushnoc. The Merger Agreement provides that Cushnoc will be merged into Northeast Bank, FSB.

      Upon consummation of the merger, you will receive 2.089 shares of Northeast Bancorp common stock for each share of Cushnoc common stock you own, subject to adjustment under certain circumstances as more fully described in the Prospectus/Proxy Statement.

      You are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

      The Board of Directors of Cushnoc has unanimously approved the Merger Agreement and recommends that you vote FOR its approval. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Cushnoc common stock.

      It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

      On behalf of the Board of Directors, we recommend that you vote FOR approval of the Merger Agreement. We appreciate your continued support of the Bank.

                                         Sincerely,

                                         Sumner Lipman
                                         Chairman

                         CUSHNOC BANK AND TRUST COMPANY
                               235 Western Avenue
                               Augusta, ME 04330

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


      NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cushnoc Bank and Trust Company will be held at 235 Western Avenue, Augusta, Maine, on , , 1997 at .m, for the following purposes:

      1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 9, 1997 (the "Merger Agreement") by and among Northeast Bancorp, Northeast Bank, FSB and Cushnoc Bank and Trust Company, pursuant to which Cushnoc would merge into Northeast Bank, FSB and each outstanding share of Cushnoc common stock would be converted into the right to receive 2.089 shares of Northeast Bancorp common stock, all on and subject to the terms and conditions contained therein.


      2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      Only those shareholders of record at the close of business on , 1997 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Cushnoc common stock is required for approval of the Merger Agreement.

      Cushnoc shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Cushnoc common stock if they comply with the applicable provisions of Maine law. In order to perfect dissenters' rights, Cushnoc shareholders must vote against the Merger by proxy or at the Special Meeting and must send a notice to Northeast Bank, FSB within 30 days after the Effective Time of the Merger accompanied by their Cushnoc Stock Certificate. A copy of the applicable Maine statutory provisions is set forth in Annex III to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under "SUMMARY -- Dissenter's Rights" and under "THE MERGER -- Dissenter's Rights." Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

                                        By Order of the Board of Directors


                                        SECRETARY


Augusta, Maine
September   , 1997



Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                         CUSHNOC BANK AND TRUST COMPANY
                                PROXY STATEMENT


                          NORTHEAST BANCORP PROSPECTUS

                         188,010 shares of Common Stock

      This Prospectus/Proxy Statement is being furnished by Cushnoc Bank and Trust Company ("Cushnoc") to the holders of Cushnoc common stock, par value $15.00 per share ("Cushnoc Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Cushnoc (the "Cushnoc Board") for use at a special meeting of Cushnoc shareholders to be held on , 1997, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is first being mailed to shareholders on or about , 1997.


      At the Special Meeting, shareholders of Cushnoc will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 9, 1997 (the "Merger Agreement"), by and among Northeast Bancorp ("NBN"), Northeast Bank, FSB (the "Bank") and Cushnoc pursuant to which, among other things, Cushnoc would be merged with and into the Bank (the "Merger"). For a more detailed description of the terms of the Merger, see "THE MERGER."

      Upon consummation of the Merger, each outstanding share of Cushnoc Common Stock (excluding any dissenting shares), will be converted into the right to receive 2.089 common shares of NBN subject to possible adjustment if the average market price of NBN common shares, as calculated in accordance with the Merger Agreement for a 20 trading day period ending on the date on which approval of the Office of Thrift Supervision is obtained, falls below
$11.50. The value of the NBN shares to be received in exchange for each share of Cushnoc Common Stock shall not be less than $24.02 (based on the average closing price of NBN common shares as calculated in accordance with the Merger Agreement and for the period therein specified). The number of NBN common shares to be received by Cushnoc shareholders may also be increased in the event that a dividend record date has been established for the NBN common shares which is after September 30, 1997 and before the date of the Closing of the Merger. See "THE MERGER -- Effective Time of the
Merger; Termination of Amendment." As a result of these provisions,Cushnoc shareholders may not know, as of the time of the Special Meeting, the exact number of NBN common shares they will receive in the Merger.


      NBN has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to 188,010 shares of NBN Common Stock issuable pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of NBN filed as part of the Registration Statement.

      This Prospectus/Proxy Statement is accompanied by the latest NBN Annual Report on Form 10-K for the year ended June 30, 1996 and NBN's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

                              -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
          ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS/PROXY
                 STATEMENT. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                              -------------------

            THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS
         ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND
          ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
              OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


      This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Cushnoc upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale. Shareholders of Cushnoc who receive shares of NBN Common Stock as a result of the Merger who are not affiliates of NBN or Cushnoc will be able to sell such shares without the use of a resale prospectus. See "THE MERGER -- Resale of NBN Common Stock."


        The date of this Prospectus/Proxy Statement is September , 1997.

                             AVAILABLE INFORMATION

      NBN is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by NBN can be inspected and copied at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Washington, DC 20549 and at the SEC's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, NY 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, IL 60661) and copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington DC 20549 at prescribed rates. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically including NBN. The address of the web site is http://www.sec.gov. The NBN Common Stock is quoted on the American Stock Exchange under the symbol "NBN." Consequently, reports, proxy statements and other information may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY.

      This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement") which has been filed by NBN with the SEC under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the SEC and to which reference is hereby made for further information.

      This Prospectus/Proxy Statement incorporates documents of NBN by reference which are not presented herein or delivered herewith. All such documents are available, without charge (other than certain exhibits to such documents) upon written or oral request from Northeast Bancorp, Inc., 232 Center Street, Auburn, Maine 04210, Attention: Ariel Gill, telephone number
(207)777-6411. In order to ensure timely delivery of such documents, any request should be made by __________, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by NBN (File # 0-16123) with the SEC pursuant to the Exchange Act are hereby incorporated by referenced in this Prospectus/Proxy Statement:

      (1) NBN's Annual Report on Form 10-K for the year ended June 30, 1996, filed under NBN's former name, Bethel Bancorp;

      (2) NBN's Quarterly Reports on Form 10-Q for the three months ended September 30, 1996, December 31, 1996 and March 31, 1997; and

      (3)   NBN's Current Report on Form 8-K dated May 9, 1997.

      All documents and reports filed by NBN pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date thereof and prior to the Special Meeting also are hereby incorporated herein by reference into the Prospectus/Proxy Statement and shall be deemed a part hereof from the date of the filing of such documents or reports. Any statement contained herein, in any supplement hereto or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document or report which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.

      No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to purchase a security, or a solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it would be unlawful to make such offer or solicitation.

      Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy Statement shall, under any circumstances, create any implication that there has been no change in the affairs of Northeast Bancorp or Cushnoc or in the information set forth herein since the date of this Prospectus/Proxy Statement.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----

Available Information............................................................
Incorporation of Documents by Reference..........................................
Summary..........................................................................
Market for Common Stock and Dividends............................................
Comparative Per Share Data.......................................................
Selected Consolidated Financial and Other Data of NBN............................
Selected Financial Data of Cushnoc...............................................

Recent Developments..............................................................
  NBN............................................................................
  Cushnoc........................................................................

General Information..............................................................
The Special Meeting..............................................................
  Time and Place.................................................................
  Matters to be Considered.......................................................
  Shares Outstanding and Entitled to Vote; Record Date...........................
  Vote Required..................................................................
  Solicitation of Proxies........................................................
The Merger.......................................................................
  General........................................................................
  Background of the Merger.......................................................
  Reasons for the Merger.........................................................
  Opinion of Financial Advisor...................................................
  Effects of the Merger..........................................................
  Exchange of Cushnoc Common Stock Certificates..................................
  Conditions to the Merger.......................................................
  Regulatory Approval............................................................
  Business Pending the Merger....................................................
  No Solicitation................................................................
  Effective Time of the Merger; Termination and Amendment........................
  Termination Fee................................................................
  Interests of Certain Persons in the Merger.....................................
  Certain Employee Matters.......................................................
  Resale of NBN Common Stock.....................................................
  Certain Federal Income Tax Consequences........................................
  Accounting Treatment of the Merger.............................................
  Expenses of the Merger.........................................................
  Dissenters' Rights.............................................................
Cushnoc
  General........................................................................
  Management's Discussion and Analysis of Financial Condition and Results of
   Operations for the Years Ended December 31, 1996 and 1995 and the Three
   Months Ended March 31, 1997 and 1996..........................................
Management of NBN after the Merger...............................................




Description of NBN Capital Stock.................................................
  NBN Common Stock...............................................................

  NBN Preferred Stock............................................................
  Other Provisions...............................................................
  Transfer Agent.................................................................
Comparison of the Rights of Shareholders.........................................
  Authorized Capital Stock.......................................................
  Issuance of Capital Stock......................................................
  Number of Directors............................................................
  Director Vacancies and Removal of Directors....................................
  Shareholder Nominations........................................................
  Inside Directors...............................................................
Preemptive Rights
  Classes of Stock...............................................................
  Business Combinations..........................................................
  Special Meetings of Shareholders...............................................
  Amendment of Governing Instruments.............................................
NBN Common Stock Ownership of Certain Beneficial Owners and Management...........
  Security Ownership of Certain Beneficial Owners................................
  Security Ownership of Management...............................................
Certain Beneficial Owners of Cushnoc Common Stock
  Security Ownership of Management...............................................
  Security Ownership of Certain Beneficial Owners................................
Legal Opinion....................................................................
Experts..........................................................................
Other Matters....................................................................

Annexes:

Annex I Agreement and Plan of Merger, dated as of May 9, 1997 by and among NBN, Bank and Cushnoc.

Annex II   Opinion of Ryan, Beck & Co.

Annex III  9-B M.R.S.A. [SECTION] 352(5)

Annex IV   Financial Information for Cushnoc

                                   SUMMARY

      The following Summary of certain information contained elsewhere in this Prospectus/Proxy Statement and in the documents incorporated herein by reference is not intended to be a complete statement of the matters described herein or therein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus/Proxy Statement and in the Annexes attached hereto, including the Merger Agreement, a copy of which is attached hereto as Annex I, and the information incorporated herein by reference. Shareholders are urged to read all such information.

The Special Meeting


      Place, Time and Date; Purpose.  The Special Meeting will be held on
               , 1997 at     :00    .m., local time, at Cushnoc's executive
offices at 235 Western Avenue, Augusta, Maine, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Annex I. See "THE SPECIAL MEETING -- Time and Place" and "--Matters to Be Considered."


      Record Date; Shares Entitled to Vote.  The Cushnoc Board has fixed the
close of business on            , 1997 as the record date (the "Record
Date") for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Cushnoc Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Cushnoc Common Stock will be entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to being voted at the Special Meeting. At the Record Date, there were 90,000 shares of Cushnoc Common Stock outstanding and entitled to be voted at the Special Meeting.

      Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Cushnoc Common Stock. At the Record Date, the directors and executive officers of Cushnoc and their affiliates beneficially owned 42,560 shares of Cushnoc Common Stock, which represents 47% of the shares entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Vote Required."

      A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

      Under applicable stock exchange rules, brokers who hold shares in street name for customers are prohibited from giving a proxy to vote such customers' shares with respect to approval of the Merger Agreement in the absence of specific instructions from such customers. Accordingly, such broker nonvotes also will have the same effect as votes against approval of the Merger Agreement.

Parties to the Merger


      NBN, the Bank, and Cushnoc. NBN is a savings and loan holding company registered under Section 10 of the Home Owners Loan Act, 12 U.S.C. [SECTION] 1467a(10) , as amended and the owner of all of the outstanding capital stock of the Bank. The Bank's primary regulator is the Office of Thrift Supervision ("OTS"). As used in the Prospectus/Proxy Statement, the term "NBN" refers to such corporation and, where the context requires, its subsidiaries.

      NBN offers a broad range of commercial and consumer financial products and services through the nine retail banking offices of the Bank located throughout the western, central and mid-coastal region of the State of Maine and through its subsidiary, Northeast Financial Services Corporation, located at NBN headquarters in Auburn. At June 30, 1997, NBN had assets of $261.8 million, deposits of $154.4 million and shareholders' equity of $19.9 million

      Northeast Financial Services Corporation is a service corporation which, among other things, offers NBN clients access to investment and annuity products. Northeast Financial Services Corporation is affiliated with Commonwealth Equity Services Inc., which licenses the brokers who offer such products and services.


      First New England Benefits Inc., a division of the Bank located in Portsmouth, New Hampshire designs and administers qualified retirement plans, such as profit sharing, pension and 401(k) plans.

      Northeast Trust, a division of the Bank, provides trust services and products to the Bank's customers.

      The principal offices of NBN are located at 232 Center Street, Auburn, Maine 04210, and its telephone number is (207) 777-6411.


      Cushnoc is a state chartered commercial bank with two branch offices located on Western Avenue and Bangor Street in Augusta, Maine. At June 30, 1997, Cushnoc had total assets of $22.3 million, total deposits of $18.5 million and stockholders' equity of $2.2 million. The deposits of the Bank are insured by the FDIC under the Bank Insurance Fund.


      Financial and other information relating to Cushnoc is set forth in Annex IV.

      The principal offices of Cushnoc are located at 235 Western Avenue, Augusta, Maine 04330 and its telephone number is (207) 623-0603.

The Merger

      In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, Cushnoc will be merged into the Bank with the Bank as the surviving corporation of the merger. The Merger Agreement provides that at the effective time of the merger, each outstanding share of Cushnoc Common Stock (other than any dissenting shares under Maine law or any shares held by NBN or a subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive 2.089 shares of NBN Common Stock ("The Exchange Ratio"), subject to possible adjustment under certain circumstances. See "THE MERGER."

      The Board of Directors of NBN, and NBN as the sole shareholder of the Bank, have approved the Merger Agreement and the transactions contemplated thereby, including the Merger. No other corporate approval by NBN or the Bank is necessary for the consummation of the Merger.

Recommendation of the Board of Directors of Cushnoc

      The Board of Directors of Cushnoc (the "Cushnoc Board") has determined the Merger to be fair to and in the best interests of Cushnoc and its shareholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, the Cushnoc Board unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

      See "THE MERGER -- Reasons for the Merger, Recommendation of the Board of Directors."

Opinion of Ryan, Beck & Co.


      Ryan, Beck & Co., Cushnoc's financial advisor, has delivered to the Cushnoc Board its oral opinion of May 9, 1997, and its written opinion dated as of August ____, each to the effect that, as of the date of such opinions, the Exchange Ratio was fair, from a financial point of view, to the holders of Cushnoc Common Stock.


      For information on the assumptions made, matters considered and limits of reviews by Ryan, Beck & Co., see, "THE MERGER -- Opinion of Financial Advisor." Shareholders are urged to read in their entirety the opinion of Ryan, Beck & Co. which is attached as Annex II to this Prospectus/Proxy Statement.

Regulatory Approvals

      Consummation of the Merger is subject to the prior receipt of approval by the OTS. An Application for approval was submitted to the OTS on June 27, 1997.

      There can be no assurance that the necessary approval will be obtained or as to the timing or conditions of such approval. See "THE MERGER-- Regulatory Approval."

Conditions to the Merger

      The obligations of NBN and Cushnoc to consummate the Merger are subject to, among other things, the following conditions: (i) the Merger Agreement shall have been approved by the requisite vote of the shareholders of Cushnoc; (ii) all necessary regulatory approvals pertaining to the Merger without restrictions or conditions which would materially impair the value of Cushnoc to NBN shall have been received; (iii) no court or governmental or regulatory authority shall have taken any action which prohibits, restricts, or makes illegal the Merger; (iv) the Registration Statement shall be effective; (v) the shares of NBN Common Stock to be issued in connection the Merger shall have been approved for quotation on the American Stock Exchange; (vi) the independent certified public accountants of each of NBN and Cushnoc shall have issued letters in connection with the consummation of the Merger to the effect that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; and (vii) opinions of their respective counsel with respect to certain income tax considerations under the Internal Revenue Code of 1986, as amended (the "Code"), shall have been received by each of NBN and Cushnoc. In addition, the obligation of each of NBN and Cushnoc to consummate the Merger is subject to the accuracy of the other party's representations and warranties as of certain dates, the performance by the other party of its obligations under the Merger Agreement in all material respects and the other party's delivery of an officer's certificate and legal opinions covering certain matters. NBN and the Bank's obligation to consummate the Merger is further subject to no more than 10% of Cushnoc's shares exercising Dissenters' Rights. See "THE MERGER -- Conditions to the Merger."

      Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by written agreement of the parties, except that no waiver or amendment occurring after approval of the Merger Agreement by the shareholders of NBN or Cushnoc shall change the amount or form of the consideration which Cushnoc's shareholders are entitled to receive in the Merger. If the Merger is not consummated on or before December 31, 1997, NBN and Cushnoc may terminate the Merger Agreement.

Effective Time of the Merger

      The Merger shall become effective upon the filing of (i) Articles of Merger with the Secretary of State of the State of Maine and (ii) Articles of Combination with the OTS, unless a different date and time is specified as the effective time in such filings. The effective time of the Merger (the "Effective Time") shall be set forth in such Articles of Merger, which will be filed only after the receipt of all requisite regulatory approvals of the Merger, approval of the Merger Agreement by the requisite votes of the shareholders of NBN and Cushnoc and the satisfaction or waiver of all other conditions to the Merger and the Bank Merger set forth in the Merger Agreement. In addition, the Merger Agreement may be terminated, either before or after approval by the shareholders of NBN or Cushnoc under certain circumstances. See "THE MERGER -- Effective Time of the Merger, Termination and Amendment."

Price-based Termination; Possible Adjustment of Exchange Ratio

      The Merger Agreement provides that Cushnoc may terminate the Merger Agreement before the Merger takes place if the market price of NBN Common Stock has fallen below $11.50 per share, unless NBN agrees to adjust the exchange ratio. See "THE MERGER -- Termination and Amendment."

Certain Federal Income Tax Consequences

      Cushnoc has received an opinion from Breyer & Aguggia to the effect that, assuming the Merger is consummated, a Cushnoc shareholder who receives NBN Common Stock in exchange for shares of Cushnoc Common Stock upon consummation of the Merger will recognize no gain or loss as a result of the Merger, the income tax basis of the NBN Common Stock received will equal the income tax basis of the Cushnoc Common Stock surrendered and, provided that the surrendered Cushnoc Common Stock was held as a capital asset on the date of the Merger, the holding period of the NBN Common Stock received will include the holding period of the Cushnoc Common Stock surrendered. Consummation of the Merger is also conditioned upon the delivery of opinions of counsel to Cushnoc and to NBN dated as of the closing date of the Merger confirming the foregoing effects and that the Merger qualifies as a tax free reorganization under section 368(A) of the Code. See "THE MERGER -- Certain Federal Income Tax Consequences."

      Each shareholder is urged to consult his or her own tax advisor concerning the federal and any applicable foreign, state and local income tax and other tax consequences of the Merger.

Accounting Treatment of the Merger

      It is intended that the Merger qualify as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligations of NBN and Cushnoc to consummate the Merger that their respective independent public accountants issue a letter dated as of the closing date of the Merger to the effect that the Merger qualifies as a pooling of interests under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment of the Merger."

Interest of Certain Persons in the Merger

      Pursuant to the Merger Agreement, NBN has agreed to select one member of the Cushnoc Board of Directors to be elected as a director of NBN, and to nominate that person for reelection as a director of NBN at the first annual meeting of shareholders of NBN following the Effective Time. NBN has also agreed to continue rights to indemnification and liability insurance for directors and officers of Cushnoc for specified periods of time. Other than as set forth above, no director or executive officer of Cushnoc has any direct or indirect material interest in the Merger, except insofar as ownership of Cushnoc Common Stock might be deemed such an interest. See "THE MERGER -- Interests of Certain Persons in the Merger."

Description of NBN Common Stock

      Subject to the rights of any class of preferred stock of NBN if and when outstanding, the holders of NBN Common Stock possess exclusive voting rights in NBN, are entitled to such dividends as may be declared from time to time by the Board of Directors of NBN and would be entitled to receive all assets of NBN available for distribution in the event of any liquidation, dissolution or winding up of NBN. Holders of NBN Common Stock do not have any preemptive rights with respect to any shares which may be issued by NBN in the future. Upon receipt by NBN of certificates evidencing the shares of Cushnoc Common Stock surrendered in exchange for NBN Common Stock pursuant to the Merger, each share of NBN Common Stock offered hereby will be fully paid and non-assessable. See "DESCRIPTION OF NBN CAPITAL STOCK."

Differences in Shareholders Rights

      NBN and Cushnoc are both Maine corporations subject to the provisions of the Maine Business Corporation Act ("MBCA"). Upon consummation of the Merger, shareholders of Cushnoc will become shareholders of NBN and their rights will be governed by NBN's Articles of Incorporation and Bylaws and the MBCA. The rights of shareholders of NBN differ in certain respects from the rights of shareholders of Cushnoc. See "COMPARISON OF RIGHTS OF SHAREHOLDERS."

Resale of NBN Common Stock

      The shares of NBN Common Stock to be issued in connection with the Merger will be freely tradable by holders of such shares, except for those shares held by persons who may be deemed to be "affiliates" of NBN and Cushnoc under applicable federal securities laws. In addition, "affiliates" of NBN and Cushnoc will be subject to certain restrictions on resale of NBN Common Stock in order to ensure that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE MERGER -- Resale of Common Stock."

Dissenters' Rights

      Section 352 of Title 9-B provides that holders of Cushnoc Common Stock who vote against the Merger Agreement will be entitled to receive the value of their shares in cash if and when the Merger becomes effective, upon written demand made to the Bank at any time within 30 days after the effective date of the Merger, accompanied by surrender of their Cushnoc share certificates. The value of such shares shall be determined as of the date of the Special Meeting by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the Board of Directors of the Bank and the third by the two appraisers so chosen. The valuation agreed upon by any two appraisers shall govern. The value so determined may be more, less or the same as the consideration to be provided pursuant to the Merger Agreement. The written notice required to be delivered to the Bank by a dissenting shareholder is in addition to and separate from any proxy or vote against the Merger. Further procedures which must be followed in connection with the exercise of dissenters' rights by dissenting shareholders as described herein under "THE MERGER -- Dissenters' Rights" and in 9-B M.R.S.A. [SECTION] 352(5), a copy of which is attached as Annex III to this Prospectus/Proxy Statement. Failure to take any step in connection with the exercise of such rights may result in termination or waiver thereof.


                    MARKET FOR COMMON STOCK AND DIVIDENDS


      The NBN Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "NBN". As of August 27, 1997, there were 1,292,080 shares outstanding of NBN Common Stock which were held by approximately 400 shareholders of record.


      Cushnoc Common Stock is not traded on any exchange and there is no market for its shares. Trades are generally undertaken in private transactions and Cushnoc is not aware of the price of its shares in such transactions. Cushnoc has not paid dividends on shares of the Cushnoc Common Stock. As of the Record Date, there were 90,000 shares outstanding, held by approximately 187 shareholders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table sets forth during the periods indicated the high and low prices of the NBN Common Stock. NBN Common Stock was traded and reported on the Nasdaq Stock Market until April 3, 1997 and thereafter on the American Stock Exchange.


                               NBN
                  -----------------------------
                   Market Price       Dividends
                  ---------------     ---------
                  High      Low
                  ----      ---

1996-1997

July 1-Sep. 30    13.50     12.50       .08
Oct. 1-Dec. 31    14.00     13.00       .08
Jan. 1-Mar. 31    14.25     13.25       .08
Apr. 1-Jun. 30    14.75     13.75       .08

1995-1996

Jul. 1-Sep. 30    11.38*    10.75*      .04*
Oct. 1-Dec. 31    12.00*    10.75*      .04*
Jan. 1-Mar. 31    13.25     11.00       .08
Apr. 1-Jun. 30    13.25     12.50       .08

1994-1995

Jul. 1-Sep. 30    11.75*    10.75*      .04*
Oct. 1-Dec. 31    11.00*    10.50*      .04*
Jan. 1-Mar. 31    11.50*    10.50*      .04*
Apr. 1-Jun. 30    11.25*    10.75*      .04*

<F*>   Adjusted to reflect 100% stock dividend paid on 12/15/95.

      Set forth below is information regarding the price of NBN Common Stock and Cushnoc Common Stock on May 8, 1997, the last trading day preceding public announcement of the Merger Agreement following the close of business on that date.

               Historical Market          Equivalent Market
Date            Value per Share     Value per Share of Cushnoc (1)
----           -----------------    --------------------------
                NBN      Cushnoc
                ---      -------

May 8, 1997    14 1/8      N/A                  $29.51


<F1>  Equivalent market value per share of Cushnoc Common Stock represents the historical market value per share of NBN Common Stock multiplied by the Exchange Ratio.

      Shareholders are advised to obtain current market quotations for the NBN Common Stock. Because the consideration to be provided to shareholders of Cushnoc in connection with the Merger is based on a fixed number of shares of NBN Common Stock, shareholders of Cushnoc are not assured of receiving a specific market value of NBN Common Stock (and thus a specific market value of their shares of Cushnoc Common Stock) at the Effective Time. The market price of the NBN Common Stock at the Effective Time may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Prospectus/Proxy Statement or at the time of the Special Meeting.


                         COMPARATIVE PER SHARE DATA

      The following table sets forth certain unaudited historical per share, pro forma combined per share and pro forma equivalent per share information with respect to the NBN Common Stock and the Cushnoc Common Stock at the dates and for the periods indicated, giving effect to the Merger and a 2.089 Exchange Ratio using the pooling of interest method of accounting.

      Pro forma financial information with respect to the Merger assumes that the Merger was consummated as of the beginning of each of the periods indicated. See "THE MERGER -- Accounting Treatment of the Merger."

      The selected per share data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of NBN and Cushnoc, including the related notes, included elsewhere herein and incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The data set forth below is not necessarily indicative of the results of the future operations of NBN upon consummation of the Merger or the actual results that would have been achieved had the Merger been consummated prior to the periods indicated.

      NBN expects to achieve certain operating cost savings through the consolidation of certain back office and support functions and through the elimination of redundant costs. NBN expects that operating cost savings will be achieved in various amounts at various times and not ratably over or at the beginning of any specific period. Accordingly, there can be no certainty of the amount or timing of any operating cost savings which may be realized. The pro forma financial information does not reflect any of these anticipated operating cost savings.

                                              NBN Common Stock        Cushnoc Common Stock
                                           ----------------------    -----------------------
                                                        Pro Forma                 Pro Forma
                                           Historical   Combined     Historical   Equivalent
                                           ----------   ---------    ----------   ----------

Book value per share (1):
  March 31, 1997                             $13.49      $13.24        $24.16       $27.66
  June 30, 1996                               13.13       12.95         24.59        27.05
Cash dividends paid per share (3):
  Nine months ended March 31, 1997              .24         .24             -          .50
  Year ended June 30, 1996                      .32         .32             -          .67
  Year ended June 30, 1995                      .32         .32             -          .67
  Year ended June 30, 1994                      .32         .32             -          .67
Net income (loss) per common share (2):
  Nine months ended:
    March 31, 1997:
      Primary                                   .80         .68          (.43)        1.42
      Fully diluted                             .74         .64          (.43)        1.34
  Year ended:
    June 30, 1996:
      Primary                                   .83         .79          1.09         1.65
      Fully diluted                             .79         .76          1.09         1.59
    June 30, 1995:
      Primary                                  1.10        1.05          1.55         2.19
      Fully diluted                            1.02         .99          1.55         2.07
    June 30, 1994:
      Primary                                  1.13         .99           .65         2.07
      Fully diluted                            1.08         .96           .65         2.01


<F1>  The pro forma combined book values per share of NBN Common Stock are based upon the historical total shareholders' equity for NBN and Cushnoc, divided by pro forma common shares of the combined entity assuming conversion of the Cushnoc Common Stock at the 2.089 Exchange
      Ratio.  The pro forma equivalent book values per share of Cushnoc
      Common Stock represent the pro forma combined amounts multiplied by the 2.089 Exchange Ratio. At June 30, 1996, common stockholders' equity of Cushnoc was $2,212,762 and the weighted average common shares outstanding was 90,000 shares.
<F2>  The pro forma combined net income (loss) per share is based upon the combined historical net income (loss) of NBN and Cushnoc, reduced by preferred stock dividends, divided by the average pro forma common shares of the combined entity assuming conversion of the Cushnoc
      Common Stock at the 2.089 Exchange Ratio. The pro forma equivalent net income (loss) per share of Cushnoc Common Stock represents the pro forma combined net income (loss) multiplied by the 2.089 Exchange
      Ratio.  For purposes of this presentation Cushnoc's historical income
      (loss) has been restated from a calendar year end basis to a fiscal year end June 30, basis to conform to NBN's fiscal year. Cushnoc's net income (loss) as restated on a June 30 fiscal year end basis was ($38,738), $98,179, $139,733, and $58,870 at March 31, 1997, June 30,
      1996, June 30, 1995 and June 30, 1994, respectively. Weighted average common shares outstanding for all periods presented was 90,000 shares.


<F3>  Proforma equivalent cash dividends represent historical cash dividends of NBN multiplied by the 2.089 Exchange Ratio.


            SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF NBN


      The following table sets forth selected consolidated financial and other data of NBN at the dates and for the periods indicated. The selected consolidated financial and other data set forth below has been derived from consolidated financial statements of NBN and should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of NBN, including the related notes incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."




                                                        Nine Months Ended                  Years Ended June 30,
                                                       ---------------------    ----------------------------------------------
                                                       March 31,   March 31,
                                                         1997        1996       1996      1995      1994      1993      1992
                                                       -----------------------------------------------------------------------
                                                                                (Dollars in thousands)

Interest income                                         $14,732     $13,584    $17,994   $16,923   $14,036   $14,359   $13,987
Interest expense                                          7,668       6,873      9,128     8,053     6,479     7,155     8,208
                                                        ----------------------------------------------------------------------
Net Interest income                                       7,064       6,711      8,866     8,870     7,557     7,204     5,779
Provision for loan losses                                   434         456        603       641     1,021       852       733
Other operating income (1)                                1,340       1,372      1,818     1,697     2,111     1,342       694
Net Securities gains                                        200         249        279       419       347       108       183
Other operating expenses (2)                              6,317       6,032      8,355     7,988     7,011     5,734     4,192
Writedowns on equity and debt securities                     --          --         93         0        84        61        11
                                                        ----------------------------------------------------------------------
Income before income taxes                                1,853       1,844      1,912     2,358     1,899     2,008     1,720
Income tax expense                                          691         677        719       869       698       786       655
Cumulative effect of change in accounting principle          --          --         --        --       260        --        --
                                                        ----------------------------------------------------------------------
Net income                                              $ 1,162     $ 1,167    $ 1,193   $ 1,489   $ 1,461   $ 1,222   $ 1,065
                                                        ======================================================================
Primary earnings per share (3)                          $  0.80     $  0.83    $  0.83   $  1.10   $  1.13   $  1.07   $  0.91
Fully diluted earnings per share (3)                    $  0.74     $  0.76    $  0.79   $  1.02   $  1.08   $  1.07   $  0.91
                                                        ======================================================================
Cash dividends per common share                         $  0.24     $  0.24    $  0.32   $  0.32   $  0.32   $  0.32   $  0.32
                                                        ======================================================================
Common dividend payout ratio                             32.43%      31.58%     40.51%    15.69%    14.81%    15.02%    17.58%
                                                        ======================================================================




                                      At March 31,                            At June 30,
                                  ---------------------   ----------------------------------------------------
                                    1997        1996        1996       1995       1994       1993       1992
                                  ----------------------------------------------------------------------------
                                                             (Dollars in thousands)

Total assets                      $247,525    $218,188    $222,290   $207,509   $190,600   $178,914   $164,165
Total loans                        197,879     167,723     169,851    170,140    158,461    150,756    141,431
Total deposits                     154,672     146,618     145,195    147,120    124,306    122,497    121,517
Total borrowings                    67,076      44,727      53,625     37,710     48,420     40,500     29,079
Total stockholders' equity          19,197      18,509      18,151     17,275     15,756     14,067     12,840
Return on assets
 (net income/average assets)         0.66%       0.74%       0.56%      0.73%      0.80%      0.72%      0.69%
Return on equity
 (net income/average net worth       8.28%       8.51%       6.52%      9.08%      9.72%      9.01%      8.49%
Average equity/average assets        7.97%       8.69%       8.62%      8.02%      8.23%      7.85%      8.30%
--------------------------------------------------------------------------------------------------------------



<F1>  Includes fees for services to customers and gains on sale of loans.
<F2>  Includes salaries, employee benefits and occupancy.
<F3>  Per share data for the years prior to 1996 have been retroactively restated as a result of the stock split in December 1995.

                     SELECTED FINANCIAL DATA OF CUSHNOC


                        As of and for the Years Ended
                December 31, 1996, 1995, 1994, 1993 and 1992
               and the Quarters Ended March 31, 1997 and 1996

(Dollars in thousands, except per share data)



                                   Quarter Ended
                                     March 31,                   Year Ended December 31,
                                 -----------------   -----------------------------------------------
                                  1997      1996      1996      1995      1994      1993      1992
                                  ----      ----      ----      ----      ----      ----      ----


Interest income                  $   453   $   494   $ 1,978   $ 2,178   $ 1,815   $ 1,517   $ 1,514
Interest expense                     187       237       866       941       673       622       688
                                 -------------------------------------------------------------------

Net Interest income                  266       257     1,112     1,237     1,142       895       826
Provision for loan losses              9         9        36        50        30        48        88
                                 -------------------------------------------------------------------

Net interest income after
 provision for loan losses           257       248     1,076     1,187     1,112       847       738
Non interest income                   22        19        86        89        68        94        86
Non interest expense                 311       271     1,152     1,098     1,086       991       730
                                 -------------------------------------------------------------------

Income (loss) before
 income taxes and change
 in accounting principle             (32)       (4)       10       178        94       (50)       94
Provision (Benefit) for
 income taxes                         (2)        2         5        24         2         4        21
Change in accounting
 principle                             -         -        -          -         -        43         -
Extraordinary item                     -         -        -          -         -         -        19
                                 -------------------------------------------------------------------

Net Income (loss)                $   (30)  $    (6)  $     5   $   154   $    92   $   (11)  $    92
                                 ===================================================================

Earnings (Loss) per common
 share                           $ (0.33)  $ (0.70)  $  0.05   $  1.71   $  1.03   $ (0.12)  $  1.03
                                 ===================================================================


Total assets                     $20,939   $23,353   $20,820   $25,000   $21,498   $20,603   $16,784
Investment securities              1,921     2,089     1,926     2,240     1,737     1,471     1,457
Loans, net                        16,779    17,220    16,653    16,937    17,944    15,749    13,828
Deposits                          17,600    20,529    17,999    22,092    18,445    17,720    14,068
Borrowed funds                     1,064       530       483       545       603       647         -
Stockholders' equity               2,174     2,193     2,204     2,199     2,045     1,953     1,964

Allowance for loan losses            216       221       211       212       259       252       244

Return on assets
 (net income/average assets)      -0.58%    -0.10%     0.02%     0.66%     0.43%    -0.06%     0.56%
Return on equity
 (net income/average equity)      -5.51%    -1.11%     0.23%     7.29%     4.64%    -0.63%     4.80%
Average equity/average assets     10.53%     9.29%     9.79%     9.04%     9.23%     9.23%    11.66%
Cash dividends                     none      none      none      none      none      none      none


                              RECENT DEVELOPMENTS

NBN.

      Presented below is the unaudited summary consolidated statements of financial condition of NBN as of June 30, 1997 with June 30, 1996 comparative data, and the unaudited summary consolidated statements of income, changes in stockholders' equity and cash flows of NBN for the year ended June 30, 1997 with comparative data for the years ended June 30, 1996 and 1995, accompanied by an analysis of changes in financial condition and results of operations as of and for the periods then ended.

                        NORTHEAST BANCORP AND SUBSIDIARY
             SUMMARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             June 30, 1997 and 1996


                                     ASSETS


                                                                  (Unaudited)
                                                                     1997              1996
                                                                 -------------     -------------

Cash and due from banks                                          $   5,152,222     $   3,386,263
Interest bearing deposits                                              443,021           650,430
Federal Home Loan Bank overnight deposits                           10,066,000         7,529,435
                                                                 -------------------------------
                                                                    15,661,243        11,566,128

Trading account securities, at market value                             25,000           197,621
Available for sale securities, at market value                      27,096,931        29,650,319
Loans held for sale                                                    240,000           448,475

Loans receivable                                                   206,356,137       169,850,924
Less allowance for loan losses                                       2,517,000         2,549,000
                                                                 -------------------------------
      Net loans                                                    203,839,137       167,301,924

Premises and equipment - net                                         3,960,703         3,576,386
Other real estate owned - net                                          492,411           513,831
Federal Home Loan Bank stock, at cost                                3,949,700         2,656,200
Goodwill, net of accumulated amortization of $1,236,433 in
 1997 and $940,059 in 1996                                           2,220,289         2,557,913
Other assets                                                         4,314,292         3,820,818
                                                                 -------------------------------

                                                                 $ 261,799,706     $ 222,289,615
                                                                 ===============================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                  (Unaudited)
                                                                     1997              1996
                                                                 -------------     -------------

Liabilities:
  Deposits                                                       $ 154,410,687     $ 145,195,369
  FHLB borrowings                                                   78,993,361        52,123,000
  Notes payable                                                      1,298,611         1,502,192
  Securities sold under repurchase agreements                        5,098,622         3,762,966
  Other liabilities                                                  2,097,812         1,554,846
                                                                 -------------------------------
      Total liabilities                                            241,899,093       204,138,373




Stockholders' equity:
  Series A cumulative convertible preferred stock; $1 par
   value, 1,000,000 shares authorized; 45,454 shares
   issued and outstanding                                              999,988           999,988
  Series B cumulative convertible preferred stock; $1 par
   value, 1,000,000 shares authorized; 71,428 shares
   issued and outstanding                                              999,992           999,992
  Common stock, $1 par value, 3,000,000 shares authorized;
   1,274,969 and 1,234,010 shares issued at June 30, 1997
   and 1996, respectively; 1,274,969 and 1,229,910 shares
   outstanding in 1997 and 1996, respectively                        1,274,969         1,234,010
  Additional paid-in capital                                         5,639,507         5,455,852
  Retained earnings                                                 11,320,332        10,351,031
  Net unrealized losses on available for sale securities              (334,175)         (837,354)
  Treasury stock at cost, 4,100 shares at June 30, 1996                      -           (52,277)
                                                                 -------------------------------

      Total stockholders' equity                                    19,900,613        18,151,242
                                                                 -------------------------------

                                                                 $ 261,799,706     $ 222,289,615
                                                                 ===============================


             See accompanying notes.

                        NORTHEAST BANCORP AND SUBSIDIARY
                   SUMMARY CONSOLIDATED STATEMENTS OF INCOME

                   Years Ended June 30, 1997, 1996, and 1995


                                                                   (Unaudited)
                                                                      1997             1996             1995
                                                                  ------------     ------------     ------------



Interest and dividend income:
  Interest on loans                                               $ 17,225,937     $ 16,010,685     $ 15,085,138
  Interest on Federal Home Loan Bank overnight deposits                391,059          567,915          393,497
  Interest and dividends on securities                                 135,307           89,684          135,850
  Interest on mortgage backed securities                             2,029,224        1,149,407        1,088,420
  Dividends on Federal Home Loan Bank stock                            219,916          148,762          189,980
  Other interest income                                                 27,697           28,409           30,040
                                                                  ----------------------------------------------

      Total interest income                                         20,029,140       17,994,862       16,922,925

Interest expense:
  Deposits                                                           6,354,803        6,426,172        5,443,103
  Repurchase agreements                                                199,453          166,210           84,921
  Borrowed funds                                                     3,945,840        2,536,022        2,524,896
                                                                  ----------------------------------------------

      Total interest expense                                        10,500,096        9,128,404        8,052,920
                                                                  ----------------------------------------------

      Net interest income before provision for loan losses           9,529,044        8,866,458        8,870,005

Provision for loan losses                                              578,427          602,860          640,634
                                                                  ----------------------------------------------

      Net interest income after provision for loan losses            8,950,617        8,263,598        8,229,371

Noninterest income:
  Service charges                                                      775,874          737,229          679,495
  Net securities gains                                                 171,080          231,344           49,045
  Gain on trading securities                                            88,350           47,551          370,268
  Gain on sales of loans                                               201,418          251,597          160,982
  Loan servicing fees                                                  275,496          302,261          306,220
  Other income                                                         499,638          527,209          550,432
                                                                  ----------------------------------------------
      Total noninterest income                                       2,011,856        2,097,191        2,116,442

                        NORTHEAST BANCORP AND SUBSIDIARY

                   SUMMARY CONSOLIDATED STATEMENTS OF INCOME
                                  (CONTINUED)

                   Years Ended June 30, 1997, 1996, and 1995


                                                                   (Unaudited)
                                                                      1997             1996             1995
                                                                  ------------     ------------     ------------



Noninterest expense:
  Salaries and employee benefits                                  $  4,033,378     $  4,153,160     $  3,977,800
  Occupancy expense                                                    636,818          611,007          510,360
  Equipment expense                                                    793,550          761,545          691,588
  FDIC insurance expense                                               387,275          138,442          307,173
  Other                                                              2,696,752        2,784,603        2,500,956
                                                                  ----------------------------------------------

      Total noninterest expense                                      8,547,773        8,448,757        7,987,877
                                                                  ----------------------------------------------

Income before income taxes                                           2,414,700        1,912,032        2,357,936

Income tax expense                                                     907,597          718,612          868,555
                                                                  ----------------------------------------------

      Net income                                                  $  1,507,103     $  1,193,420     $  1,489,381
                                                                  ==============================================


Net income per common share:
  Primary earnings per share                                              1.03              .83             1.10
  Fully diluted earnings per share                                         .96              .79             1.02


             See accompanying notes.

                        NORTHEAST BANCORP AND SUBSIDIARY

                 SUMMARY CONSOLIDATED STATEMENTS OF CHANGES IN

                              STOCKHOLDERS' EQUITY


              Years Ended June 30, 1997 (unaudited), 1996 and 1995


                                                                                                      Net Unrealized
                                                                  Additional                             Losses on
                                     Preferred Stock    Common     Paid-in    Treasury    Retained     Available for
                                     Series A and B     Stock      Capital      Stock     Earnings    Sale Securities     Total
                                     ---------------  ----------  ----------  ---------  -----------  ---------------  -----------

Balance at June 30, 1994               $1,999,980     $  547,400  $4,640,968  $      -   $ 9,006,038    $ (438,023)    $15,756,363

 Net income                                     -              -           -         -     1,489,381             -       1,489,381
 Decrease in net unrealized losses
  on available for sale securities              -              -           -         -             -       342,516         342,516
 Issuance of common stock                       -            102       2,091         -             -             -           2,193

 Dividends on preferred stock                   -              -           -         -      (140,000)            -        (140,000)
 Dividends on common stock at $.32
  per share                                     -              -           -         -      (175,175)            -        (175,175)
                                       -------------------------------------------------------------------------------------------

Balance at June 30, 1995                1,999,980        547,502   4,643,059         -    10,180,244       (95,507)     17,275,278

 Net income                                     -              -           -         -     1,193,420             -       1,193,420
 Common stock - warrants exercised              -         50,000     650,000         -             -             -         700,000
 Stock split in the form of a dividend          -        597,743           -         -      (597,743)            -               -
 Increase in net unrealized losses
  on available for sale securities              -              -           -         -             -      (741,847)       (741,847)
 Treasury stock purchased                       -              -           -   (52,277)            -             -         (52,277)
 Issuance of common stock                       -            765      10,793         -             -             -          11,558
 Stock options exercised                        -         38,000     152,000         -             -             -         190,000
 Dividends on preferred stock                   -              -           -         -      (139,999)            -        (139,999)
 Dividends on common stock at $.32
  per share                                     -              -           -         -      (284,891)            -        (284,891)
                                       -------------------------------------------------------------------------------------------

Balance at June 30, 1996                1,999,980      1,234,010   5,455,852   (52,277)   10,351,031      (837,354)     18,151,242

 Net income                                     -              -           -         -     1,507,103             -       1,507,103
 Issuance of common stock through
  exercise of stock options and
  purchase of treasury stock                    -         20,000      83,450   (28,420)            -             -          75,030
 Exercise of stock warrants                     -         19,940      88,005    67,055             -             -         175,000
 Decrease in net unrealized losses
  on available for sale securities              -              -           -         -             -       503,179         503,179
 Treasury stock issued - employee
  stock bonus                                   -              -        (268)   13,642             -             -          13,374
 Issuance of common stock                       -          1,019      12,468         -             -             -          13,487
 Dividends on preferred stock                   -              -           -         -      (139,997)            -        (139,997)
 Dividends on common stock at $.32
  per share                                     -              -           -         -      (397,805)            -        (397,805)
                                       -------------------------------------------------------------------------------------------

Balance at June 30, 1997 (unaudited)   $1,999,980     $1,274,969  $5,639,507  $      -   $11,320,332     $(334,175)    $19,900,613
                                       ===========================================================================================


             See accompanying notes.

                        NORTHEAST BANCORP AND SUBSIDIARY

                 SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Years Ended June 30, 1997, 1996 and 1995




                                                                            (Unaudited)
                                                                                1997             1996             1995
                                                                            ------------     ------------     ------------

Cash flows from operating activities:
  Net income                                                                $  1,507,103     $  1,193,420     $  1,489,381
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses                                                    578,427          602,860          640,634
    Provision for losses on real estate owned                                    139,000           94,711          107,173
    Deferred income tax expense (benefit)                                        (72,290)          19,236          122,143
    Depreciation and amortization                                                893,947          984,145          841,702
    Net gain on sale of available for sale securities                           (171,080)        (231,344)         (49,045)
    Net gain on sale of loans                                                   (201,418)        (251,597)        (160,982)
    Originations of loans held for sale                                       (2,178,115)     (11,585,640)      (4,273,878)
    Proceeds from sale of loans held for sale                                  2,430,823       11,781,652        4,325,745
    Net change in trading account securities                                     172,621         (196,246)         171,696
    Other                                                                        (85,168)         (52,921)         (26,174)
    Change in other assets and liabilities:
      Increase in interest receivable                                           (127,866)        (213,557)        (291,215)
      Increase in other assets and liabilities                                   (54,046)         (39,262)        (326,872)
                                                                            ----------------------------------------------

      Net cash provided by operating activities                                2,831,938        2,105,457        2,570,308

Cash flows from investing activities:
  Proceeds from the sale and maturities of securities                         14,764,421       17,709,861       14,160,783
  Purchase of available for sale securities                                  (11,277,560)     (38,104,596)      (1,265,840)
  Purchase of held to maturity securities                                              -                -      (12,399,309)
  Purchases of loans                                                         (25,425,642)               -                -
  Net increase in loans                                                      (11,933,101)        (142,079)     (11,905,988)
  Additions to premises and equipment                                         (1,028,625)        (398,937)        (936,647)
  Proceeds from sale of investment in real estate                                      -           24,251          238,189
  Purchase of investment in real estate and improvements                          (6,156)         (40,068)         (13,397)
  Proceeds from sale of other real estate owned                                  519,871          585,798          581,880
  (Purchase) sale of Federal Home Loan Bank stock                             (1,293,500)        (506,200)         195,000
  Cash received from acquisition of bank branches                                      -                -       25,547,199
                                                                            ----------------------------------------------

      Net cash (used) provided by investing activities                       (35,680,292)     (20,871,970)      14,201,870

                        NORTHEAST BANCORP AND SUBSIDIARY

                 SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                    Years Ended June 30, 1997, 1996 and 1995




                                                                            (Unaudited)
                                                                                1997             1996             1995
                                                                            ------------     ------------     ------------

Cash flows from financing activities:
  Net increase (decrease) in deposits                                       $  9,215,318     $ (1,924,501)    $ (4,930,902)
  Net increase in repurchase agreements                                        1,335,656        1,177,579        2,585,387
  Dividends paid                                                                (537,802)        (424,890)        (315,175)
  Issuance of common stock                                                       263,517          849,281            2,193
  Net borrowings (payments) from (to) Federal Home Loan Bank                  26,870,361       16,423,000      (10,200,000)
  Principal payments on notes payable                                           (203,581)        (507,899)        (510,115)
                                                                            ----------------------------------------------

      Net cash provided (used) by financing activities                        36,943,469       15,592,570      (13,368,612)
                                                                            ----------------------------------------------

Net increase (decrease) in cash and cash equivalents                           4,095,115       (3,173,943)       3,403,566

Cash and cash equivalents, beginning of year                                  11,566,128       14,740,071       11,336,505
                                                                            ----------------------------------------------

Cash and cash equivalents, end of year                                      $ 15,661,243     $ 11,566,128     $ 14,740,071
                                                                            ==============================================

Supplemental schedule of cash flow information:
  Interest paid                                                             $ 10,356,006     $  9,103,639     $  7,997,123
  Income taxes paid                                                              620,000          913,000          794,000

Supplemental schedule of noncash investing and financing activities:
  Net transfer from loans to other real estate owned                        $    538,019     $    129,986     $     45,036
  Transfer of securities into available for sale securities, at fair
   value                                                                               -                -       18,821,933
  Transfer of securities out of held to maturity securities, at
   amortized cost                                                                      -                -      (18,774,672)
  Net change in valuation for unrealized losses on available for sale
   securities                                                                    503,179          741,847         (295,255)
  Net change in deferred taxes for unrealized losses on available for
   sale securities                                                               259,214          382,164         (176,446)


      In connection with the acquisition of bank branches in 1995, NBN assumed deposit liabilities.


             See accompanying notes.

                        NORTHEAST BANCORP AND SUBSIDIARY

               NOTES TO SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

                           June 30, 1997 (Unaudited)

1.    Basis of Presentation
      ---------------------

      The accompanying unaudited condensed and consolidated financial statements have been prepared in accordance with generally accepted accounting principles and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. For further information, please refer to the audited consolidated financial statements and notes thereto for the fiscal year ended June 30, 1996.

2.    Available for Sale Securities
      -----------------------------

      A summary of the cost and approximate fair values of available for sale securities at June 30, 1997 and 1996 follows:

                                                                      1997                          1996
                                                           ---------------------------   ---------------------------
                                                                             Fair                          Fair
                                                               Cost          Value           Cost          Value
                                                           ------------   ------------   ------------   ------------

Debt securities issued by the U.S. Treasury and other
 U.S. Government corporations and agencies                 $  1,498,913   $  1,455,788   $  1,497,111   $  1,424,690
Corporate bonds                                                 149,694        142,750        149,646        139,005
Equity securities                                               896,739        850,582        462,167        440,330
Mortgage-backed securities                                   25,057,910     24,647,811     28,810,113     27,646,294
                                                           ---------------------------------------------------------
                                                           $ 27,603,256   $ 27,096,931   $ 30,919,037   $ 29,650,319
                                                           =========================================================

      The gross unrealized gains and unrealized losses on available for sale securities are as follows:

                                                                      1997                        1996
                                                            ------------------------    -------------------------
                                                              Gross         Gross         Gross         Gross
                                                            Unrealized    Unrealized    Unrealized    Unrealized
                                                              Gains         Losses        Gains         Losses
                                                            ----------    ----------    ----------    -----------

Debt securities issued by the U. S. Treasury and other
 U. S. Government corporations and agencies                  $      -     $  43,125      $      -     $    72,421
Corporate bonds                                                     -         6,944             -          10,641
Equity securities                                              28,965        75,122         5,321          27,158
Mortgage-backed securities                                     37,503       447,602        17,664       1,181,483
                                                             ----------------------------------------------------

                                                             $ 66,468     $ 572,793      $ 22,985     $ 1,291,703
                                                             ====================================================

      At June 30, 1997, investment securities with a market value of approximately $9,161,000 were pledged as collateral to secure outstanding repurchase agreements.

      At June 30, 1997 and 1996, included in net unrealized losses on available for sale securities as a reduction to stockholders' equity are net unrealized losses of $506,325 and $1,268,718, respectively, net of the deferred tax effect of $172,150 and $431,364, respectively.

                        NORTHEAST BANCORP AND SUBSIDIARY

               NOTES TO SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

                           June 30, 1997 (Unaudited)
                                  (Continued)

3.    Loans Receivable

                                                               1997              1996
                                                           -------------     -------------

Loans receivable:
  Mortgage loans:
    Residential real estate                                $ 135,607,761     $ 111,901,516
    Construction loans                                         3,220,448         5,012,583
    Commercial real estate                                    37,567,609        27,123,743
                                                           -------------------------------
                                                             176,395,818       144,037,842
  Less:
    Undisbursed portion of construction loans                  1,076,936         2,243,814
    Net deferred loan origination fees                           151,609           289,340
                                                           -------------------------------
      Total mortgage loans                                   175,167,273       141,504,688

  Commercial loans                                            16,432,937        13,990,220
  Consumer and other loans                                    14,755,927        14,356,016
                                                           -------------------------------
                                                           $ 206,356,137     $ 169,850,924
                                                           ===============================


      Activity in the allowance for loan losses was as follows:

                                                                        Years Ended June 30,
                                                            -------------------------------------------
                                                               1997            1996            1995
                                                            -----------     -----------     -----------

Balance at beginning of year                                $ 2,549,000     $ 2,396,000     $ 2,463,000
  Provision charged to operating expenses                       578,427         602,860         640,634
  Loans charged off                                            (739,969)       (525,653)       (760,733)
  Recoveries on loans charged off                               129,542          75,793          53,099
                                                            -------------------------------------------
      Net loans charged off                                    (610,427)       (449,860)       (707,634)
                                                            -------------------------------------------

      Balance at end of year                                $ 2,517,000     $ 2,549,000     $ 2,396,000
                                                            ===========================================

Analysis of Financial Condition and Results of Operations

      NBN's assets totaled $261,799,706 as of June 30, 1997, an increase of $39,510,091 compared to June 30, 1996. Loan volume was enhanced during the 1997 fiscal year due to whole loan purchases on the secondary market. NBN has focused its business development efforts towards full service credit packages and financial services, as well as competitively priced mortgage packages.

      Cash and cash equivalents increased by $4,095,151 at June 30, 1997 compared to June 30, 1996. The increase in cash equivalents was primarily the result of the timing of cash items clearing through the Federal Reserve and increased liquidity requirements due to the growth of NBN during fiscal 1997.

      NBN's loan portfolio had a balance of $206,356,137 as of June 30, 1997, which represents an increase of $36,505,213 compared to June 30, 1996. From June 30, 1996 to June 30, 1997, the loan portfolio increased by $33,663,000 in real estate mortgage loans, $400,000 in consumer loans, and by $2,443,000 in commercial loans. During fiscal 1997, NBN purchased approximately $25,000,000 of residential whole loans on the secondary market. The loans purchased are loans originated and serviced by a local Maine bank. The loan portfolio contains elements of credit and interest rate risk. NBN primarily lends within its local market areas, which management believes helps it to better evaluate credit risk. NBN also maintains a well collateralized position in real estate mortgages.

      NBN's allowance for loan losses was $2,517,000 as of June 30, 1997 versus $2,549,000 as of June 30, 1996, representing 1.22% and 1.50% of total loans, respectively. NBN had non-performing loans totaling $2,424,000 and $2,603,000 at June 30, 1997 and 1996, which was 1.17% and 1.53% of total loans, respectively. Non-performing loans represented .93% and 1.17% of total assets at June 30, 1997 and 1996, respectively. NBN's allowance for loan losses was equal to 104% and 98% of the total non-performing loans at June 30, 1997 and 1996, respectively. At June 30, 1997, NBN had approximately $586,000 of loans classified substandard, exclusive of the non-performing loans stated above, that could potentially become non-performing due to delinquencies or marginal cash flows. As of June 30, 1997, the amount of such loans has decreased from the June 30, 1996 amount by $1,955,000. This decrease was primarily due to substandard loans being classified as non-performing or being liquidated through the sale of foreclosed assets. Management takes an aggressive posture in reviewing its loan portfolio to classify certain loans substandard. The following table represents NBN's current non-performing loans at June 30, 1997 and June 30, 1996.


            Description                           1997           1996
            -----------                        -----------    -----------

      1-4 Family Mortgages                     $   983,000    $ 1,092,000
      Commercial Mortgages                         913,000      1,154,000
      Commercial Installment                       492,000        283,000
      Consumer Installment                          36,000         74,000
                                               --------------------------

      Total non-performing                     $ 2,424,000    $ 2,603,000
                                               ==========================

      The following table reflects the annual trend of total delinquencies 30 days or more past due, including non-performing loans, for NBN as a percentage of total loans:

         6/30/94           6/30/95            6/30/96           6/30/97
          2.64%             2.60%              2.77%             1.60%

      The level of the allowance for loan losses as a percentage of total loans decreased and the level as a percentage of total non-performing loans increased at June 30, 1997 compared to June 30, 1996. Loans classified substandard decreased in the 1997 fiscal year, when compared to the 1996 fiscal year. Classified loans are also considered in management's analysis of the adequacy of the allowance for loan losses. Based on reviewing the credit risk and collateral of these classified loans, management has considered the risks of the classified portfolio and believes the allowance for loan losses is adequate. Net charge-offs for NBN were $610,427, $449,860, and $707,634, for the three years ended June 30, 1997, June 30, 1996, and June 30, 1995, respectively.

      At June 30, 1997, total impaired loans were $1,662,000, of which $844,457 had related allowances of $369,500. This compares to total impaired loans of $1,530,650, of which $1,063,720 had related allowances of $499,200, at June 30,1996. During the year ended June 30, 1997, the income recognized related to impaired loans was $50,690 and the average balance of outstanding impaired loans was $1,300,000. This compares to income recognized related to impaired loans of $82,128 and the average balance of impaired loans was $1,799,087 at June 30, 1996. NBN recognizes interest on impaired loans on a cash basis when the ability to collect the principal balance is not in doubt; otherwise, cash received is applied to the principal balance of the loan.

      At June 30, 1997, NBN's total investment portfolio was classified as available for sale. The amortized cost and market value of available for sale securities at June 30, 1997 was $27,603,257 and $27,096,931, respectively. The reduction in carrying value from the cost was primarily attributable to the difference between cost and market value of mortgage-backed securities, which was due to the change in current market prices from the price at the time of purchase. The net unrealized loss on mortgage-backed securities has decreased from $1,164,000 at June 30, 1996 to $410,000 at June 30, 1997 due to
improvements in interest rates. Substantially all of the mortgage-backed securities are high grade government backed securities. As in any long term earning asset in which the earning rate is fixed, the market value of mortgage-backed securities will fluctuate based on changes in market interest rates from the time of purchase. Since these mortgage-backed securities are backed by the U.S. Government, there is no risk of loss of principal. Management believes that the yields currently received on this portfolio are satisfactory and intends to hold these securities for the foreseeable future.

      Management reviews the portfolio of investments on an ongoing basis to determine if there has been an other-than-temporary decline in value. Some of the considerations management makes in the determination are market valuations of particular securities and economic analysis of the securities' sustainable market values based on the underlying companies' profitability. Based on management's assessment of the securities portfolio in fiscal 1997, 1996 and 1995, there have been other than temporary declines in values of individual equity securities in the amounts of $110,000, $93,819, and $-0-, respectively. Such securities have been written down to market value through an adjustment against current earnings.

      NBN increased its investment in FHLB stock by $1,293,500, compared to June 30, 1996, due to the increase in FHLB borrowings. The FHLB requires institutions to hold a certain level of FHLB stock based on advances outstanding.

      NBN continues to attract new local deposit relationships. NBN utilizes, as alternative sources of funds, brokered C.D.'s when national deposit interest rates are less than the interest rates on local market deposits as well as to supplement the growth in earning assets. Brokered C.D.'s carry the same risk as local deposit C.D.'s, in that both are interest rate sensitive with respect to NBN's ability to retain the funds. NBN also utilizes FHLB advances, as alternative sources of funds, when the interest rates of the advances are less than market deposit interest rates as well as to fund short-term liquidity demands.

      Total deposits were $154,410,687 and securities sold under repurchase agreements were $5,098,622 as of June 30, 1997. These amounts represent an increase of $9,215,318 and $1,335,656, respectively, compared to June 30, 1996. Brokered deposits represented $7,185,566 of total deposits at June 30, 1997, which increased by $1,538,428 compared to June 30, 1996's $5,647,138 balance.
Total borrowings from the FHLB were $78,993,361 as of June 30, 1997, for an increase of $28,870,361 compared to June 30, 1996. The increase in deposits, repurchase agreements and FHLB advances were utilized to fund the loan growth during fiscal 1997.

Capital Resources and Liquidity

      Liquidity is defined as the ability to meet unexpected deposit withdrawals and increased loan demand of a short-term nature with a minimum loss of principal. The Bank's primary sources of funds are its interest bearing deposits, cash and due from banks, deposits with the FHLB, certificates of deposit, loan payments and prepayments and other investments maturing in less than two years as well as securities available for sale. In addition, NBN has unused borrowing capacity from the FHLB through its advances program. NBN's current advance availability, subject to the satisfaction of certain conditions, is approximately $35,000,000 over and above the 1997 end-of-year advances reported. NBN's ability to access the principal sources of liquid funds listed above is immediate and adequate to support NBN's budgeted growth.

      NBN believes that it has adequate capital, as total equity represents 7.60% of total assets and that its capital position will support future growth and development without significant impairment of the financial stability of NBN.

      Total equity of NBN was $19,900,613 as of June 30, 1997 versus $18,151,242 at June 30, 1996. In March of 1997 Square Lake Holding Corporation exercised 25,000 warrants at an aggregate price of $175,000. These proceeds were utilized as general working capital. The exercise of these warrants contributed to the growth of NBN's total equity. Warrants outstanding were 108,764 as of June 30, 1997. NBN repurchased 4,100 treasury shares at a cost of $52,277 during fiscal 1996. These treasury shares were utilized for the employee stock bonus and options plans. The total equity to total assets ratio of NBN was 7.60% as of June 30, 1997 and 8.17% at June 30, 1996. The reduction in the equity to assets ratio from fiscal 1997 compared to fiscal 1996 was primarily due to NBN leveraging the Bank in the purchase of mortgage loans through the increased use of FHLB advances. Book value per common share was $14.02 as of June 30, 1997 versus $13.13 at June 30, 1996.

      At June 30, 1997 and 1996, NBN's subsidiary, the Bank, was in compliance with regulatory capital requirements as follows:

                                                          1997              1996
                                                      ------------      ------------

Tangible capital                                      $17,733,000       $15,386,000
  Percent of adjusted total assets                            6.8%              7.0%
  Excess over requirement                             $13,841,000       $12,950,000
Core capital                                          $17,733,000       $15,386,000
  Percent of adjusted total assets                            6.8%              7.0%
  Excess over requirement                             $ 9,948,000       $ 8,804,000
Leverage capital                                      $17,733,000       $15,386,000
  Percent of adjusted total assets                            6.8%              7.0%
  Excess over requirement                             $ 7,353,000       $ 6,610,000
Risk-based capital                                    $18,840,000       $16,349,000
  Percent of total risk-weighted assets                      11.9%             12.6%
  Excess over requirement                             $ 6,163,000       $ 5,987,000

Results Of Operations

      Net income for the year ended June 30, 1997 was $1,507,103 versus $1,193,420 for the year ended June 30, 1996 and $1,489,381 for the year ended June 30, 1995. Primary earnings per share was $1.03 and fully diluted earnings per share was $.96 for the period ended June 30, 1997. Primary and fully diluted earnings per share were $.83 and $.79, respectively, for the year ended June 30, 1996 and $1.10 and $1.02 for the year ended June 30, 1995.

      In September of 1996, Congress enacted comprehensive legislation amending the FDIC BIF-SAIF deposit insurance assessment on savings and loan institution deposits. The legislation imposed a one-time assessment on institutions holding SAIF insured deposits on March 31, 1995, in an amount necessary for the SAIF to reach its 1.25% Designated Reserve Ratio. Institutions with SAIF deposits were required to pay an assessment rate of 65.7 cents per $100 of domestic deposits held as of March 31, 1995. NBN held approximately $57,900,000 of SAIF deposits as of March 31, 1995. The net effect of the one time assessment was $296,860 and decreased NBN's primary earnings per share by $.15 and the fully diluted earnings per share by $.12 for the fiscal year ended June 30, 1997.

      NBN's overall return on assets ("ROA") was .58% for the year ended June 30, 1997, .55% for the year ended June 30, 1996, and .72% for the year ended June 30, 1995. Because of the increase in assets due primarily to the purchase of mortgage loans in the last two quarters of fiscal 1997 and the SAIF assessment, NBN's ROA increased marginally compared to fiscal 1996.

      NBN experienced a reduction in net income in fiscal year 1996, when compared to fiscal 1995, primarily due to the expenses attributed to the merger and name change of the subsidiary banks, the costs associated with the acquisition of the Key Bank branches, and the general growth in infrastructure expenses of NBN. These expenses are discussed below.

      NBN's net interest income for the years ended June 30, 1997, June 30, 1996 and June 30, 1995 was $9,529,044, $8,866,458 and $8,870,005, respectively.
Net interest income for fiscal 1997 increased $662,586, or 7.47%, compared to the amount at June 30, 1996. Total interest and dividend income increased $2,034,278 for the year ended June 30, 1997 compared to the year ended June 30, 1996, resulting from the following items: (I) interest income on loans increased by $1,215,252 resulting from an increase of $1,576,666 due to an increase in the volume of loans, which was offset by the decrease of $361,414 due to decreased interest rates on loans, (II) interest and dividend income on investment securities increased by $996,594 resulting from a $986,222 increase due to increased volume and an increase of $10,372 due to increased interest rates on investments, and (III) interest income on short term liquid funds decreased by $177,568 resulting from a $149,079 decrease due to decreased volume and a decrease of $28,489 due to decreased interest rates on deposits at the FHLB and other institutions.

      The increase in total interest expense of $1,371,692 for fiscal 1997 compared to 1996 resulted from the following items: (I) interest expense on deposits decreased by $71,369 resulting from a $120,230 increase due to increased deposits, which was more than offset by the decrease of $191,599 due to decreased deposit interest rates, (II) interest expense on repurchase agreements increased by $33,243 resulting from a $46,631 increase due to increased volume offset, in part, by a decrease of $13,388 due to decreasing interest rates, and (III) interest expense on borrowings increased $1,409,818 resulting from an increase of $1,468,418 due to an increase in volume which was offset by the decrease of $58,600 due to the change in the mix of interest rates on borrowings. The changes in net interest income, as explained above, are also presented in the schedule below.

                    Rate/Volume Analysis for the Year ended
                       June 30, 1997 Versus June 30, 1996

                                                                  Difference Due to
                                                    ---------------------------------------------
                                                       Volume            Rate            Total
                                                    ------------     ------------     -----------

Investments                                         $   986,222      $    10,372      $   996,594
Loans                                                 1,576,666         (361,414)       1,215,252
FHLB and Other Deposits                                (149,079)         (28,489)        (177,568)
                                                    ---------------------------------------------

Total Interest Earning Assets                         2,413,809         (379,531)       2,034,278

Deposits                                                120,230         (191,599)         (71,369)
Repurchase Agreements                                    46,631          (13,388)          33,243
Borrowings                                            1,468,418          (58,600)       1,409,818
                                                    ---------------------------------------------

Total Interest-Bearing Liabilities                    1,635,279         (263,587)       1,371,692
                                                    ---------------------------------------------

Net Interest Income                                 $   778,530      $  (115,944)     $   662,586
                                                    =============================================

      Rate/Volume amounts spread proportionately between Volume and Rate.

      Net interest income for fiscal 1996 decreased $3,547, or .04%, compared to the amount at June 30, 1995. Total interest and dividend income increased $1,071,937 for the year ended June 30, 1996 compared to the year ended June 30, 1995, resulting from the following items: (I) interest income on loans increased by $925,547 resulting from an increase of $518,349 due to an increase in the volume of loans and an increase of $407,198 due to increased interest rates on loans, (II) interest and dividend income on investment securities decreased by $22,088 resulting from a $11,381 increase due to increased volume, which was more than offset by the decrease of $33,469 due to decreased interest rates on investments, and (III) interest income on short term liquid funds increased by $168,478 resulting from a $154,590 increase due to increased volume and an increase of $13,888 due to increased interest rates on deposits at the FHLB and other institutions.

      The increase in total interest expense of $1,075,484 for fiscal 1996 compared to 1995 resulted from the following items: (I) interest expense on deposits increased by $983,069 resulting from a $328,965 increase due to increased deposits and an increase of $654,104 due to higher deposit interest rates, (II) interest expense on repurchase agreements increased by $81,289 resulting from an $82,258 increase due to increased volume offset, in part, by a decrease of $969 due to decreasing interest rates, and (III) interest expense on borrowings increased $11,126 resulting from a decrease of $161,857 due to a decrease in volume which was more than offset by the increase of $172,983 due to the change in the mix of interest rates on borrowings. The changes in net interest income, as explained above, are also presented in the schedule below.

                    Rate/Volume Analysis for the Year ended
                       June 30, 1996 Versus June 30, 1995


                                                                Difference Due to
                                                    ------------------------------------------
                                                      Volume          Rate            Total
                                                    ----------     -----------     -----------

Investments                                         $  11,381      $  (33,469)     $   (22,088)
Loans                                                 518,349         407,198          925,547
FHLB & Other Deposits                                 154,590          13,888          168,478
                                                    ------------------------------------------

Total Interest Earning Assets                         684,320         387,617        1,071,937

Deposits                                              328,965         654,104          983,069
Repurchase Agreements                                  82,258            (969)          81,289
Borrowings                                           (161,857)        172,983           11,126
                                                    ------------------------------------------

Total Interest-Bearing Liabilities                    249,366         826,118        1,075,484
                                                    ------------------------------------------

Net Interest Income                                 $ 434,954      $ (438,501)     $    (3,547)
                                                    ==========================================


      Rate/Volume amounts spread proportionately between Volume and Rate.

      Approximately 22% of NBN's loan portfolio is comprised of floating rate loans based on a prime rate index. Interest income on these existing loans will increase as the prime rate increases, as well as approximately 36% of other loans in NBN's portfolio that are based on short-term rate indices such as the one-year treasury bill. An increase in short-term interest rates will also increase deposit and FHLB advance rates, increasing NBN's interest expense. Although NBN has experienced some net interest margin compression, the impact on net interest income will depend on, among other things, actual rates charged on NBN's loan portfolio, deposit and advance rates paid by NBN, and loan volume.

      The provision for loan losses was $578,427 for fiscal 1997 compared to $602,860 and $640,634 for 1996 and 1995, respectively. Net charge-offs amounted to $610,427 during fiscal 1997 versus $449,860 and $707,634 for 1996 and 1995, respectively.

      Non-interest income was $2,011,856 for the year ended June 30, 1997,

$2,097,191 for June 30, 1996 and $2,116,442 for June 30, 1995. Generally, NBN
continues to generate an increasing level of non-interest income through service charges and fees for other services. This component totaled $775,874 for the year ended June 30, 1997, $737,229 for the year ended June 30, 1996 and $679,495 for June 30, 1995. The increase in 1997 was primarily due to growth in the deposit accounts and other branch services.

      Net securities gains were $259,430, $278,895, and $419,313 for fiscal 1997, 1996 and 1995, respectively. The major reason for the increase in 1995 was that NBN sold some of its available for sale and trading securities, taking advantage of the fluctuation in market prices.

      Gains on the sale of loans amounted to $201,418 for fiscal 1997 and was a decrease of $50,179 compared the balance in fiscal 1996. Gains on the sale of loans amounted to $251,597 for fiscal 1996 and was an increase of $90,615 compared to $160,982 for fiscal 1995.

      The decrease in gain on sales of loans in 1997, compared to 1996, was primarily due to the Bank's reduced volume in underwriting and selling Freddie Mac, Fannie Mae and SBA guaranteed commercial loans. Gains on the sale of loans in fiscal 1996 increased due to increased volume in underwriting Freddie

Mac and Fannie Mae loans. NBN's loan sales activity is dependent on market interest rates as well as local competition. NBN receives income from servicing mortgage loans for others that the Bank originated and sold. The outstanding balance of such loans decreased from approximately $39,940,000 at June 30, 1996 to $34,693,000 during 1997. In addition to loans originated and sold by NBN, during 1993 NBN purchased loan servicing rights from another institution. The balance of the loans serviced under this agreement was approximately $7,795,000 and $9,676,000 at June 30, 1997 and 1996,
respectively. Fees for servicing loans was $275,496 for the year ended
June 30, 1997 versus $302,261 and $306,220 for the years ended June 30, 1996 and 1995, respectively.

      Total non-interest expense for NBN was $8,547,773 for fiscal 1997, $8,448,757 for fiscal 1996, and $7,987,877 for fiscal 1995. The increase in non-interest expense of $99,016 for fiscal 1997 compared to 1996 was due, in part, to the following items: (I) occupancy expense increased by $25,811 due to the expenses associated with the opening of the new Auburn retail branch, (II) equipment expense increased by $32,005 due to the depreciation expense associated with the new Auburn branch equipment as well as general maintenance costs, and (III) FDIC deposit insurance increased by $248,833 due to legislative actions. The non-interest expense increases above were offset by the reduction of $119,782 in compensation expense due to NBN restructuring its internal departments. Other operating expenses decreased by $87,851 in fiscal 1997 compared to 1996 due to cost containment efforts.

      The increase in non-interest expense of $460,880 for fiscal 1996 compared to 1995 was due, in part, to the following items: (I) compensation expenses increased by $175,360 as the result of the additional employees from the Key Bank branch acquisition, general growth in NBN, as well as annual salary increases and other benefits expenses, (II) occupancy expense increased by $100,647 due to the expense associated with the branches acquired from Key Bank and general maintenance on existing locations, and (III) equipment expense increased by $69,957 due to depreciation on new assets, as well as increased maintenance costs from new assets acquired and the equipment acquired from Key Bank and an increase in other expenses of $114,916.

Cushnoc.

      Cushnoc reported net income of $22,629 for the quarter ended June 30, 1997. This represents a 17% increase over the $19,264 income reported for the same period last year. Cushnoc had previously reported a loss for the quarter ended March 31, 1997 of $30,355. The increase in net income for the 1997 second quarter as compared to the 1996 second quarter was a result of an increase in net interest income of $44,823, a decrease in non-interest income of $7,132 and an increase in non-interest expenses of $32,736. Total assets decreased $209,522 or 1% to $22,283,588 as of June 30, 1997, compared to June 30, 1996.
The decrease in total assets was a result of a decrease in net loans from $17,146,684 to $16,101,190 over the same time period. Total deposits decreased to $18,514,140 from $19,659,961 while shareholders' equity decreased to $2,196,653 from $2,212,762.

                             GENERAL INFORMATION

      This Prospectus/Proxy Statement is being furnished to the holders of Cushnoc Common Stock in connection with the solicitation of proxies by the Board of Directors of Cushnoc for use at the Special Meeting and at any adjournment or adjournments thereof. This Prospectus/Proxy Statement also serves as a prospectus of NBN in connection with the issuance of NBN Common Stock to holders of Cushnoc Common Stock upon consummation of the Merger.

      All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to NBN has been supplied by NBN, and all information contained in this Prospectus/Proxy Statement with respect to Cushnoc has been supplied by Cushnoc.

      This Prospectus/Proxy Statement and the other documents enclosed herewith are first being mailed to shareholders of Cushnoc on or about ____________, 1997.

                             THE SPECIAL MEETING

Time and Place

      The Special Meeting will be held at 9:00 a.m. Eastern Time, on ___________________________ at Cushnoc's executive offices, 235 Western Avenue, Augusta, Maine 04330.

Matters to be Considered

      At the Special Meeting, shareholders of Cushnoc will consider and vote upon a proposal to approve the Merger Agreement. Pursuant to applicable law and the Articles of Incorporation and Bylaws of Cushnoc, no other business may properly come before the Special Meeting and any adjournment or adjournments thereof.

Shares Outstanding and Entitled to Vote; Record Date

      The close of business of ________ has been fixed by the Cushnoc Board as the Record Date for the determination of holders of Cushnoc Common Stock entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. At the close of business on the Record Date, there were 90,000 shares of Cushnoc Common Stock outstanding and entitled to vote. Each share of Cushnoc Common Stock entitles the holder thereof to one vote on all matters properly presented at the Special Meeting.

Vote Required

      A quorum, consisting of the holders of a majority of the issued and outstanding shares of Cushnoc Common Stock must be present in person or by proxy before any action may be taken at the Special Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of Cushnoc Common Stock, voting in person or by proxy, is necessary to approve the Merger Agreement on behalf of Cushnoc.

      The proposal to adopt the Merger Agreement is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if, such clients have not furnished voting instructions. Abstentions and such broker "nonvotes" at the Special Meeting will be considered in determining the presence of a quorum but will not be counted as a vote cast for the Merger Agreement. Because the proposal to adopt the Merger Agreement is required to be approved by the holders of two-thirds of the outstanding shares of Cushnoc Common Stock, abstentions and broker nonvotes will have the same effect as a vote against this proposal at the Special Meeting.

      Each proxy returned to Cushnoc (and not revoked) by a holder of Cushnoc Common Stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted for approval of the Merger Agreement. Proxies which are voted against the approval of the Merger Agreement will not be voted in favor of any motion to adjourn the Special Meeting to solicit more votes in favor of approval of the Merger Agreement.

      Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the clerk of Cushnoc, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Cushnoc Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

      It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

      The Merger Agreement also requires the approval of the sole shareholder of the Bank. NBN, as sole shareholder, approved the Merger Agreement on June 30, 1997.

Solicitation of Proxies

      Cushnoc will bear its costs of mailing this Prospectus/Proxy Statement to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of Cushnoc may solicit proxies from shareholders of Cushnoc by telephone, telegram, facsimile transmission or in person without compensation other than reimbursement for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Cushnoc will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                                 THE MERGER


      The following information relating to the Merger does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Prospectus/Proxy Statement as Annex I and incorporated herein by reference. All Cushnoc Shareholders are urged to read the Merger Agreement carefully. All material terms of the Merger Agreement are summarized below.


General


      In accordance with the terms of and subject to the conditions set forth in the Merger Agreement, Cushnoc will be merged with and into the Bank, with the Bank as the surviving corporation of the Merger. The Merger Agreement provides that at the Effective Time each outstanding share of Cushnoc Common Stock (other than (i) any dissenting shares and (ii) any shares held by NBN or a subsidiary thereof other than in a fiduciary capacity or in satisfaction of a debt previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to received 2.089 shares of NBN Common Stock, subject to possible adjustment under certain circumstances, as discussed below. As of August 27, 1997, the market price for NBN Common Stock was $14.625.


      Each of the NBN Board and the Cushnoc Board has unanimously approved the Merger Agreement and the transactions contemplated thereby and believes that the Merger is fair to and in the best interests of

NBN and Cushnoc, respectively, and its respective shareholders.
Accordingly, the Board of Directors of Cushnoc, unanimously recommends that shareholders of Cushnoc vote "FOR" approval of the Merger Agreement

Background of the Merger

      During the summer and early fall of 1996, several independent commercial banks in central Maine, including Cushnoc, were working together in an attempt to solve problems, share certain resources, participate on loans and generally reduce the cost of operations and achieve economies of scale. These efforts led to the parties discussing a merger of all participants; however, these discussions were terminated because of an inability to resolve social issues, including, but not limited to, management and control issues. Several of the parties then expressed an interest in acquiring Cushnoc. Three of these banks submitted the proposals discussed below.

      In November 1996, Cushnoc retained Ryan, Beck to act as Cushnoc's financial advisor with respect to the possible sale of Cushnoc. Ryan, Beck analyzed two preliminary proposals received by Cushnoc prior to the retention of Ryan, Beck, one of which was from NBN, and also analyzed a third preliminary oral proposal which was received after Ryan, Beck was retained. Cushnoc decided, after consultation with Ryan, Beck, that all three parties who submitted preliminary proposals (including the party who submitted the oral proposal) would be invited to perform due diligence. Due diligence was performed during December 1996 and formal written indications of interest were received from NBN and one of the other parties. The third party declined to submit a proposal at the conclusion of the due diligence phase.

      On January 9, 1997, Ryan, Beck reviewed with the Cushnoc Board the two proposals which had been received. One of the proposals was from NBN for an exchange of common stock which was expected to be accounted for as a "pooling of interests" and the other proposal was for an all cash transaction at a slightly higher purchase price than the common stock proposal. The Cushnoc Board decided to pursue the cash transaction. Over the next several months, Cushnoc attempted to negotiate a definitive agreement with this potential acquiror. This process was unsuccessful. The parties were unable to agree on numerous social, financial and legal issues. Resolution of these issues would have resulted in a number of adjustments to the proposed acquisition price depending on the financial performance of Cushnoc between the date of signing the definitive agreement and the closing date. These adjustments were unacceptable to Cushnoc since the final acquisition price would have been impossible to determine until the closing date of the acquisition. The potential acquiror terminated discussions with Cushnoc on March 14, 1997. During this period, Cushnoc received an informal inquiry from an additional party who in the opinion of Cushnoc and Ryan, Beck did not have the capacity to complete the transaction.

      The two other potential acquirors who had submitted preliminary proposals were recontacted. These parties were informed that Cushnoc had been unable to reach a definitive agreement with another party and were asked if they still had an interest in pursuing an acquisition of Cushnoc. The party that previously declined to make an offer following due diligence was not interested in pursuing an acquisition of Cushnoc but NBN reinstated its previous offer.


      During April and early May, Chairman Lipman of Cushnoc, President Delamater of NBN and their financial advisors discussed pricing, severance issues, and other qualitative and quantitative terms and issues. Chairman Lipman and President Delamater reached an oral agreement on most major business issues. During this period NBN prepared a definitive agreement whose terms were negotiated by the parties and their advisors. Cushnoc and its advisors also considered the recent performance and future prospects of NBN as NBN was offering common stock as consideration. In this regard, Ryan, Beck performed due diligence on NBN. Ryan, Beck and the Cushnoc Board, satisfied with the results of due diligence, concluded that the NBN stock would be acceptable consideration provided that all terms of the definitive agreement could be resolved. During the following weeks, agreement was reached on all outstanding terms and issues.


      On May 8, 1997, the Cushnoc Board met to review the proposed transaction outlined in the definitive Merger Agreement. The Board reviewed the analysis presented by their financial advisors and its potential effects on shareholder value and reviewed the terms of the Merger Agreement with its special legal counsel, Breyer & Aguggia. The Board recessed, and reconvened the following morning at which time they approved the Merger Agreement and recommended that the Merger Agreement be submitted to Cushnoc's shareholders for approval.


Reasons for the Merger

      The Cushnoc Board, at its meeting held May 9, 1997, considered the Merger Agreement and determined it to be fair, and in the best interest of, Cushnoc and its shareholders, customers, and employees. The Cushnoc Board considered the proposed transaction in relation to the book value and earnings per share of Cushnoc and the results of operations and prospects of Cushnoc should it remain independent. In reaching its determination, the Cushnoc Board consulted with special legal counsel regarding the terms of the Merger Agreement and the legal duties of the Cushnoc Board and with its financial advisor regarding financial aspects of the transaction. The Cushnoc Board considered the opinion of its financial advisor in deciding to proceed with this transaction.

      In reaching its determination to approve the Merger Agreement the Cushnoc Board considered a number of factors. Below is a listing of the material factors of the Cushnoc Board considered in their decision. The Cushnoc Board did not assign any specific or relative weight to the below listed factors.

      (1) The Cushnoc Board considered the continuing consolidation and increasing competition in the financial services industries and concluded that Cushnoc shareholders, customers, and employees would benefit from being part of a larger financial institution.

      (2) The Cushnoc Board analyzed operating personnel and the necessity to make major changes in terms of being independent and achieving long-term profitability.

      (3) The Cushnoc Board analyzed Cushnoc's year to date operating results and future prospects should it remain independent.

      (4) The Cushnoc Board considered the terms of the Merger Agreement, including the receipt of NBN Common Stock which would be generally tax free to Cushnoc shareholders.

      (5) The Cushnoc Board considered the financial condition and operating results of NBN. The Cushnoc Board also considered the relative liquidity of Cushnoc Common Stock and NBN Common Stock.

      (6) The Cushnoc Board of Directors considered the opinion of its financial advisor that the exchange ratio being received by Cushnoc's shareholders in connection with the Merger was fair to Cushnoc's shareholders from a financial point of view.


      (7) The Cushnoc Board also considered the relative lack of liquidity in NBN common stock.

      For the reasons set forth above, the Cushnoc Board has unanimously approved the Merger Agreement as advisable and in the best interests of Cushnoc and Cushnoc shareholders and recommends that the Shareholders of Cushnoc vote FOR the approval of the Merger Agreement.


      NBN. In reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated thereby, the NBN Board considered a number of factors, including, without limitation, the following:

      (1) the NBN Board's review, with the assistance of management and its financial advisor, Mercer Capital Management, Inc., of the financial condition, results of operations, business and overall prospects of Cushnoc;

      (2) the fact that Cushnoc does business in one of Maine's largest market areas, which is also the capitol city;

      (3) the enhanced ability of the combined entity to expand in the Augusta market area, as NBN will deliver a much wider array of financial products and services to this market;

      (4) the financial presentations of senior management and Mercer Capital, which indicated minimal, if any, dilution to existing NBN shareholders, provided that certain expense savings following the Merger are realized and Cushnoc's performance meets or exceeds its 1997 budget;

      (5) the anticipated cost savings and operating efficiencies available to the combined institution from the Merger;

      (6) the expectation that the Merger will be a tax free exchange and will qualify for pooling of interests accounting treatment. (See THE MERGER -- Accounting Treatment of the Merger".)


      (7) the nature and likelihood of obtaining regulatory approvals that would be required with respect to the Merger and the overall enhancement to the NBN franchise by establishing a presence in the Augusta marketplace;

      (8) the fact that NBN's existing "mission statement" calls for additional development within its established market area and therefore NBN has already built much of the infrastructure needed to effectively manage the new combined company; and

      (9) The fact that some of the Cushnoc personnel would not be necessary for the continued operation of the surviving entity, and that difficult issues would be entailed by a reduction in staffing; and

      (10) Cushnoc had not achieved great financial success, although the Board felt that it was primarily attributable to the small size of Cushnoc and would not necessarily be relevant to the surviving entity.


      The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive but is believed to include all material factors considered by NBN's Board. The Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interest of NBN shareholders.

Opinion of Financial Advisor




      On November 26, 1996 Cushnoc retained Ryan, Beck to act as Cushnoc's financial advisor with respect to the acquisition of Cushnoc. Ryan, Beck is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan, Beck has knowledge of, and experience with, the New England banking market and banking organizations operating in that market, and was selected by Cushnoc because of its knowledge of, experience with, and reputation in the financial services industry.

      In its capacity as Cushnoc's financial advisor, Ryan, Beck participated in the negotiations with respect to the pricing and other terms and conditions of the Merger, but the decision as to whether to accept the NBN proposal and the final pricing of the Merger was ultimately made by the Board of Directors of Cushnoc. Ryan, Beck rendered its oral opinion to the Cushnoc Board on May 8, 1997, and rendered its formal written opinion (the
"Opinion") on August    , 1997, that the Exchange Ratio is "fair" to
Cushnoc's shareholders from a financial point of view. No limitations were imposed by the Cushnoc Board upon Ryan, Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.


      The full text of the Opinion of Ryan, Beck dated as of August    ,

1997, which sets forth assumptions made and matters considered, is attached as Annex II to this Proxy Statement/Prospectus. Shareholders of Cushnoc are urged to read this Opinion in its entirety. Ryan, Beck's Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any Cushnoc shareholder as to how such shareholder should vote at the Special Meeting. The summary of the Ryan, Beck Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such Opinion. Ryan, Beck's oral opinion as of May 8, 1997 was to the same effect as such Opinion.


      In connection with its analysis, Ryan, Beck: (i) reviewed the Merger Agreement and related documents; (ii) reviewed drafts of this Proxy Statement/Prospectus; (iii) reviewed NBN's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1996, 1995, and 1994, and NBN's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, December 31, 1996 and September 30, 1996; (iv) reviewed Cushnoc's Annual Reports to Shareholders for the years ended December 31, 1996, 1995, and 1994; (v) reviewed the historical stock prices and trading volume of NBN's Common Stock; (vi) as more particularly described below, reviewed the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to NBN; (vii) as more particularly described below, reviewed the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Cushnoc; (viii) as more particularly described below, reviewed the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to Cushnoc; and (ix) conducted such other studies, analyses, inquiries and examinations as Ryan, Beck deemed appropriate. Ryan, Beck also reviewed certain projections provided by Cushnoc for the year ending December 31, 1997 and met with certain members of Cushnoc's senior management to discuss Cushnoc's past and current business operations, financial condition, strategic plan and future prospects. Ryan, Beck also reviewed NBN's budget for the year ending June 30, 1997, and met with certain members of NBN's senior management to discuss NBN's past and current business operations, financial condition, strategic plan and future prospects. Ryan, Beck as part of its review of the Merger, also analyzed NBN's ability to consummate the Merger and considered the future prospects of Cushnoc in the event it remained independent.

      In connection with its review, Ryan, Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Cushnoc and NBN provided to Ryan, Beck by Cushnoc and NBN and their representatives. Ryan, Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan, Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowances for loan losses as set forth on Cushnoc's and NBN's balance sheets at March 31, 1997, and Ryan, Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Ryan, Beck has reviewed certain historical financial data and financial projections (and the assumptions and bases therefor) provided by Cushnoc and NBN. Ryan, Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of the respective managements. In certain instances, for the purposes of its analyses, Ryan, Beck made adjustments to such financial and operating forecasts which in Ryan, Beck's judgment were appropriate under the circumstances. Ryan, Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Cushnoc or NBN nor did Ryan, Beck review any loan files of Cushnoc or NBN. Ryan, Beck also assumed that the Merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Cushnoc and NBN.

      The preparation of a fairness opinion on a transaction such as the Merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, the Opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan, Beck performed a variety of financial analyses. Ryan, Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan, Beck's Opinion. No one of the analyses was assigned a greater significance than any other.

      The projections furnished to Ryan, Beck were prepared by the respective managements of Cushnoc and NBN. Cushnoc and NBN do not publicly disclose internal management projections of the type provided to Ryan, Beck in connection with the review of the Merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

      In its analyses, Ryan, Beck made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Cushnoc or NBN. Any estimates contained in Ryan, Beck's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

      The following is a brief summary of the analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

      Comparable Companies and Comparable Transactions Analyses: Ryan, Beck compared Cushnoc's financial data as of December 31, 1996 to a peer group of twenty two selected commercial banks located in the New England region of the United States with assets less than $50 million. Ryan, Beck deemed this group to be generally comparable to Cushnoc. At or for the twelve months ended December 31, 1996, Cushnoc had an equity to assets ratio of 10.60%, a return on average assets of 0.02%, a return on average equity of 0.23%, a net interest margin of 5.40%, a ratio of non-interest expenses to average assets of 5.12%, a ratio of loan loss reserves to total loans of 1.25%, a ratio of loan loss reserves to non-performing loans of 46.17%, and an efficiency ratio of 96.24%. These ratios were compared to the median ratios of the twenty two selected commercial banking organizations, which were, as calculated, an equity to assets ratio of 10.00%, a return on average assets of 1.11%, a return on average equity of 12.63%, a net interest margin of

5.19%, a ratio of non-interest expense to average assets of 3.97%, a ratio of loan loss reserves to total loans of 1.76%, a ratio of loan loss reserves to non-performing loans of 75.44% and an efficiency ratio of 66.67%. Ryan, Beck noted that Cushnoc's performance as measured by return on average assets and equity, non-interest expenses as a percent of average assets and efficiency ratio were all significantly below that of the peer group.

      Ryan, Beck compared Cushnoc's financial data as of April 30, 1997 with that of a group of nine selected commercial banking organizations being acquired in transactions announced since June 30, 1995 and for which pricing data pertaining to the transactions was publicly available. The criteria for this group was commercial banks with assets less than $35 million, with a return on average assets between 0.00% and 0.45% and a tangible equity to tangible assets ratio of less than 20%. Ryan, Beck deemed this group to be generally comparable to Cushnoc. The median ratios of the nine selected companies, as calculated, represented a 9.47% tangible equity to tangible assets ratio, a non-performing assets to assets ratio of 0.32%, an annualized year-to-date return on average assets of 0.24% and an annualized year-to-date return on average equity of 2.44%.

      Ryan, Beck also calculated certain ratios based on the Exchange Ratio of 2.089 shares of NBN common stock for each share of Cushnoc common stock, the stock price of NBN's last trade prior to May 8, 1997 and the median ratios for the nine selected commercial bank acquisitions ("Comparable Transactions"). The Comparable Transactions produced a median return on average assets of 0.24% and a median return on average equity of 2.44%. The median ratios for the Comparable Transactions, as calculated, represented a price to fully diluted book value of 137.19%, a price to fully diluted tangible book value of 137.32%, a price to latest twelve months earnings of
40.00 times and a core deposit premium of 6.01%. The imputed value of Cushnoc based on the median of the above mentioned acquisition peer group was $33.26 based on price to stated book value, $33.29 based on price to tangible book value, $2.17 based on price to 1996 earnings and $34.23 based on the core deposit premium to tangible book value. Ryan, Beck noted that banks with an established level of meaningful earnings typically are not acquired at a multiple of 40 times earnings.

      The comparable ratios for Cushnoc were an acquisition price of 120.64% of book value, a price to tangible book value of 120.64%, a price to 1996 earnings of 538.01 times and a core deposit premium to tangible book value of 3.01%. Ryan, Beck noted that the value of the NBN common stock to be received by Cushnoc shareholders based upon the Exchange Ratio of 2.089 shares of NBN common stock for each Cushnoc share and the last trade of NBN common stock prior to May 8, 1997 was $29.25. The NBN offer also represented approximately 36 times Cushnoc's budgeted 1997 income. Ryan, Beck noted that Cushnoc, except in 1995, had not demonstrated the ability to consistently earn at or above the 1997 budgeted income.

      Ryan, Beck also compared NBN's financial data as of December 31, 1996 with that of a group of fourteen selected thrift organizations with assets between $150 million and $300 million, an equity to assets ratio less than

12.0% and which are located in the New England and Mid Atlantic regions of the United States for which public trading and pricing information was available. Ryan, Beck deemed this group to be generally comparable to NBN.
 At or for the twelve months ending December 31, 1996, NBN had tangible equity to tangible assets of 6.92%, a return on average assets ratio of 0.58% adjusted to exclude the one-time SAIF assessment, a return on average equity ratio of 6.94% adjusted to exclude the one-time SAIF assessment, a dividend yield of 2.19%, a net interest margin of 4.22%, an efficiency ratio of 75.43%, a ratio of non-performing assets to total assets of 1.34% and a ratio of reserves to non-performing loans of 96.92%. These ratios were compared to the median ratios of the fourteen selected thrift organizations, which were, as calculated, a tangible equity to tangible assets ratio of 7.79%, a return on average assets ratio of 0.80% adjusted to exclude the one-time SAIF assessment, a return on average equity ratio of 10.58% adjusted to exclude the one-time SAIF assessment, a dividend yield of 2.14%, a net interest margin of 3.75%, an efficiency ratio of 65.55%, a ratio of non-performing assets to total assets of 0.79% and a ratio of reserves to non-performing loans of 124.76%. Using NBN's common stock price as represented by the last trade prior to May 8, 1997, its price to latest twelve month earnings adjusted to exclude the one-time SAIF assessment was 17.91 times, price to book value was 107.54% and price to tangible book value was 125.64%. The peer group's median price to latest twelve month earnings was 11.82 times, price to book value was 116.55% and price to tangible book value was 117.77%.

      No company or transaction used in the Comparable Companies and Transaction Acquisition Analyses section is identical to Cushnoc, NBN or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

      Impact Analysis: Ryan, Beck analyzed the Merger in terms of its effect on NBN's projected earnings per share, current book value and tangible book value based on Cushnoc's projected 1997 earnings which were derived from information provided by the management of Cushnoc and NBN. Based upon certain assumptions, including those with respect to cost savings and other synergies from the Merger and the stand-alone earnings projections provided by NBN and Cushnoc, the analysis showed that the Merger would be dilutive to NBN's projected 1997 fiscal year earnings per share by approximately 2.02%, accretive to projected 1998 fiscal year earnings per share by approximately 0.44%, dilutive to fully diluted book value per share by approximately 1.24% and accretive to NBN's fully diluted tangible book value by approximately 0.04%. Ryan, Beck analyzed the impact of the merger on NBN values per Cushnoc share based on the exchange ratio of 2.089 shares of NBN Common Stock for each share of Cushnoc Common Stock using pro forma projected 1997 fiscal year earnings per share, projected 1998 fiscal year earnings per share, book value per share, tangible book value per share and dividends per share at March 31. That analysis found that, based on such exchange ratio, Cushnoc's equivalent projected 1997 earnings per share would increase by approximately 213%, projected 1998 earnings per share would increase by approximately 194%, fully diluted book value would increase by approximately 12.0% and fully diluted tangible book value would decrease by approximately 0.35%. Additionally, Cushnoc shareholders, based on NBN's current dividend level, would receive annual dividends of $0.67 per share as compared to no dividends at the present time. The actual results achieved may vary from the projected results and the variations may be material.

      Discounted Dividend Analysis: Using a discounted dividend analysis, Ryan, Beck estimated the present value of the future dividend streams that Cushnoc could produce in perpetuity. Projection ranges for Cushnoc's five-year balance sheet and income statement were provided by Cushnoc's management. Management's projections were based upon various factors and assumptions, many of which are beyond the control of Cushnoc. These projections are, by their nature, forward-looking and may differ materially from the actual values or actual future results which may be significantly more or less favorable than suggested by such projections. In producing a range of per share Cushnoc values, Ryan, Beck utilized the following assumptions: discount rates range from 13.0% to 15.0%, terminal price/earnings multiples range from 8.0x to 10.0x (which when applied to terminal year estimated earnings produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Cushnoc's non-interest expense equal to 15.0% in 1997 and approximately 26% in 1998, with an assumed 5% growth synergies in years thereafter. The discounted dividend analysis produced a range of net present values per share of Cushnoc Common Stock from $26.19 to $30.98. These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Cushnoc Common Stock. Ryan, Beck noted that the discounted dividend analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such alternatives.

      Break-Even Returns Analysis: Ryan, Beck prepared a break-even returns analysis based on the terms of the Merger Agreement. Using a normalized range of public market price to latest twelve months earnings multiples of 9.0x to 11.0x, a range of discount rates from 12.0% to 14.0%, Ryan, Beck calculated the compound annual growth rate of earnings required through the year 2002 to provide Cushnoc's shareholders with the same value on a present value basis as the May 8 value as being approximately 54.9% to 66.5%.


      In connection with its written Opinion dated as of August    , 1997,
Ryan, Beck confirmed the appropriateness of its reliance on the analyses used to render its May 8, 1997 oral opinion by performing procedures to update certain of such analyses and by reviewing the assumptions and conclusions contained in the Opinion.

      Ryan, Beck's written Opinion dated August    , 1997 was based solely
upon the information available to it and the economic, market and other circumstances as they existed as of the date of such Opinion. Ryan, Beck did not express any opinion as to the price or range of prices at which NBN Common Stock might trade subsequent to the Merger. Events occurring after such date could materially affect the assumptions and conclusions contained in such Opinion. Ryan, Beck has not undertaken to reaffirm or revise its Opinion or otherwise comment upon any events occurring after the date hereof.


      The summary set forth above does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan, Beck in the course of arriving at its Opinion.

      With regard to Ryan, Beck's services in connection with the financial advisory agreement and the Merger Agreement, Cushnoc has paid to Ryan, Beck a $10,000 retainer and has agreed to pay Ryan, Beck an additional $25,000 upon consummation of this transaction. In addition, Cushnoc has agreed to reimburse Ryan, Beck for its reasonable out-of-pocket expenses, which shall not exceed $7,500 without the prior consent of Cushnoc. Cushnoc has also agreed to indemnify Ryan, Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services. The amounts of Ryan, Beck's fees were determined by negotiation between Cushnoc and Ryan, Beck.

      Ryan, Beck has had no prior relationship with NBN. Ryan, Beck's research department does not follow NBN and Ryan, Beck is not a market maker in NBN common stock. Prior to this engagement, Ryan, Beck has not had a relationship with Cushnoc.

Effects of the Merger

      Effect on Cushnoc's shareholders. Upon consummation of the Merger, each shareholder of Cushnoc shall be entitled to receive 2.089 shares of NBN Common Stock, subject to possible adjustment under certain circumstances, in consideration for each share of Cushnoc Common Stock then held and thereupon shall cease to be a shareholder of Cushnoc.

      Effect on Cushnoc. Upon consummation of the Merger, Cushnoc will no longer exist as it will become a part of NBN. Under the terms of the Merger Agreement, NBN will elect one person from the current Cushnoc Board of Directors to the NBN Board of Directors.

Exchange of Cushnoc Common Stock Certificates


      At the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Cushnoc Common Stock, upon surrender of the same to NBN's Transfer Agent, Registrar and Transfer Company, 10 Commerce Drive, Crawford, N.J. 07016-3572 (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing full shares of NBN

Common Stock into which the shares of Cushnoc Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted by virtue of the Merger. As promptly as practicable after the Effective Time (and in no event later than the fifth business day following the Effective Time), the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the

Effective Time evidenced shares of Cushnoc Common Stock, and which is to be exchanged for NBN Common Stock by virtue of the Merger, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing NBN Common Stock. Upon surrender to the Exchange Agent of one or more certificates evidencing shares of Cushnoc Common Stock, together with a properly completed and executed letter of transmittal, the Exchange Agent will mail to the holder thereof after the Effective Time, a certificate or certificates representing the number of full shares of NBN Common Stock into which the aggregate number of shares of Cushnoc Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Merger Agreement. NBN shall be entitled, after the Effective Time, to treat certificates representing shares of Cushnoc Common Stock as evidencing ownership of the number of full shares of NBN Common Stock into which the shares of Cushnoc Common Stock represented by such certificates shall be converted pursuant to the Merger Agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.


      After the Effective Time, there shall be no further transfer on the records of Cushnoc of certificates representing shares of Cushnoc Common Stock. If any such certificates are presented to Cushnoc for transfer after the Effective Time, they shall be cancelled against delivery of certificates of NBN Common Stock in accordance with the Merger Agreement.

      No dividends which have been declared on the NBN Common Stock will be remitted to any persons entitled to receive shares of NBN Common Stock under the Merger Agreement until such person surrenders the certificate or certificates representing Cushnoc Common Stock, at which time all unpaid dividends shall be remitted to such person, without interest.

      No fractional shares of NBN Common Stock shall be issued in the Merger to holders of shares of Cushnoc Common Stock. Each holder of shares of Cushnoc Common Stock who otherwise would have been entitled to a fraction of a share of NBN Common Stock shall receive in lieu thereof, at the time of surrender of the certificate or certificates representing such holder's shares of Cushnoc Common Stock, an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing per share price of the NBN Common Stock on the American Stock Exchange on the ten business days preceding the Effective Time. No holder of shares of Cushnoc Common Stock will be entitled to dividends, voting rights or other rights with respect to any fractional share interest.

Conditions to the Merger


      The Merger Agreement provides that consummation of the Merger is subject to the satisfaction of certain conditions, or the waiver of such conditions by the party or parties entitled to do so, at or before the Effective Time. Each of the parties' obligations under the Merger Agreement is subject to the following conditions: (i) all corporate action (including without limitation approval by the requisite votes of the shareholders of Cushnoc), necessary to authorize the execution and delivery of the Merger

Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken; (ii) all necessary regulatory approvals and consents required to consummate the Merger by any governmental authority shall have been received, and all notice periods and waiting periods with respect thereto shall have expired, provided, however, that no required approval or consent shall be deemed to have been received if it shall include any condition or requirement that is not customary and usual in transactions of this type and that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Merger Agreement to NBN that had such condition or requirement been known, NBN, in its reasonable judgement, would not have entered into the Merger Agreement; (iii) none of NBN or Cushnoc or their respective subsidiaries shall be subject to any statute, rule, regulation, order or decree which prohibits, restricts or makes illegal the consummation of the Merger; (iv) the Registration Statement shall have become effective under the Securities Act, and NBN shall have received all permits, authorizations or exemptions necessary under all state securities laws to issue NBN Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by any governmental authority; (v) the shares of NBN Common Stock to be issued in connection with the Merger shall have been approved for listing on the American Stock Exchange; (vi) the independent public accountants of each of NBN and Cushnoc shall have issued letters dated as of the Effective Time to the effect that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; and (vii) each of NBN and Cushnoc shall have received an opinion of its respective counsel to the effect that the Merger qualifies as a reorganization within the meaning of
Section 368(a) of the Code and with respect to certain other related federal income tax considerations. In the event that the parties waive the closing conditions described in clauses (vi) or (vii) of this paragraph, an amendment to this Proxy Statement/Prospectus will be circulated to Cushnoc shareholders, whose proxy will be resolicited for approval of the Merger prior to its consummation. Such amendment will describe the tax consequences of the merger to the extent that they are materially different from those described herein and will provide updated information regarding the material federal income tax consequences.


      In addition to the foregoing conditions, the obligation of NBN under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of Cushnoc set forth in the Merger Agreement, except as to any representation or warranty that specifically relates to an earlier date; (ii) the performance in all material respects of all covenants and obligations required to be performed by Cushnoc, (iii) the receipt of a certificate from specified officers of Cushnoc with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from Cushnoc's legal counsel; (v) the receipt by NBN of such certificates of officers or others and such other documents to evidence fulfillment of the conditions relating to Cushnoc as NBN may reasonably request; (vi) no more than 10% of the Cushnoc Common Stock having exercised dissenters' rights; and (vii) the consent of Fleet National Bank pursuant to its Loan Agreement with NBN (which consent was given by letter of Fleet Bank dated June 12, 1997). Any of the foregoing conditions may be waived by NBN.


      In addition to the other conditions set forth above, Cushnoc's obligations under the Merger Agreement are conditioned upon (i) the accuracy in all material respects as of the date of the Merger Agreement and as of the Effective Time of the representations and warranties of NBN set forth in the Merger Agreement, except as to any representation or warranty which specially relates to an earlier date; (ii) the performance in all material respects of all covenants and obligations required to be performed by NBN;
(iii) the receipt of a certificate from specified officers of NBN with respect to compliance with the conditions relating to (i) and (ii) immediately above as set forth in the Merger Agreement; (iv) the receipt of certain legal opinions from legal counsel to NBN; (v) the receipt by Cushnoc of such certificates of NBN's officers or others and such other documents to evidence fulfillment of the conditions relating to them as Cushnoc may reasonably request; and (vi) the receipt of a fairness opinion from Ryan Beck & Co. Any of the foregoing conditions may be waived by Cushnoc.


Regulatory Approval

      Consummation of the Merger is subject to prior receipt of all required approvals and consents of the Merger by all applicable federal and state regulatory authorities. In order to consummate the Merger, NBN and Cushnoc must obtain the prior consent and approval of the OTS.


      An application was filed with the OTS for approval of the Merger on June 27, 1997. The OTS has indicated that it deemed the application complete as of August 7, 1997. Although neither NBN nor Cushnoc is aware of any basis for disapproving the Merger, there can be no assurance that the requisite approval will be obtained, that such approval will be received on a timely basis or that such approval will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the Merger Agreement to NBN that had such conditional requirement been known NBN, in its reasonable judgment, would not have entered into the Merger Agreement. If any such conditional requirement is imposed, NBN may terminate the Merger Agreement.


      The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

      The Merger Agreement provides that if the Merger has not been consummated by December 31, 1997, the Merger Agreement may be terminated by NBN or Cushnoc. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the

Merger Agreement by Cushnoc's shareholders, there can be no assurance that the Merger will be consummated by December 31, 1997. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

Business Pending the Merger

      Pursuant to the Merger Agreement, Cushnoc agreed that, except as contemplated by the Merger Agreement or with the prior written consent of NBN, during the period from the date of the Merger Agreement and continuing until the Effective Time, it shall carry on its business in the ordinary course consistent with past practice. Pursuant to the Merger Agreement, Cushnoc also agreed to use reasonable efforts to (i) preserve its business organization intact, (ii) keep available to itself and NBN the present services of the employees of Cushnoc, and (iii) preserve for itself and NBN the goodwill of the customers of Cushnoc and others with whom business relationships exist. In addition, under the terms of the Merger Agreement, Cushnoc agreed not to take certain actions without the prior written consent of NBN, including among other things, the following: (i) declare, set aside, make or pay any dividend or other distribution in respect of Cushnoc Common Stock, (ii) issue any shares of its capital stock, or grant or modify any rights to acquire such stock, purchase any shares of Cushnoc Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; (iii) amend its articles of incorporation or bylaws; impose or suffer the imposition of, any material lien, charge or encumbrance on any share of stock held by Cushnoc, or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim; (iv) increase the rate of compensation of, pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (a) as may be required pursuant to binding commitments as of the date of the Merger Agreement and (b) such as may be granted in the ordinary course of business consistent with past practice,
(v) enter into or modify any employee benefit plan, or make any contributions to Cushnoc's defined contribution pension plan (the "Retirement Plan") other than in the ordinary course of business consistent with past practice; (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Cushnoc or guarantee by Cushnoc of any such obligation, or (y) any employment agreement, except agreements terminable by the Company at will without liability, necessary to operate the business of Cushnoc consistent with past practice; (vii) change its accounting methods and practices, except as required by changes in laws or regulations or generally accepted accounting principles; (viii) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair; (ix) apply or contract for any branch or site location or relocation; (x) acquire any business or entity, other than to realize upon collateral for a defaulted loan; (xi) enter into futures contracts, option contracts, interest rate contracts or certain other agreements for purposes of hedging the exposure of interest earning assets and interest bearing liabilities to changes in market rates of interest;
(xii) grant any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights; (xiii) knowingly take any action that would impede the Merger from qualifying for pooling of interests accounting or as a reorganization within the meaning of Section 368 of the Code; (xiv) take any action that would result in any of the representations and warranties of Cushnoc in the Merger Agreement being untrue or incorrect in any material respect; and (xv) permit its stockholders equity as of the end of the month preceding the Effective Time to be less than $2,125,000.

      Pursuant to the Merger Agreement, NBN agreed that, except as contemplated by the Merger Agreement or with the prior written consent of Cushnoc, during the period from the date of the Merger Agreement and continuing until the Effective Time, it and the Bank will carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Pursuant to the Merger Agreement, NBN also agreed that NBN and the Bank will not (i) declare, set aside, make or pay any dividend or other distribution on its Common Stock except for regular quarterly cash dividends not to exceed $0.10 per share, provided, however, that this does not affect the ability of NBN's subsidiaries to pay dividends on their respective Common Stocks to NBN; (ii) issue any shares of capital stock or grant or modify any rights to acquire capital stock other than pursuant to rights granted pursuant to the NBN employee stock benefit plans or stock option plans or certain acquisitions, including the acquisition of minority shares of any of its subsidiaries; (iii) effect any recapitalization, reclassification, stock split or like change in capitalization; (iv) amend its articles of incorporation, charter or other governing instrument or bylaws in a manner which would adversely affect the terms of the NBN Common Stock or the ability of NBN to consummate the transactions contemplated by the Merger Agreement; (v) make any acquisition that individually or in the aggregate would materially adversely affect the ability of NBN to consummate the transactions contemplated by the Merger Agreement in a reasonably timely manner; (vi) take any action that would impede the Merger from qualifying for pooling of interests accounting or a reorganization within the meaning of Section 368 of the Code; or (vii) take any action that would result in the representations and warranties of NBN contained in the Merger Agreement not being true or correct in any material respect at the Effective Time.

No Solicitation

      Pursuant to the Merger Agreement, Cushnoc shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, Cushnoc; provided, however, that the Board of Directors of Cushnoc may furnish such information or participate in such negotiations or discussions if it, after having consulted with and considered the advice of outside counsel, has determined that its fiduciary duty under applicable law requires it to do so. Cushnoc will promptly inform NBN of any such requests for information or of any such negotiations or discussions, and will instruct its directors, officers, representatives and agents to refrain from taking any action prohibited by the above-described restrictions.

Effective Time of the Merger; Termination and Amendment

      The Effective Time of the Merger shall be the date and time of the filing of Articles of Merger with the Secretary of State of Maine, unless a different date and time is specified as the Effective Time in such Articles of Merger. The Articles of Merger will be filed only after the receipt of all requisite regulatory approvals of the Merger, approval of the Merger Agreement by the requisite votes of the shareholders of Cushnoc and the Bank, the satisfaction or waiver of all other conditions to the Merger set forth in the Merger Agreement, and the filing of Articles of Combination with the Office of Thrift Supervision.

      A closing (the "Closing") shall take place immediately prior the Effective Time on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in the Merger Agreement (other than the delivery of certificates, opinions, or other instruments and documents to be delivered at the Closing), or on such other date as the parties may mutually agree upon.

      The Merger Agreement may be terminated as follows: (i) at any time prior to the Effective Time by the mutual consent in writing of the parties;
(ii) at any time on or prior to the Effective Time in the event of a material breach by the other party of any representation, warranty, material covenant or agreement which breach has not been cured within the time period specified in the Merger Agreement; (iii) at any time by any party in writing if any application for any required governmental approval has been denied or is approved with any condition or requirement which would prevent satisfaction of this condition to NBN's obligation to consummate the Merger and the time period for appeals and requests for reconsideration has run;
(iv) at any time by any party in writing if the shareholders of Cushnoc fail to approve the Merger Agreement at a meeting duly called for the purpose, unless the failure of such occurrence is due to the failure of the parties seeking to terminate to perform or observe in any material respect its agreements set forth in the Merger Agreement; (v) by any party in writing in the event that Merger is not consummated by December 31, 1997, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under the Merger Agreement resulted in the failure of the Merger to be consummated by such date; (vi) by Cushnoc at any time during the 10 day period commencing with the date on which the approval of the OTS for consummation of the Merger is received (the "Determination Date") if the average of the daily closing prices of a share of NBN Common Stock, as reported by the American Stock Exchange, during the period of 20 consecutive trading days ending on the Determination Date (the "Average Closing Price") is less than $11.50, subject, however, to the following three sentences. If Cushnoc elects to exercise its termination right pursuant to clause (vi) above, it must give written notice to NBN, which may be withdrawn by it at any time during the aforementioned 10-day period. During the 5-day period commencing with its receipt of such notice, NBN has the option to increase the consideration to be received by the holders of Cushnoc Common Stock under the Merger Agreement by adjusting the exchange ratio to equal a number (calculated to the nearest 1,000th) obtained by dividing (x) $24.02 by (y) the Average Closing Price. If NBN so elects within such 5 day period, it must give prompt written notice to Cushnoc of the election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to clause (vi) above and the Merger Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.


      Any determination by Cushnoc to exercise its right to terminate the Merger Agreement if the Average Closing Price of NBN Common Stock is less than $11.50 will be made after full consideration by the Cushnoc Board of its fiduciary duties, which include making a determination as to whether the Exchange Ratio continues to be fair to Cushnoc shareholders from a financial point of view and whether the Merger continues to be in the best interest of Cushnoc and Cushnoc shareholders. While Cushnoc's decision to exercise its rights to terminate the Merger Agreement will depend on the facts and circumstances existing at the time Cushnoc may exercise such rights, Cushnoc anticipates that it will consider the following factors in making such decision: (i) changes in the financial condition and results of operations of NBN since the approval of the Merger Agreement; (ii) changes in the financial condition and results of operations of Cushnoc since the approval of the Merger Agreement; and (iii) changes in market conditions and general financial and economic conditions since the approval of the Merger Agreement.

      The Exchange Ratio is also subject to change in the event that the Closing shall not have occurred on or before any record date established for the payment of cash dividends by NBN on the NBN Common Stock subsequent to September 30, 1997. In that event, the Exchange Ratio will be increased to the amount of such dividend per share times the then existing Exchange Ratio, divided by $14.00 per share, plus the existing Exchange Ratio, subject to further adjustment as provided in the Merger Agreement.


      In the event of termination, the Merger Agreement shall become null and void, except that certain provisions relating to the allocation of expenses and confidentiality shall survive any such termination and any such termination shall not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

      To the extent permitted under applicable law, the Merger Agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Cushnoc or the Bank, provided that after any such approval the Merger Agreement not be amended or supplemented in a manner which modifies either the amount or form of the consideration to be received by Cushnoc shareholders or otherwise materially adversely affects Cushnoc shareholders without further approval by those shareholders who are so affected.


      It is anticipated that the Effective Time of the Merger will be as soon as practicable following approval of the Merger at the Special Meeting, receipt of the necessary OTS approval and satisfaction of other closing conditions. See "THE MERGER -- Conditions to the Merger."

Termination Fee

      If either Cushnoc or NBN terminates the Merger Agreement because the Cushnoc shareholders fail to approve the Merger Agreement, or NBN terminates the Agreement because Cushnoc has breached the Merger Agreement and failed to cure such breach, and, in either case, if at the time of termination any person other than NBN has made, or disclosed an intention to make, a proposal to acquire Cushnoc, Cushnoc is obligated to make a cash payment to NBN of $100,000.

Interests of Certain Persons in the Merger

      The directors and certain executive officers of Cushnoc may be deemed to have an interest in the Merger in addition to their interests as shareholders generally. The Board of Directors of Cushnoc was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transaction contemplated thereby.

      Election of a Director. Pursuant to the Merger Agreement, NBN has agreed to take all action necessary to appoint or elect, effective as of the Effective Time, one member of the Cushnoc Board of Directors, to be selected by NBN, as a Director of NBN. The person so appointed or elected will serve until the first annual meeting of shareholders of NBN following the Effective Time. NBN will include that person on the list of nominees for directors presented by the Board of Directors of NBN and for which that Board will solicit proxies at the first annual meeting of shareholders of NBN following the Effective Time.

      Indemnification. Pursuant to the Merger Agreement, NBN has agreed, from and after the Effective Time through the sixth anniversary of the Effective Time, to indemnify and hold harmless each present and former director, officer and employee of Cushnoc determined as of the Effective Time against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such persons were entitled under the Articles of Organization or Bylaws of Cushnoc.

      Insurance. Pursuant to the Merger Agreement, NBN also agreed to cause the Bank to maintain Cushnoc's existing directors and officers liability insurance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by Cushnoc for a period of three years following the Effective Time.

      Other than as set forth above, no director or executive officer of Cushnoc has any direct or indirect material interest in the Merger except insofar as ownership of Cushnoc Common Stock might be deemed such an interest.

Certain Employee Matters

      The Merger Agreement provides that as soon as administratively practicable after the Effective Time, NBN shall take all reasonable action so that employees of Cushnoc shall be entitled to participate in NBN's employee benefit plans of general applicability, and until such time, Cushnoc's employee benefit plans shall remain in effect, provided that no employee of Cushnoc who becomes an employee of NBN and subject to NBN's medical insurance plans shall be excluded coverage thereunder on the basis of preexisting condition that was not also excluded under Cushnoc's medical insurance plans, in which case the Merger Agreement does not require coverage for such preexisting condition. For purposes of determining eligibility to participate in and the vesting of benefits under NBN's employee benefit plans, NBN shall recognize years of service with Cushnoc as such service is recognized by Cushnoc.

      Any employee of Cushnoc whose employment is terminated by the Bank within one year following the Effective Time without just cause will be entitled to six months severance pay.

Resale of NBN Common Stock

      The NBN Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any Cushnoc shareholder who may be deemed to be an affiliate of NBN for purposes of Rule 144 promulgated under the Securities Act ("Rule 144") or an affiliate of Cushnoc for purposes of Rule 145 promulgated under the Securities Act ("Rule 145") (each an "Affiliate"). Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (i) NBN or Cushnoc at the time of the Cushnoc Special Meeting or (ii) NBN at or after the Effective Time.

      Rules 144 and 145 will restrict the sale of NBN Common Stock received in the Merger by Affiliates and certain of their family members and related interest. Generally speaking, during the two years following the Effective time, those persons who are Affiliates of NBN at the time of the Cushnoc Special Meeting provided they are not Affiliates of NBN at or following the Effective Time, may publicly resell any NBN Common Stock received by them in the Merger, subject to certain limitations as to, among other things, the amount of NBN Common Stock sold by them in any three-month period and as to the manner of sale. After the two-year period, such Affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to NBN as required by Rule 144. Persons who are Affiliates of NBN after the Effective Time may publicly resell the NBN Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in Rule 144.

      The ability of the Affiliates to resell shares of NBN Common Stock received in the Merger under Rule 144 or 145 as summarized herein generally will be subject to NBN's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of the sale. Affiliates also would be permitted to resell NBN Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. This Prospectus/Proxy Statement does not cover any resales of NBN Common Stock received by persons who may be deemed to be Affiliates of NBN or Cushnoc in the Merger.

      SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination.
 SEC guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of the corporation they receive in connection with the Merger during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-Merger operations of the combined entity have been published.

      Each of NBN and Cushnoc has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an Affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for pooling of interests accounting treatment) of such party to deliver to NBN a letter agreement intended to preserve the ability to treat the Merger as a pooling of interests and, in the case of Affiliates of Cushnoc, to ensure compliance with the Securities Act.

      NBN has agreed in the Merger Agreement, if requested by an Affiliate who has entered into an Affiliate agreement, to use its reasonable best efforts to publish as promptly as practicable, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, net income figures as contemplated by and in accordance with the terms of the SEC's Accounting Series Release No. 135.

Certain Federal Income Tax Consequences

      General. The following is a summary description of the material federal income tax consequences of the Merger to shareholders of Cushnoc. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder who, at the Effective Time, already owns some NBN Common Stock, is not a US citizen, is a tax-exempt entity or an individual who acquired Cushnoc Common Stock pursuant to an employee stock option, or exercises some form of control over Cushnoc. In addition, no information is provided herein with respect to the tax consequences of the Merger under any foreign, state or local laws. Consequently, each shareholder of Cushnoc is advised to consult a tax advisor as to the specific tax consequences of the transaction to that shareholder. The following discussion is based on the Code, as in effect on the date of this Prospectus/Proxy Statement, without consideration of the particular facts or circumstances of any holder of Cushnoc Common Stock.

      The Merger. Cushnoc will receive at the closing an opinion from Breyer & Aguggia, special counsel to Cushnoc, to the effect that, assuming the Merger is consummated, the material federal income tax consequences of the Merger to shareholders of Cushnoc will be as follows: no gain or loss will be recognized by shareholders of Cushnoc upon the exchange of their Cushnoc Common Stock solely for shares of NBN Common Stock pursuant to the

Merger; the basis of the Cushnoc Common Stock to be received by a Cushnoc shareholder receiving solely NBN Common Stock will the same as his or her basis in the Cushnoc Common Stock surrendered in exchange therefor; and the holding period of the shares of NBN Common Stock to be received by a Cushnoc shareholder receiving solely NBN Common Stock will include the period during which such Cushnoc shareholder held the Cushnoc Common Stock surrendered in exchange therefor, provided the surrendered Cushnoc Common Stock was held by such shareholder as a capital asset on the date of the Merger.

      NBN has received an opinion of Drummond Woodsum & MacMahon, its counsel, to the effect that (i) assuming all representations made in the Merger Agreement will be true and correct as of the Effective Time of the Merger, (ii) the Merger takes place in accordance with all of the terms of the Merger Agreement, (iii) there is no plan or intention on the part of Cushnoc shareholders to sell, exchange or otherwise dispose of the NBN shares to be received by them in the Merger that will reduce the Cushnoc shareholders' holdings to a number of shares of NBN stock having a value as of the date of the Effective Time of the Merger of less than 50 percent of the value of all of the formerly outstanding stock of Cushnoc as of the same date, (iv) the Bank will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Cushnoc immediately prior to the merger (v) and certain other assumptions stated in its opinion are true, the Merger will constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

      Cushnoc shareholders will receive cash in lieu of any fractional shares resulting from the exchange. Such cash payments will result in taxable gain or loss to the extent they exceed or are less than the allocated basis of the shareholder in such fractional interest. The gain or loss will be treated as a capital gain or loss if the Cushnoc Common Stock was held by such shareholders as a capital asset on the date of the Merger.

      Each party's obligation to effect the Merger is conditioned on the delivery of an opinion to Cushnoc from Breyer & Aguggia, dated as of the Effective Time, with respect to the foregoing federal income tax consequences of the Merger, and the delivery to NBN of an opinion of Drummond Woodsum & MacMahon, special counsel to NBN, dated as of the Effective Time, to the effect that the Merger will constitute a reorganization with in the meaning of Section 368 of the Code. Each of such opinions will be based upon certain customary representations by management of Cushnoc and the Bank and assumptions referred to therein.

Accounting Treatment of Merger

      It is expected that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles, and it is a condition to the parties' consummation of the Merger that NBN and Cushnoc receive letters, dated the Effective Time, from their respective independent certified public accountants to the effect that the Merger qualifies for such accounting treatment. See "THE MERGER -- Conditions to the Merger." As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Time, the assets and liabilities of Cushnoc would be added to those of NBN at their recorded book values and the shareholders' equity accounts of NBN and Cushnoc would be combined on NBN's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of NBN issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of NBN and Cushnoc as if the Merger had taken place prior to the periods covered by such financial statements.

Expenses of the Merger

      The Merger Agreement provides that each party thereto shall each bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Dissenters' Rights

      Pursuant to 9-B M.R.S.A. [SECTION] 352, a holder of Cushnoc Common Stock, may, by complying with that Section, dissent from the Merger and, if the Merger is effected, be paid the value of his or her shares as of the date of the shareholders meeting at which the Merger is approved by Cushnoc shareholders (the Special Meeting). This right to dissent may be exercised as to all or less than all of a shareholder's shares. In order to exercise this right, a shareholder must comply with two principal requirements. First, the shareholder must vote against the Merger. Unless the shareholder delivers a properly executed proxy card at or before the Special Meeting indicating that the shareholder wishes to vote "Against" the Merger or the shareholder votes "Against" the Merger in person at the Special Meeting, his or her shares will not be deemed to have been voted against the Merger. Second, the shareholder must file a written demand with the Bank within 30 days after the effective date of the Merger. Such demand must be accompanied by surrender of the shareholder's certificates for his or her Cushnoc shares and should be filed either by personally delivering it to the Bank or by mailing it by certified or registered mail to the Bank, in each case at 232 Center Street, P.O. Box 868, Auburn, ME 04210, Attention: James Delamater.
 In either case, shareholders should be sure that such demand is received by the Bank within 30 days after the effective date of the Merger. The demand should also specify the name and current address of the shareholder.
Section 352 of Title 9-B does not contain a provision with respect to the withdrawal of a demand for payment once made.

      The value of any shares as to which dissenters' rights have been perfected shall be determined, as of the date of the shareholders meeting approving the Merger by three appraisers, one to be selected by the owners of two-thirds of the shares as to which dissenters' rights have been perfected, one by the Board of Directors of the Bank and the third by the two appraisers so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within 90 days after the Merger becomes effective, the Maine Superintendent of Banking shall cause an appraisal to be made. The expenses of appraisal shall be paid by the Bank.

      The Bank may fix an amount which it considers to be not more than the fair value of the Cushnoc shares at the time of the shareholders meeting at which the Merger was approved, which amount it will pay to dissenting shareholders of Cushnoc entitled to payment in cash. Acceptance of such offer by a dissenting shareholder shall terminate the dissenters' rights under [SECTION] 352 of Title 9-B. The amount due dissenting shareholders from the Bank under the appraisal or the accepted offer shall constitute a debt of the Bank. The right of a shareholder to be paid the fair value of his or her shares may terminate in the event that (i) the Merger is not approved or is abandoned or (ii) the shareholder fails to comply with the statutory procedure for dissenters' rights.

      The foregoing summary does not purport to be a complete statement of the provisions of [SECTION] 352 of Title 9-B, and is qualified in its entirety by reference to the complete text of such section, a copy of which is attached hereto as Annex III.


                                   CUSHNOC

General


      Cushnoc is a state chartered commercial bank with two branch offices located on Western Avenue and Bangor Street in Augusta, Maine. It was organized in 1989 and is a locally oriented commercial bank servicing the deposit and lending needs of businesses and individuals in Kennebec County. Cushnoc's principal business is to originate loans for general business purposes, on a secured and unsecured basis to small and medium sized businesses. A portion of Cushnoc's loan portfolio is invested in commercial real estate loans to local businesses. Cushnoc also makes consumer real estate loans and a variety of other secured and unsecured personal loans. Cushnoc funds its activities principally through deposits from its business and individual customers. Cushnoc also has access to Federal Home Loan Bank advances and purchases of federal funds. At June 30, 1997, Cushnoc had total assets of $22.3 million, total deposits of $18.5 million and stockholders' equity of $2.2 million. The deposits of the Bank are insured by the FDIC under the Bank Insurance Fund.


      Financial and other information relating to Cushnoc is set forth in Annex IV.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1996 and 1995 and the Three Months Ended March 31, 1997 and 1996

      Cushnoc is primarily engaged in commercial banking activities including lending to local businesses to meet their credit needs and commercial real estate lending. Cushnoc also offers consumer lending secured by residential real estate, home equity lending, and secured and unsecured personal loans. Cushnoc funds it activities through commercial business, retail customer and person customer deposits. The nature of the deposit accounts offered through Cushnoc include demand deposits, NOW accounts, regular savings, money market accounts and certificates of deposit accounts. Cushnoc has access to an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston and purchased Federal Funds.

      Asset/Liability Management. Cushnoc's principal financial objective is to achieve long term profitability while minimizing interest rate risk. To accomplish this objective, management has formulated an asset/liability management policy with the following principal elements: originate commercial loans with variable rates tied to the prime rate, originate commercial real estate loans with fixed interest rates to generally no more than five years, originate mortgage loans with variable rates tied to the prime rate, maintain a loan-to-deposit ratio at a level of at least 65% to 90% and maintain a liquidity ratio of 15%. Cushnoc has begun to require commercial loan customers to maintain either a minimum deposit or their operating cash accounts with Cushnoc. Cushnoc seeks to attract long term, stable deposits.

      As of December 31, 1996, the asset and liability management strategy has resulted in a positive one year "gap" (i.e., the difference between its interest sensitive assets and interest sensitive liabilities that mature and reprice within one year, based upon certain estimates and assumptions).

      The gap between interest-sensitive assets and interest-sensitive liabilities at December 31, 1996 is shown in the following table (in thousands).

                                       Maturity or Repricing Period
                            --------------------------------------------------
                             Within       1-3       3-5      Over 5
                            One Year     Years     Years     Years      Total
                            --------     -----     -----     ------     -----

Securities                  $   249     $   500    $  655    $  420    $ 1,824
Loans, net                   14,356         175       351     1,771     16,653
                            --------------------------------------------------

Interest-earning
 assets                     $14,605     $   675    $1,006    $2,191    $18,477
                            =======================================

Cash and due from banks                                                  1,016
Other assets                                                             1,327
                                                                       -------

Total assets                                                           $20,820
                                                                       =======

Transaction
 accounts                   $ 5,077     $     0    $    0    $1,500    $ 6,577
Certificates of
 deposit                      6,982       2,443         5         0      9,430

Borrowed funds                   67         147       168       101        483
                            --------------------------------------------------
Interest-bearing
 liabilities                $12,126     $ 2,590    $  173    $1,601    $16,490
                            =======================================

Other liabilities                                                        2,126
Stockholders' equity                                                     2,204
                                                                       -------

Total liabilities and
 stockholders' equity                                                  $20,820
                                                                       =======

Excess (deficiency) of
 interest-earning assets
 over interest bearing
 liabilities                $ 2,479     $(1,915)   $  833    $  590    $ 1,987

Cumulative excess of
 interest sensitive
 assets                     $ 2,479     $   564    $1,397    $1,987

      Review of Financial Position.

      Earning Assets and Interest-Bearing Liabilities. Although market rates remained relatively stable during 1996, Cushnoc felt the effects of competitive pressure for both loans and deposits. As many commercial banks began to offer rates below the prime rate to their best customers, Cushnoc was forced to renegotiate many existing loan agreements to lower rates to maintain its customer base. Commercial bank customers also sought higher yields on their investments, through either innovative banking products or products available through other financial services companies. This market trend made it difficult for the bank to maintain its deposit balances during 1996 and into the first quarter of 1997.

      Total assets declined by $4.2 million to $20.8 million as of December 31, 1996 down from $25.0 million as of December 31, 1995. Total loans decreased by $.3 million to $16.9 million, which was due to a decrease in consumer loans of $.2 million, a decrease of commercial and home equity loans of $.1 million each and an increase in mortgage loans of $.1 million.
 Cash and cash equivalents decreased by $3.5 million at December 31, 1996. Investment securities decreased by $.3 million at December 31, 1996. The decline in asset balances, primarily cash and cash equivalents, was the result of declining deposit balances over the course of the year.

      Deposits decreased by $4.1 million to $18 million at December 31, 1996. Certificates of deposit and money market deposit accounts declined by $2.9 million and $1.2 million, respectively. Cushnoc also faced stiff competition from other banks for money market deposits, as many financial institutions offered Treasury-indexed and other higher-yielding accounts.

Cushnoc chose not to offer high promotional rates to retain these deposits, which would have significantly reduced the net interest margin. Instead, Cushnoc's plan was to focus on advertising and on training its employees to cross-sell core deposits more aggressively.

      Loans increased $126,000 during the first quarter of 1997, despite the continuing decline in funding from deposits. Other asset balances remained comparable to year-end balances. Deposits continued to decline, dropping $400,000 in the first quarter. Borrowings from the Federal Home Loan Bank increased $577,000 during the first quarter of 1997. These increased borrowings funded this modest loan growth, as well as compensated for the lost deposit balances.

      The following table sets forth the composition of Cushnoc's loan portfolio, excluding allowances for loan loss, by type of loan at the dates indicated. Cushnoc had no foreign loans concentrations or loans exceeding 10% of total gross loans other than as disclosed below.


                                           At December 31,
                               --------------------------------------------
                                      1996                      1995
                               ------------------        ------------------
                               Amount     Percent        Amount     Percent
                               ------     -------        ------     -------

                             (Dollars in thousands)    (Dollars in thousands)

1.  Commercial, financial
    and agriculture            $ 9,764     57.7%         $ 9,728     56.5%

2.  Real estate
    construction                   234      1.4              388      2.3

3.  Real estate
    mortgage                     4,247     25.1            4,407     25.6

4.  Installment
    loans                        2,668     15.8            2,678     15.6

5.  Lease financing                 --       --               --       --
                               ------------------------------------------

    Total loans                $16,913    100.0%         $17,201    100.0%
                               ==========================================

      Loans, excluding allowance for loan loss, deferred loan fees and premiums and discounts, by maturity or repricing data were as follows as of December 31, 1996:

                                             Due after
                                              one year
                              Due in one      through      Due after
                             year or less    five years    five years
                             ------------    ----------    ----------

1.  Commercial, financial
    and agricultural            $9,471          $98           $195

2.  Real estate
    construction                   234           --             --

                             Due after one year
                             ------------------
                             Fixed    Variable
                             -----    --------

1.  Commercial, financial    $234       $59
    and agricultural

2.  Real estate
    construction               --        --


      The following table sets forth information with respect to Cushnoc's non-accrual and past due loans within the meaning of SFAS No. 15 at the dates indicated. It is the policy of Cushnoc to cease accruing interest on loans more than 90 days past due or when management believes collectibility is in question.

                                                       At December 31,
                                                       ---------------
                                                        1996     1995
                                                        ----     ----
                                                        (In Thousands)

Loans accounted for on a non-accrual basis:

  Commercial                                            $381     $  0
  Mortgage                                                73        0
  Installment                                              0        0
  Home Equity, consumer and other                          3       11
                                                        -------------
Total non-performing assets                             $457     $ 11
                                                        =============

Total non-performing as a percentage of total assets    2.20%    0.04%

Accruing loans, past due 90 days                          --       --

Troubled debt restructurings                              --       --

      The gross interest income on non-accrual loans that would have been recorded in fiscal 1996 if the loans had been current in accordance with their terms was $50,000. Interest income that was recorded on non-accrual loans during 1996 totaled $25,000. All loans are placed on non-accrual and all interest income is reversed when the loans become 90 days past due.

      At December 31, 1996, Cushnoc had no outstanding borrowings against its IDEAL Way Line of Credit of $1,083,000 with the Federal Home Loan Bank. Year-end borrowings of $483,000 comprised the balance on a fixed rate loan from the Federal Home Loan Bank which matures in January, 2003.

      By March 31, 1997, due to declining deposit levels, Cushnoc had outstanding advances of $597,000 against its line of credit, in addition to the balance on its long-term debt.

      Allowance for Loan Loss. The allowance for loan loss is monitored continuously and adjusted as economic conditions change. Specific reserves are established for impaired loans under the provisions of SFAS 114.
General reserves are determined based on loan classifications and historical charge off rates.

      The allowance for loan loss at December 31, 1996 was $211,000, or 1.2% of outstanding loan balances. The allowance at the prior year end was $212,000, also 1.2% of loans outstanding. Non-accrual loans totaled $457,000 at December 31, 1996, a $447,000 increase from December 31, 1995.
The dramatic increase in the non-accrual loans was due to one large group of related customer loans which had adequate collateral but which passed the 90-day past due threshold. No loss was expected on these loans, and, under the provisions of SFAS 114, no specific allowance reserve was designated.

      The following sets forth an analysis of Cushnoc's allowance for loan loss at and for the periods indicated.

                       Year ended       Three months ended
                       December 31          March 31,
                      --------------    ------------------
                       1996    1995     1997       1996
                       ----    ----     ----       ----
                      (In thousands)      (In thousands)

Balance at
 beginning of
 period                $212    $259     $211       $212

Provision for loan
 losses                  36      50        9          9

Recoveries                2       5        -          -

Charge offs             (39)   (102)      (5)         -
                       --------------------------------

Net charge offs         (37)   ( 97)      (5)         -
                       --------------------------------

Balance at end
 of period             $211    $212     $215       $222
                       ================================

Ratio of net
 chargeoffs to
 average loans
 outstanding
 during the period     0.21%   0.55%    0.12%         0%


      Any impairment of known problem loans has been included in either a specific or general reserve of the allowance for loan loss. No other known problem loans have been identified by Cushnoc.

      The following table sets forth the breakdown of the allowance for loan loss by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis.
The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                 At December 31,
                 ------------------------------------------------
                           1996                      1995
                 ----------------------    ----------------------
                                 % of                      %of
                               Loans in                  Loans in
                               Category                  Category
                               to Total                  to Total
                 Amount         Loans      Amount         Loans
                 ------        --------    ------        --------
                 (Dollars in Thousands)    (Dollars in Thousands)

Commercial        $161          57.73%      $136          56.55%
Mortgage            21          25.12         10          25.62
Installment          6          15.77          8          15.57


Home equity,
 consumer and
 other              23           1.38         52           2.26
                  ---------------------------------------------

Total             $211          100.0%      $212          100.0%
                  =============================================


      Non-accrual loans increased $20,000 during the first quarter of 1997. More than 90% of this non-accrual balance continued to be one group of related customer loans with collateral valued higher than the outstanding loan balances. At March 31, 1997, the allowance for loan loss remained consistent with year-end, with a balance of $214,000. The allowance as a percentage of outstanding loans was 1.3%.

      Deferred Tax Assets. Cushnoc had deferred tax asset balances of $63,000 as of December 31, 1996 and December 31, 1995. Although the results of operations for the first three months of 1997 were a net loss, Cushnoc has recorded net income in four of the last five years. Management expects Cushnoc to return to profitability in the near future and expects to realize all deferred tax assets. The balance of the deferred tax assets at March 31, 1997 was $62,000.

Results of Operations

      General. Net income was $5,000 for the year ended December 31, 1996, a significant decrease from earnings of $154,000 in 1995. Most of the earnings decline was in net interest income, as deposit run off resulted in lower average earning assets levels and lower net interest income earning capability.


      Results for the first quarter of 1997 reflected a loss of $30,000 as compared with a loss of $6,000 for the same period in 1996. Although net interest income and other income were slightly higher for the three-month period in 1997 than in 1996, other expenses increased nearly 15% on a comparative basis.

      Interest Income. For the year ended December 31, 1996, total interest income decreased by $200,000 to $1.98 million because of lower earning asset levels. The yield on interest-earning assets decreased 24 basis points in 1996 to 9.92% due to the carryforward effect of declining rates in 1995 and competitive market pressure to reduce loan rates.


      For the first quarter of 1997, interest income was $41,000 lower than the comparable period in 1996. Average earning assets for the three month period ended March 31, 1997 were $4.7 million lower than the first quarter of 1996.

      Interest Expense. Interest expense decreased to $866,000 for the year ended December 31, 1996 compared with $941,000 in 1995 due to the decline of certificate and money market accounts during the year. Lower interest rates in 1996 were also a contributing factor.

      Interest expense for the first quarter of 1997 was $49,000 lower than the first quarter of 1996. Average deposit balances were substantially lower in 1997 because of the continuous certificate and money market balance run off during 1996.

      Net Interest Income. Net interest income for the year ended December 31, 1996 declined $100,000 to $1.1 million compared with 1995 net interest income results. The decrease resulted from lower earning asset balances and the lower net interest margin of 5.45% in 1996 compared with 5.77% in 1995.

      Net interest income for the first quarter of 1997 increased $9,000 to $266,000 compared with the same period in 1995. Lower interest income was offset by lower interest expense, resulting in the modest increase.


      Provisions for Loan Losses. The provision for loan losses for 1996 was $36,000, a decrease of $14,000 from the prior year. Although nonaccrual loans increased dramatically from the prior year, the provision for loan losses was not increased. The $447,000 increase in nonaccrual loans was caused by delinquency in a group of related customer loans which were adequately collateralized. Because of the adequate collateral, these loans were not considered impaired under the provisions of SFAS 114 and SFAS 118.


      Although non-accrual loans at March 31, 1997 had increased slightly compared with year-end, the majority of the balance continued to be a group of related customer loans which were adequately collateralized. Therefore, the provision was not increased.

      Other Income. Other income was comparable in 1996 and 1995. Increases in income from fees and service charges offset the decrease in 1996 other income which was due to a one time FDIC assessment refund in 1995.

      Other income for the first quarter of 1997 rose approximately $4,000 from the comparable period in 1996.

      Other Expenses. Other expenses increased 5% in 1996 compared with 1995. Salaries and benefits expense and outside service fees increased, but these increases were mitigated by a decrease in FDIC insurance premiums of 65%.

      Other expenses for the first quarter increased 15% compared to the same period in the prior year. Outside service fees, advertising and a loss on sale of other real estate were the significant components of the increased expense.

      Liquidity and Capital Resources. Cushnoc maintains liquid assets to meet both short term funding requirements and long term growth objectives.

The long term growth objectives are to attract and retain stable deposit relationships from its business and consumer customers.

      To meet its immediate needs for funds as well as long term lending demands, Cushnoc maintains various sources of liquid assets and borrowing capabilities. At December 31, 1996 and March 31, 1997, Cushnoc had a line of credit of $1,083,000 from FHLB of Boston. Cushnoc also has the ability to purchase Federal funds from other banks.

      At December 31, 1996, Cushnoc had outstanding loan commitments of $374,000. Cushnoc also had $773,000 committed for approved lines of credit and construction loans at December 31, 1996. Cushnoc anticipates that it will have sufficient funds available to meet its current commitments through its deposit balances and borrowing lines.

      At December 31, 1996, Cushnoc was a "well capitalized" institution under the prompt corrective action regulation. The following table summarized the capital requirements and Cushnoc's capital position at December 31, 1996:


(Dollars in thousands)


                                     December 31, 1996      June 30, 1997
                                     -----------------    -----------------     Minimum
                                     Amount     Ratio     Amount     Ratio    Requirement
                                     -------    ------    -------    ------   -----------

Total risk based capital
 (Tier I & Tier II)
 (to Risk-Weighted Assets)           $ 2,415    11.78%    $ 2,422    10.73%     10.00%

Tier I Capital
 (to Risk-Weighted Assets)             2,204    10.75%      2,197     9.74%      6.00%

Tier I Capital
 (to Average Assets)                   2,204    10.14%      2,197    10.32%      5.00%


                     MANAGEMENT OF NBN AFTER THE MERGER


      Upon consummation of the Merger, the directors and executive officers of NBN will be the directors and officers immediately prior to the Merger, except that John Rosmarin, one of the existing directors of Cushnoc, will become a director of NBN. Mr. Rosmarin, who is 49 years of age, is the President and Chief Executive Officer of Saunders Manufacturing & Marketing of Winthrop, Maine. See, "CERTAIN BENEFICIAL OWNERS OF CUSHNOC
COMMON STOCK" for certain information concerning Mr. Rosmarin and "NBN COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Security Ownership of Management" for a list of the other directors and officers of NBN following the Merger.

                      DESCRIPTION OF NBN CAPITAL STOCK

      NBN is authorized to issue up to 3,000,000 shares of NBN Common Stock and up to 1,000,000 of preferred stock (the "NBN Preferred Stock"). The capital stock of NBN does not represent or constitute a deposit account and is not insured by the FDIC. The NBN Common Stock is listed on the American Stock Exchange under the symbol "NBN."

      The following description of the NBN capital stock does not purport to be complete and is qualified in all respects by reference to the Articles of Incorporation ("Articles") and Bylaws of NBN and MBCA.

NBN Common Stock

      General. Each share of NBN Common Stock has the same relative rights and is identical in all respects with each other share of NBN Common Stock.
 The NBN Common Stock is not subject to call for redemption and, upon receipt by NBN of the shares of Cushnoc Common Stock surrendered in exchange for NBN Common Stock each share of NBN Common Stock offered hereby will be fully paid and non-assessable.

      Voting Rights. Except as provided in any resolution or resolutions adopted by the Board of Directors establishing any series of NBN Preferred Stock, the holders of NBN Common Stock possess exclusive voting rights in NBN. Each holder of NBN Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders, and shareholders are not permitted to cumulate votes in elections of directors.

      Dividends. Subject to the rights of the holders of any NBN Preferred Stock, the holders of the NBN Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of NBN out of funds legally available therefor.

      Preemptive Rights. Holders of NBN Common Stock do not have any preemptive rights with respect to any shares which may be issued by NBN in the future; thus, NBN may sell shares of NBN Common Stock without first offering them to the then holders of NBN Common Stock.

      Liquidation. In the event of any liquidation, dissolution or winding up of NBN, the holders of the NBN Common Stock would be entitled to receive, after payment of all debts and liabilities of NBN, all assets of NBN available for distribution, subject to the rights of the holders of NBN Preferred Stock which may be issued with a priority in liquidation or dissolution over the holders of the NBN Common Stock.

NBN Preferred Stock

      The Board of Directors of NBN is authorized to issue NBN Preferred Stock and to fix the voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereon. The NBN Preferred Stock may be issued in distinctly designated series, may be convertible into NBN Common Stock and may rank prior to the NBN Common Stock as to dividend rights, liquidation preferences, or both. Two series of Preferred stock have been issued and are described under "Comparison of the Rights of Shareholders - Classes of Stock" below.

      The authorized but unissued shares of NBN Preferred Stock (as well as the authorized but unissued and unreserved shares of NBN Common Stock) are available for issuance in future mergers or acquisitions, in a future public offering or private placement or for other general corporate purposes. Except as otherwise required to approve the transaction in which the additional authorized shares of NBN Preferred Stock (as well as NBN Common Stock) would be issued, shareholder approval generally would not be required for the issuance of these shares. Depending on the circumstances, however, shareholder approval may be required pursuant to the requirements of the American Stock Exchange or any other exchange on which the NBN Common Stock may then be listed.

Other Provisions

      The Articles of Incorporation and Bylaws of NBN contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of NBN, including provisions in the
Articles: (i) authorizing directors of fill vacancies in the Board; (ii) increasing the vote for removal of directors by shareholders; (iii) requiring advance notice by any shareholder to make a nomination for election of a director; and (iv) requiring an increased vote of shareholders to approve certain business combinations unless certain price and procedural requirements are met or the Board of Directors approves the business combination in the manner provided therein. The provisions in the Bylaws of NBN include specific conditions under which (i) persons may be nominated for election as directors of NBN at an annual meeting of shareholders; and (ii) business may be transacted at an annual meeting of shareholders. NBN has recently amended its Bylaws to provide that each director is elected for a one-year term. Previously the Bylaws provided for staggered three-year terms. Existing directors will serve for the full terms for they were originally elected. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS."

      In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of NBN Common Stock of NBN Preferred Stock may have an anti-takeover effect by making it more difficult and/or expensive to acquire NBN. Section 611-A of the MBCA also may have the same anti-takeover effects.

      For information relating to certain of the foregoing provisions which may be avoided by the approval of the Board of Directors of NBN, see "Comparison of the Rights of Shareholders -- Business Combinations with Certain Persons and Acquisitions of Shares," and for information relating to the manner in which NBN may amend its Articles and Bylaws, see "Comparison of the Rights of Shareholders -- Amendment of Governing Instruments."

Transfer Agent

      The Transfer Agent and registrar for NBN Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

                  COMPARISON OF THE RIGHTS OF SHAREHOLDERS

      Both Cushnoc and NBN are Maine corporations subject to the provisions of the MBCA. Upon consumption of the Merger, shareholders of Cushnoc will become shareholders of NBN and their rights as shareholders of NBN will be governed by the Articles and Bylaws of NBN and the MBCA.

      The following summary is not intended to be a complete statement of the differences affecting the rights of Cushnoc shareholders, but rather summarizes the more significant differences affecting the rights of such shareholders and certain important similarities; the summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of Cushnoc, the Articles of Incorporation and Bylaws of NBN and applicable laws and regulations.

Authorized Capital Stock

      Cushnoc. Cushnoc's Articles of Incorporation authorize the issuance of up to 90,000 shares of Cushnoc Common Stock, all of which were outstanding as of the Record Date.


      NBN. NBN's Articles authorize the issuance of up to 3,000,000 shares of NBN Common Stock, of which 1,292,080 shares were outstanding as of August 27, 1997, and up to 1,000,000 shares of NBN Preferred Stock, of which 116,882 shares are issued and outstanding.


Issuance of Capital Stock

      Cushnoc. A shareholder vote to increase the number of shares would be necessary for Cushnoc to issue additional shares of Cushnoc capital stock or rights or options for the purchase of shares of capital stock of

Cushnoc, except for shares which may be reacquired by Cushnoc. Such required shares may be reissued by Cushnoc on such terms and for such consideration as may be determined by the Board of Directors of Cushnoc.

      NBN. NBN may issue shares of NBN capital stock and rights or options for the purchase of shares of capital stock of NBN on such terms and for such consideration as may be determined by the Board of Directors of NBN. Neither the MBCA nor NBN's Articles and Bylaws require shareholder approval of any such actions, except that pursuant to the MBCA such rights or option to purchase NBN Common Stock may be issued to directors, officers or employees of NBN or its subsidiaries only if the issuance or plan pursuant to which they are issued is approved by the holders of a majority of the outstanding NBN Common Stock.

Number of Directors

      Cushnoc. Cushnoc's Articles of Incorporation and Bylaws provide for not less than 5 nor more than 15 directors. The Board of Directors is authorized to increase or decrease the number of directors within that range. There are presently 13 directors in office.

      NBN. NBN's Articles of Incorporation provide for not less than 9 nor more than 15 directors. The Board of Directors is authorized to increase or decrease the number of directors within that range. There are presently 12 directors in office. The Bylaws have been amended to reduce the number of directors to 12 as of the next Annual Meeting of shareholders.


Director Vacancies and Removal of Directors

      Cushnoc. Vacancies in the Board of Directors may be filled by the remaining directors. Directors may be removed with or without cause by vote of a majority of the outstanding shares.

      NBN. Vacancies in the Board of Directors may be filled by the remaining directors. Directors may be removed without cause by a vote of 75% of the outstanding shares, or for cause by a vote of 50% of the outstanding shares.

Shareholder Nominations

      Cushnoc. Neither the Articles of Incorporation nor the Bylaws contain any provision relating to the nomination of directors.

      NBN. The Articles of Incorporation of NBN provide that any shareholder wishing to nominate a person for election as a director must give notice to the secretary of the corporation not less than 30 days nor more than 60 days before the shareholders meeting, stating the name, age, business address and, if known, residence address of each nominee, the principal occupation or employment of each nominee, and the number of shares of stock of the corporation beneficially owned by each nominee.

Inside Directors

      Cushnoc. Neither the Articles of Incorporation nor the Bylaws contain any provision restricting the number of directors who are employees.


      NBN. The Bylaws of NBN provide that no more than 3 directors may be senior executive officers of NBN.

Preemptive Rights

      Cushnoc. The Articles of Incorporation of Cushnoc provide that the shareholders are to have the preemptive rights to acquire stock provided for by the MBCA in the case of new issuances of stock by the corporation.

      NBN. The Articles of Incorporation of NBN provide that there are no preemptive rights. Accordingly, the corporation may issue shares without first offering them to existing shareholders.

Classes of Stock

      Cushnoc. The Articles of Incorporation of Cushnoc authorize only one class of stock, i.e., common stock. Accordingly, the common stock possesses all of the voting rights and other rights pertaining to capital stock of the corporation.

      NBN. The Articles of Incorporation of NBN authorize the issuance of preferred stock as well as common stock. Certain features of the preferred stock may be determined by the directors of NBN at the time of issuance of the preferred period. Those rights include the rate of dividend, redemption price, terms, and conditions, liquidation preferences, conversion rights, and voting rights. The Board of Directors has previously designated 45,454 shares of preferred stock as Series A preferred and 71,428 shares as Series B preferred. Each of the series of preferred shares is entitled to preference over the common shares with respect to dividends and payments on liquidation of the corporation, is convertible into NBN common stock in the ratio of two shares of common for each share of preferred, and is entitled to one vote per share, voting as a single class with the holders of the NBN common stock.

      NBN has issued and outstanding warrants to purchase 108,764 shares of its common stock at a purchase price of $7 per share. Such warrants are exercisable at any time until May 14, 1999, at which time unexercised warrants will expire.

Business Combinations

      Cushnoc. Neither the Articles of Incorporation nor the Bylaws contain any provision relating to corporate approval of business combinations.

      NBN. The Articles of Incorporation provide that certain mergers or other business combinations be approved by the affirmative vote of 75% or, in some cases, 80% of the outstanding shares of stock entitled to vote for the election of directors, provided that a merger or other business combination which has been approved by at least 2/3 of the directors of NBN who are not affiliated with, or shareholders of, the acquiring party, are not subject to such increased voting requirement.

Special Meetings of Shareholders

      Cushnoc. The Bylaws provide that special meetings of the shareholders shall be held at the call of President, a majority of the Board of Directors, or the holders of one-tenth part of the interest of the capital stock issued and outstanding.

      NBN. The Bylaws of NBN provide that special meetings of the shareholders shall be held at the call of the Chairman of the Board, the President, a Vice President, a majority of the Board of Directors, or 10% of the shares entitled to vote at the meeting.

Amendment of Governing Instruments.

      Cushnoc. The Articles of Incorporation contain no provisions related to amendments. Accordingly, amendments to the articles are governed by the MBCA, which requires a majority vote of shareholders. The Bylaws may be amended by a vote of 2/3 of the board of directors present and constituting a quorum at a meeting. In addition, the shareholders may amend the Bylaws by majority vote at a special or annual meeting. Notice of any proposed amendment, addition, alteration or repeal must be given in the notice of the meeting at which it is to be considered. Any such amendment, addition, alteration or change shall become effective 10 days after the amendment has been submitted to the Superintendent of the Bureau of Banking or other applicable governmental agency or upon the date which is specified or is otherwise indicated to the bank by the governmental authority or as otherwise provided by statute.

      NBN. The Articles of Incorporation of NBN require a vote of the holders of at least 2/3 of all of the shares of the corporation entitled to vote for the election of directors in order to amend or repeal, or to adopt any provision in contravention or inconsistent with, the Articles of Incorporation. In addition, the affirmative vote of the holders of at least 80% of all the shares of the corporation entitled to vote for the election of directors is required to amend or repeal, or to adopt any provision in contravention of inconsistent with, those provisions in the articles relating to business combinations. The Bylaws of NBN may be amended at any time by the affirmative vote of a majority of the entire board of directors, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least 2/3 of all the shares entitled to vote on the matter at a meeting expressly called for that purpose. In addition, the board of directors by resolution adopted by (i) 2/3 of the directors who are not affiliated with any acquiring or offering person in the case of a business combination or (ii) a majority of the directors in all other cases, may supplement, interpret, clarify or enforce the provisions of the Articles of Incorporation and Bylaws. The Bylaws provide that such a resolution is binding and may be relied upon for all purposes provided that the resolution is not inconsistent with law, the Articles of Incorporation or the Bylaws.

                    NBN COMMON STOCK OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners


      As of August 27, 1997, the following persons owned of record, or were known to own beneficially, more than five percent (5%) of any class of the outstanding shares of NBN:


                                            Shares of the Company
                                             Owned (Percentage of
     Name and Address                    Outstanding Voting Stock)(1)
     ----------------                    ----------------------------

Albert H. Desnoyers                           132,694    ( 8.4%)
210 Washington Drive
Watchung, New Jersey 07060

Claude E. Savoie                              101,700    ( 6.4%)
550 Sheldiac Road
Moncton, New Brunswick
Canada E1A 2T1


Ronald J. Goguen (2)                          360,327    (22.8%)
111 St. George Street
Suite 200
Moncton, New Brunswick
Canada E1C 1T7


<F1>  Shares of NBN voting stock beneficially owned.  A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote such security or the power to dispose of such security. Included are shares owned by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed and shares which may be obtained under warrants or upon the exercise of conversion rights. Based on Schedules 13D and/or Forms 4 and 5 filed with the Securities and Exchange Commission.

<F2>  Includes 45,454 shares of Series A Preferred Stock, 71,428 shares of
      Series B Preferred Stock, 145,478 shares of Common Stock, and a warrant to purchase 108,764 shares of common stock at a price of $7.00 per share, owned by Square Lake Holding Corporation ("Square Lake"), a Maine corporation which is owned by a Canadian corporation of which Ronald Goguen is a 95% shareholder and director and 1,550 shares of Common Stock held in an individual retirement savings plan. Shares of the Series A Preferred Stock and Series B Preferred Stock are convertible into shares of common stock without further consideration at a ratio of two for one.

Security Ownership of Management


      The following table sets forth the beneficial ownership of NBN's common shares by its directors and certain of its executive officers. There is no family relationship between any of the directors and named executive officers of NBN and any other director or named executive officer of NBN.


                                             Shares of NBN Common
                                              Beneficially Owned
                                          (Percentage of Outstanding
                                          Voting Stock in Parenthesis
Name                                       Where Greater than 1%)(1)
---------------------------------------------------------------------


DIRECTORS


         Name                 Age
         ----                 ---

James D. Delamater            46               40,970 ( 2.6%)
Normand R. Houde              62              None
Philip C. Jackson             52               33,650 ( 2.1%)(2)
Ronald C. Kendall             65               22,680 ( 1.4%)(3)
Ronald J. Goguen              52              360,327 (22.8%)(4)
John W. Trinward              72                9,634(5)
Edmond J. Vachon              87               32,850 ( 2.1%)(6)
John B. Bouchard              61                4,400
Judith W. Hayes               41                1,000
Stephen W. Wight              53               11,500(7)
Dennis A. Wilson              62               28,200 ( 1.8%)
A. William Cannan             54               21,241 ( 1.3%)



OTHER NAMED EXECUTIVE OFFICERS


         Name                 Age
         ----                 ---

Richard E. Wyman, Jr.         41                5,000
Henry Korsiak                 54                5,059
Marilyn Wyman                 46               18,000 ( 1.1%)
Sterling Williams             45                2,500

ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (17 persons)              597,011 (37.8%)(8)


<F1>  Shares of NBN's voting stock beneficially owned.  A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares the power to vote such security or the power to dispose of such security. Included are shares owned by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed, shares which may be obtained under NBN'S Stock Option
      Plans and shares which may be obtained under warrants or upon the exercise of conversion rights. The foregoing table includes 65,500 shares of NBN's Common Stock subject to stock options, 116,882 preferred shares convertible into 233,764 common shares and 108,764 shares of the Company's Common Stock subject to a warrant. Of such shares, Mr. Delamater has the right to acquire 20,000 shares subject to options, Mr. Cannan has the right to acquire 21,000 shares subject to options, Mr. Jackson has the right to acquire 5,000 shares subject to options, Mr. Wyman has the right to acquire 5,000 shares subject to options, Mr. Korsiak has the right to acquire 5,000 shares subject to options, Ms. Wyman has the right to acquire 3,000 shares subject to options, Mr. Williams has the right to acquire 2,500 shares subject to options and Square Lake Holding Corporation, of which Mr. Goguen is the beneficial owner, has the right to acquire 108,764 common shares pursuant to a warrant and 233,764 common shares pursuant to conversion rights applicable to the Company's preferred shares.

<F2>  Includes 3,900 shares owned by spouse and 900 shares owned by children, as to which beneficial ownership is disclaimed by Mr.
      Jackson.



<F3>  Includes 1,850 shares owned by spouse, as to which beneficial ownership is disclaimed by Mr. Kendall, and 17,800 shares held in trusts of which Mr. Kendall is a trustee or beneficiary, as to which beneficial ownership of 9,200 shares is disclaimed by Mr. Kendall.

<F4>  Includes 45,454 shares of Series A Preferred Stock, 71,428 shares of
      Series B Preferred Stock, 133,131 shares of Common Stock, a warrant for 108,764 shares of common stock with an exercise price of $7.00 per share owned by Square Lake and 1,550 shares of Common Stock held in an individual retirement savings plan.

<F5>  Includes 534 shares owned by spouse, as to which beneficial ownership is disclaimed by Mr. Trinward.

<F6>  Includes 13,126 shares owned by spouse, as to which beneficial ownership is disclaimed by Mr. Vachon. Mr. Vachon has resigned effective at the next Annual Meeting of Shareholders, scheduled for November 12, 1997.

<F7>  Includes 4,900 shares owned by spouse and 1,500 shares owned by children, as to which beneficial ownership is disclaimed by Mr. Wight.

<F8>  Includes 22,784 shares owned by spouses and members of immediate families, as to which beneficial ownership has been disclaimed.


              CERTAIN BENEFICIAL OWNERS OF CUSHNOC COMMON STOCK

Security Ownership of Management


      The following table sets forth information as to the Cushnoc Common Stock beneficially owned as of August 27, 1997 by (i) each director and executive officer of Cushnoc and (ii) all directors and executive officers of Cushnoc as a group. There is no family relationship between any of the directors and executive officers of Cushnoc and any other director or executive officer of Cushnoc, except that David M. Lipman and Sumner H. Lipman are brothers.


                                          Shares of Cushnoc
                                          Beneficially Owned

                                      (Percentage of Outstanding
 Name of Beneficial Owner               Where Greater than 1%)
--------------------------            --------------------------

Directors:

Michael J. Angelakis                           100
Nona O. Boyink                                 100

John C. Bridge                               1,000 ( 1.1%)
Charles F. Canning, Jr.                      4,300 ( 4.8%)
Dana E. Caswell                              4,000 ( 4.4%)
A. J. Gingras, Jr.                           1,400 ( 1.6%)
Thomas R. Johnson                              400
David M. Lipman                              3,000 ( 3.3%)

Sumner H. Lipman                            19,460 (21.6%)
Nancy G. Rines                                 100
John Rosmarin                                  200
Robert E. Wheelock                             500
William S. Williams                          8,000 ( 8.9%)




Executive Officers who are not Directors:

Jeffrey C. Williams                         None

All directors and executive
officers of Cushnoc as a group
(14 persons)                                42,560 (47%)

Security Ownership of Certain Beneficial Owners


      Other than as set forth above, no person or entity, including any "group" as that term is used in Section 13(d) of the Exchange Act, was known by NBN to be the beneficial owner of more than five percent (5%) of the outstanding Cushnoc Common Stock as of August 27, 1997.


                                LEGAL OPINION

      The validity of the NBN Common Stock offered hereby will be passed upon for NBN by Drummond Woodsum & MacMahon, Portland, Maine.


                                   EXPERTS


      The consolidated financial statements of Northeast Bancorp as of June 30, 1996 and 1995 and for the years then ended appearing in Northeast Bancorp's Annual Report on Form 10-K for the year ended June 30, 1996, have been audited by Baker Newman & Noyes, Limited Liability Company, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Northeast Bancorp for the year ended June 30, 1994 appearing in Northeast Bancorp's Annual Report on Form 10-K for the year ended June 30, 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as exerts in accounting and auditing.

      The financial statements of Cushnoc for the years ended December 31, 1996 and 1995 have been audited by Schatz, Fletcher & Associates, independent certified public accountants, as set forth in their report.
Such financial statements are provided herewith as Annex IV in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                OTHER MATTERS

      The Cushnoc Board is not aware of any business to come before the Cushnoc Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                  ANNEX I

                        AGREEMENT AND PLAN OF MERGER


      Agreement and Plan of Merger (the "Agreement"), dated as of May 9, 1997, by and among Northeast Bancorp (the "Acquiror"), a Maine corporation, Northeast Bank, F.S.B. (the "Acquiror Sub"), a Federally chartered savings bank and a wholly-owned subsidiary of the Acquiror, and Cushnoc Bank and Trust Company (the "Company"), a Maine-chartered financial institution.

                            W I T N E S S E T H:

      WHEREAS, the Boards of Directors of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of the Company with and into the Acquiror Sub, subject to the terms and conditions set forth herein; and

      WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:


                                  ARTICLE I
                                 DEFINITIONS

      The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

      "Acquiror Common Stock" shall mean the common stock, par value $1.00 per share, of the Acquiror.

      "Acquiror Employee Plans" shall have the meaning set forth in Section 4.14(a) hereof.

      "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror: Employee Stock Purchase Plan; 1987 Stock Option Plan; 1989 Stock Option Plan; 1992 Stock Option Plan.

      "Acquiror Financial Statements" shall mean (i) the consolidated statements of the financial condition (including related notes and schedules, if any) of the Acquiror as of June 30, 1994, 1995 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror for each of the years ended June 30, 1994, 1995 and 1996 as filed by the Acquiror in its Securities Documents, and (ii) the consolidated statements of financial condition of the Acquiror (including related notes and schedules, if any) and the consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to June 30, 1996.

      "Articles of Merger" shall have the meaning set forth in section 2.2 below.

      "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

      "CFR" means the Code of Federal Regulations.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Commission" shall mean the Securities and Exchange Commission.

      "Company Common Stock" shall mean the common stock, par value $15.00 per share, of the Company.

      "Company Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof.

      "Company Financial Statements" shall mean (i) the statements of financial condition (including related notes and schedules, if any) of the Company as of December 31, 1994, 1995 and 1996 and the statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company for each of the years ended December 31,

1994, 1995 and 1996, and (ii) the statements of financial condition of the Company (including related notes and schedules, if any) and the statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company with respect to the quarterly and annual periods ended subsequent to December 31, 1996.

      "Dissenting Shares" shall have the meaning set forth in Section 2.5 hereof.

      "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

      "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

      "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation or code, and any published license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Ratio" shall have the meaning set forth in Section 2.3 hereof.

      "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

      "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, as amended and supplemented.

      "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

      "HOLA" shall mean the Home Owners Loan Act.

      "Material Adverse Effect" shall mean, with respect to the Acquiror or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of the Acquiror and its Subsidiaries taken as whole and the Company taken as a whole, respectively, or (ii) materially impairs the ability of the Company or the Acquiror to consummate the transactions contemplated by this Agreement, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries (including without limitation prospective changes which result in assessments of all institutions with SAIF-insured deposits which are intended to recapitalize the SAIF), (b) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby and (d) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby, including without limitation any actions taken by the Company contemplated by Section 5.12 hereof.

      "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      "Merger" shall mean the merger of the Company with and into the Acquiror Sub pursuant to the terms hereof.

      "MRSA" shall mean the Maine Revised Statutes Annotated.

      "OTS" shall mean the Office of Thrift Supervision.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.14 hereof.

      "Proxy Statement" shall mean the prospectus/proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Company.

      "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

      "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

      "Securities Act" shall mean the Securities Act of 1993, as amended.

      "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all other documents filed, or required to be filed, pursuant to the Securities Laws.

      "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

      "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulations S-X of the Commission.

      "Superintendent" shall mean the Superintendent of the Bureau of Banking of the State of Maine.

      Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                                 ARTICLE II
                                 THE MERGER

Section 2.1  The Merger

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 below), the Company shall be merged with and into the Acquiror Sub (the "Merger") in accordance with the applicable provisions of the MRSA and Federal Law. The Acquiror Sub shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the United States of America. The name of the Surviving Corporation shall continue to be "Northeast Bank F.S.B." Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

      (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 552.13 of Title 12 of the C.F.R. and Section 905 of Title 13-A of the M.R.S.A.

      (c) The Charter and Bylaws of the Acquiror Sub, as in effect immediately prior to the Effective Time, shall be the Charter and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

      (d) The authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Incorporation of the Acquiror Sub immediately prior to the Effective Time.

      (e)  Upon consummation of the Merger, (i) the directors of the

Surviving Corporation shall be the persons whose name and residence address, and whose term as a director, are listed on Exhibit 2.1(d) attached hereto and incorporated herein by reference, and (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Acquiror Sub immediately prior to the Effective Time.

Section 2.2  Effective Time; Closing

      The Merger shall become effective upon the occurrence of the filing of articles of merger (the "Articles of Merger") with the Secretary of State of the State of Maine pursuant to the MRSA, unless a later date and time is specified as the effective time in such Articles of Merger (the "Effective Time"). A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of the Acquiror in Auburn, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon, provided that, notwithstanding the foregoing, the parties hereby agree to hold the Closing on the first day which is at least two business days following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) if necessary for the Effective Time to occur on or before December 31, 1997.

      At the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

Section 2.3  Treatment of Capital Stock

      Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

      (a) each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding;

      (b) each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding; and

      (c) subject to Sections 2.5 and 2.6 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by the Acquiror or any of its Subsidiaries other than in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired) shall become and be converted into the right to receive 2.089 shares of Acquiror Common Stock (subject to possible adjustment as set forth in Section 2.8 hereof, the "Exchange Ratio").

Section 2.4  Shareholder Rights; Stock Transfers

      Except as provided for in Section 2.5 hereof, at the Effective Time, holders of Company Common Stock shall cease to be and shall have no rights as shareholders of the Company, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfers books of the Company or the Surviving Corporation of shares of Company Common Stock.

Section 2.5  Dissenting Shares

      Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the MRSA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Acquiror Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MRSA. The Company shall give the Acquiror prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the MRSA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Company Common Stock shall be converted into the right to receive Acquiror Common Stock in accordance with the applicable provisions of this Agreement.
 Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

Section 2.6  Fractional Shares

      Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock shall be issued to holders of Company Common Stock.
In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by the average closing price of the Acquiror Common Stock on the American Stock Exchange on the ten business days preceding the Effective Time, as reported in the Wall Street Journal, or if not reported therein, in another authoritative source, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or other rights in respect of any fractional share interest.

Section 2.7  Exchange Procedures

      (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, upon surrender of the same to an agent duly appointed by the Acquiror ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 2.3(c) hereof.
 As promptly as practicable after the Effective Time (and in no event later than the fifth business day following the Effective Time), the Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock as provided in Section 2.3 hereof, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock or cash in lieu of any fractional share. Notwithstanding anything in this Agreement to the contrary, certificates representing Company Common Stock surrendered for exchange by any Affiliate of the Company (as defined in Section 5.13(a) hereof) shall not be exchanged for certificates representing shares of Acquiror Common Stock in accordance with the terms of this Agreement until the Acquiror has received a written agreement from such person as specified in Section 5.13(b).

      (b) No holder of a certificate theretofore representing shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing shares of Acquiror Common Stock. In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to any holder's surrender of certificates representing shares of Company Common Stock, dividends payable to such holder in respect of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock. The Acquiror shall be entitled, after the Effective Time, to treat certificates representing shares of Company Common Stock as evidencing ownership of the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant to this Agreement, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

      (c) The Acquiror shall not be obligated to deliver a certificate or certificates representing shares of Acquiror Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or bond in an amount as may be reasonably required in each case by the Acquiror. If any certificate evidencing shares of Acquiror Common Stock is to be issued in a name other than that in which the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 2.8  Anti-Dilution Provisions

      If, on the Effective Time, (i) Acquiror has, at any time after the date hereof and before the Effective Time, (A) issued a dividend in shares of Acquiror Common Stock, (B) combined the outstanding shares of Acquiror Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Acquiror Common Stock, or (D) reclassified the shares of Acquiror

Common Stock, then the number of shares of Acquiror Common Stock to be delivered pursuant to Section 2.7 to Company shareholders who are entitled to receive shares of Acquiror Common Stock in exchange for shares of Company Common Stock shall be adjusted so that each Company shareholder shall be entitled to receive such number of shares of Acquiror Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event. (By way of illustration, if Acquiror shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Time, the Exchange Ratio determined pursuant to Section 2.3 shall be adjusted upward by 7%.)

Section 2.9  Additional Actions

      If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.


                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Acquiror that:

Section 3.1  Capital Structure; Subsidiaries

      The authorized capital stock of the Company consists of 90,000 shares of Company Common Stock. As of the date hereof, there are 90,000 shares of Company Common Stock issued and outstanding, -0- shares of Company Common Stock are directly or indirectly held by the Company as treasury stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. There are no Rights authorized, issued or outstanding with respect to the capital stock of the Company. The Company has no subsidiaries.

Section 3.2  Organization, Standing and Authority
             of the Company

      The Company is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company. The deposit accounts of the Company are insured by the BIF to the maximum extent permitted by the FDIA, and the Company has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. The Company has heretofore delivered or made available to the Acquiror true and complete copies of its Articles of Incorporation and Bylaws as in effect as of the date hereof.

Section 3.3  Authorized and Effective Agreement

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Acquiror and the Acquiror Sub, constitutes a legal, valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company.

      (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the OTS, the FDIC, and the Superintendent, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the American Stock Exchange Rules in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror Sub and (v) the filing of Articles of Merger with the Secretary of State of Maine pursuant to the MRSA and Articles of Combination with the OTS pursuant to the CFR in connection with the Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company in connection with the execution and delivery by the Company of this Agreement and consummation by the Company of the transactions contemplated hereby.

      (d) As of the date hereof, the Company is not aware of any reasons relating to the Company (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of each of the Acquiror, the Acquiror Sub and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a Material Adverse Effect on the Acquiror, the Acquiror Sub or the Company or materially impair the value of the Company to the Acquiror.

Section 3.4  Regulatory Reports

      Since January 1, 1994, the Company has duly filed with the FDIC and the Superintendent, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of the Company by the FDIC or the Superintendent, the Company was not required to correct or change any action, procedure or proceeding which the Company believes has not been corrected or changed as required.

Section 3.5  Financial Statements

      (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the statements of financial condition of the Company as of December 31, 1996, and the statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, are accompanied by the audit reports of Schatz, Fletcher & Associates, independent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the financial condition of the Company as of the respective dates set forth therein, and the results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

      (b) Each of the Company Financial Statements referred to in Section 3.5(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein. The audits of the Company have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Company are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company.

      (c) Except and to the extent (i) reflected, disclosed or provided for in the Company Financial Statements and (ii) of liabilities incurred since December 31, 1996 in the ordinary course of business, the Company has no liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company.

Section 3.6  Material Adverse Change

      Since December 31, 1996, (i) the Company has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and
(ii) no event has occurred or circumstance arisen that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

Section 3.7  Environmental Matters

      (a) To the best of the Company's knowledge, the Company is in compliance with all Environmental Laws. The Company has not received any communication alleging that the Company is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

      (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company (other than properties held by the Company solely as security for a debt) has been or is in violation of or liable under any Environmental Law.

      (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

      (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned by it as of the date hereof or which secure loans of the Company as of the date hereof.

Section 3.8  Tax Matters

      (a) The Company has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. The Company will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Company are complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge, and except as Previously Disclosed, has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Company have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company to extend the period of limitations for the assessment or collection of any tax. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

      (c) Except as Previously Disclosed, the Company (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company (nor does the Company have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

Section 3.9  Legal Proceedings

      There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or against any asset, interest or right of the Company, or against any officer, director or employee of the Company that in any such case, if decided adversely, would have a Material Adverse Effect on the Company. The Company is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.10  Compliance with Laws

      (a) The Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no suspension or cancellation of any of the same is threatened.

      (b) The Company is not in violation of its Articles of Incorporation or Bylaws, or, to the best of the Company's knowledge, of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court specifically addressed to the Company, or in default under any order, license, regulation or demand of any governmental agency specifically addressed to the Company, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and the Company has not received any notice or communication from any federal, state or local governmental authority asserting that the Company is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Company. The Company is not subject to any regulatory or supervisory cease or desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by governmental authorities), and has not received any written communication requesting that it enter into any of the foregoing.

Section 3.11  Certain Information

      None of the information relating to the Company supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will include or be accompanied by such information as the Acquiror shall request for purposes of compliance with the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.12  Employee Benefit Plans

      (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, welfare, severance or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company (the "Company Employee Plans"), and the Company has previously furnished or made available to the Acquiror accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plan, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      (b) None of the Company, any pension plan maintained by it and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any employees of the Company. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

      (c) The Company does not participate in and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. The Company has no liability under any such plan that is not reflected on the consolidated statement of financial condition of the Company at December 31, 1996 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) To the best of the Company's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

      (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will also be made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

      (g) To the best of the Company's knowledge, the Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

Section 3.13  Certain Contracts

      (a) Except as Previously Disclosed, the Company is not a party to, is not bound or affected by, and does not receive and is not obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company (other than deposits, federal funds purchased and securities sold under agreements to repurchase) or the guarantee by the Company of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which the Company is obligated to indemnify any director, officer, employee or agent of the Company; (v) any agreement, arrangement or understanding to which the Company is a party or by which any of the same is bound which limits the freedom of the Company to compete in any line of business or with any person, or (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FDIC, the Superintendent or any other regulatory agency.

      (b) Schedule 3.13(b) sets forth all of the following contracts and agreements to which the Company is a party or to which or by which it or its assets or properties are subject or bound:

      (i) contracts and other agreements with any current or former officer, director, employee, consultant, agent, partner or other representative, or with any entity in which any of the foregoing has an interest;

      (ii) contracts and other agreements (a) for the sale of any of the assets or properties or for the grant to any person of any preferential rights to purchase any of the assets or properties of the Company, or (b) which create any liens or encumbrances on any assets or properties of the Company;

      (iii) contracts and other agreements calling for an aggregate purchase price or payments in any one year of more than $10,000 in any one case (or in the aggregate in the case of any related series of contracts or agreement);

      (iv) contracts and any other agreements relating to the acquisition by the Company of any operating business or the capital stock of any other corporation or any partnership or joint venture interest;

      (v) any and all licenses necessary for, or required in connection with, the operation of the Company;

      (vi) any contracts or agreement with respect to the payment of dividends or any other distribution in respect of capital stock of the Company; and

      (vii)  contracts or agreements with affiliates.

There have been delivered or made available to the Acquiror true and complete copies of all of such contracts. All of such contracts and other agreement are valid and binding upon the respective parties thereto in accordance with their respective terms, and there are no defaults under any such contracts. Except as separately identified on Schedule 3.13(b), no approval or consent of any person is needed in order that the contracts and other agreements set forth in such Schedule 3.13(b) continue in full force and effect following the consummation of the transactions contemplated hereby.

      (c) The Company is not in default or in noncompliance, which default or noncompliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

Section 3.14  Brokers and Finders

      Except as Previously Disclosed, neither the Company nor any of its directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

Section 3.15  Insurance

      The Company has Previously Disclosed a list of insurance policies in effect under which the Company is an insured. All such policies are with financially sound and reputable insurance companies, and all premiums thereon have been paid to the date hereof.

Section 3.16  Properties

      All real and personal property owned by the Company or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company in the ordinary course of business consistent with its past practices. The Company has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the statement of financial condition of the Company as of December 31, 1996 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the statement of financial condition of the Company as of December 31, 1996 included in the Company Financial Statements. All real and personal property which is material to the Company's business and leased or licensed by the Company is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

Section 3.17  Labor

      No work stoppage involving the Company is pending or, to the best knowledge of the Company, threatened. The Company is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Company which could have a Material Adverse Effect on the Company. Employees of the Company are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company during the past five years.

Section 3.18  Required Vote

      (a) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Company.

      (b) A majority of the Directors of the Company has approved the Merger and this Agreement.

Section 3.19  Accounting for the Merger; Reorganization

      As of the date hereof, the Company has no reason to believe that any action it has taken will cause the Merger to fail to qualify (i) for pooling-of-interests accounting treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

Section 3.20  Disclosures

      None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to the Acquiror in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                 ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

      The Acquiror represents and warrants to the Company that:

Section 4.1  Capital Structure

      The authorized capital stock of the Acquiror consists of 3,000,000 shares of Acquiror Common Stock and 1,000,000 shares of Acquiror Preferred Stock. As of May 9, 1997, there were 1,274,969 shares of issued and outstanding. No shares of Acquiror Common Stock were held as treasury stock and not outstanding and there were 116,882 shares of Acquiror Preferred Stock issued and outstanding, of which 45,454 were classified as Series A and 71,428 were classified as Series B. As of May 9, 1997, there were 233,764 shares of Acquiror Common Stock issuable upon conversion of outstanding Acquiror Preferred Stock, 92,000 shares issuable upon exercise of outstanding options and 108,764 shares issuable upon exercise of outstanding warrants. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Acquiror Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no other Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror, except for
(i) shares of Acquiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans, now or hereafter, and (ii) by virtue of this Agreement.

Section 4.2  Organization, Standing and Authority
             of the Acquiror

      The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror. The Acquiror is duly registered as a savings and loan holding company under the HOLA and the regulations of the OTS. The Acquiror has heretofore delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

Section 4.3  Ownership of the Acquiror Subsidiaries

      The Acquiror has Previously Disclosed each direct or indirect Acquiror Subsidiary. Except for capital stock of the Acquiror Subsidiaries, securities and other interest held in a fiduciary capacity or taken in consideration of debts previously contracted and by virtue of this Agreement, the Acquiror does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock of each of the Acquiror Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever, except certain covenants contained in a Loan Agreement between the Acquiror and Fleet National Bank, dated as of August 7, 1996.
No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Acquiror Subsidiary and there are no agreements, understandings or commitments relating to the right of the Acquiror to vote or to dispose of said shares or other ownership interests.

Section 4.4  Organization, Standing and Authority
             of the Acquiror Subsidiaries

      Each Acquiror Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as applicable. Each of the Acquiror Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Acquiror. The deposit accounts of each Acquiror Subsidiary which is an insured depository institution under the FDIA are insured by either the BIF or, in the case of certain deposits of each such institution, the SAIF to the maximum extent permitted by the FDIA, and each such entity has paid all premiums and assessments required by the FDIA and the regulations thereunder. The Acquiror has heretofore delivered or made available to the Company true and complete copies of the Articles of Incorporation and Bylaws of it and the Acquiror Sub.

Section 4.5  Authorized and Effective Agreement

      (a) Each of the Acquiror and the Acquiror Sub has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror and the Acquiror Sub. This Agreement has been duly and validly executed and delivered by the Acquiror and the Acquiror Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquiror and the Acquiror Sub which is enforceable against the Acquiror and the Acquiror Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger), nor compliance by the Acquiror and the Acquiror Sub with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Acquiror, or the Charter or Bylaws of any Acquiror Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror or the Acquiror Sub pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Acquiror or any Acquiror Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror or any Acquiror Subsidiary.

      (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the OTS, the FDIC, and the Superintendent, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with applicable state securities or "blue sky" laws and the American Stock Exchange Rules in connection with the issuance of acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror Sub, and (v) the filing of Articles of Merger with the Secretary of State of Maine pursuant to the MRSA and Articles of Combination with the OTS pursuant to the CFR in connection with the Merger, no consents or approvals of or filing or registrations with any Governmental Entity or with any third party are necessary on the part of the Acquiror, or the Acquiror Sub in connection with the execution and delivery by the Acquiror and the Acquiror Sub of this Agreement and the consummation by the Acquiror of the transactions contemplated hereby.

      (d) As of the date hereof, neither the Acquiror nor Acquiror Sub is aware of any reasons relating to the Acquiror or any of its Subsidiaries (including, without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of each of the Acquiror, the Acquiror Sub and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Acquiror, could have a Material Adverse Effect on the Acquiror, the Acquiror Sub or the Company or materially impair the value of the Company to the Acquiror.

Section 4.6  Securities Documents; Regulatory Reports

      (a) Since January 1, 1994, the Acquiror has timely filed with the Commission, the American Stock Exchange and the NASD all Securities Documents required by the Securities Laws for which a failure to file could reasonably be expected to have a Material Adverse effect on the Acquiror and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Since January 1, 1994, the Acquiror, the Acquiror Sub and each Acquiror Subsidiary which is an insured depository institution under the FDIA has duly filed with the OTS, the FDIC and the Superintendent, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulation. In connection with the most recent examinations of the Acquiror or an Acquiror Subsidiary by the OTS, the FDIC or the Superintendent, neither the Acquiror nor any Acquiror Subsidiary was required to correct or change any action, procedure or proceeding which the Acquiror or the Acquiror Subsidiary believes has not been corrected or changed as required.

Section 4.7  Financial Statements

      (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the consolidated statements of financial condition of the Acquiror as of June 30, 1994, 1995 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended June 30, 1994, 1995 and 1996 are accompanied by the audit report of Baker, Newman & Noyes, LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

      (b) Each of the Acquiror Financial Statements referred to in Section 4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted principles consistently applied during the periods involved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in all material respects in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Acquiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

      (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of the Acquiror as of June 30, 1996, (including related notes) and (ii) of liabilities incurred since June 30, 1996 in the ordinary course of business, neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Acquiror on a consolidated basis.

Section 4.8  Material Adverse Change

      Since June 30, 1996, (i) the Acquiror has conducted its business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and
(ii) no event has occurred or circumstances arisen that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Acquiror.

Section 4.9  Tax Matters

      The Acquiror and the Acquiror Subsidiaries and each of their predecessors has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Acquiror nor any Acquiror Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. No audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror or any Acquiror Subsidiary is pending or, to the best of the Acquiror's knowledge, threatened.

Section 4.10  Legal Proceedings

      There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or against any officer, director or employee of the Acquiror or any Acquiror Subsidiary that in any such case, if decided adversely, would have a Material Adverse Effect on the Acquiror. Neither the Acquiror or any Acquiror Subsidiary is a party to any order, judgment or decree which has or could reasonable be expect to have a Material Adverse Effect on the Acquiror.

Section 4.11  Compliance with Laws

      (a) Each of the Acquiror and each Acquiror Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a

Material Adverse Effect on the Acquiror; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

      (b) Neither the Acquiror nor any Acquiror Subsidiary is in violation of its respective Articles of Incorporation or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonable be expected to have a Material Adverse Effect on the Acquiror; and neither the Acquiror nor any Acquiror Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Acquiror or any Acquiror Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any Acquiror Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental authorities), and none of them has received any written communication requesting that it enter into any of the foregoing.

Section 4.12  Certain Information

      None of the information relating to the Acquiror and the Acquiror Subsidiaries to be included or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.13  Brokers and Finders

      Except as previously disclosed, neither the Acquiror nor any Acquiror Subsidiary nor any of its directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

Section 4.14  Certain Contracts

      Neither the Acquiror nor any Acquiror Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Acquiror, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

Section 4.15  Insurance

      The Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations.

Section 4.16  Properties

      All real and personal property owned by the Acquiror or each Acquiror Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. The Acquiror has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities or redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Acquiror as of June 30, 1996 included in the Acquiror Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) as reflected on the consolidated statement of financial condition of the Acquiror as of June 30, 1996 included in the Acquiror Financial Statements. All real and personal property which is material to the Acquiror's business on a consolidated basis and leased or licensed by the Acquiror or an Acquiror Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

Section 4.17  Labor

      No work stoppage involving the Acquiror or an Acquiror Subsidiary is pending or, to the best knowledge of the Acquiror, threatened. Neither the Acquiror nor any Acquiror Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a Material Adverse Effect on the Acquiror. Employees of the Acquiror and any Acquiror Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of the Acquiror's knowledge, there have been no efforts to unionize or organize any employees of the Acquiror or any Acquiror Subsidiary during the past five years.

Section 4.18  Required Vote

      The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Common Stock of the Acquiror Sub (all of which shares are owned by the Acquiror) is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Acquiror Sub. No shareholder vote is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Acquiror.

Section 4.19  Accounting for the Merger; Reorganization

      As of the date hereof, neither the Acquiror nor any Acquiror Subsidiary has any reason to believe that the Merger will fail to qualify
(i) for pooling-of-interests treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

Section 4.20  Disclosures

      None of the representations and warranties of the Acquiror or any of the written information or documents furnished or to be furnished by the Acquiror to the Company in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                  ARTICLE V
                                  COVENANTS

Section 5.1  Reasonable Best Efforts

      Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror and the Acquiror Sub shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger as promptly as practicable and to otherwise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or parties hereto to that end.

Section 5.2  Shareholder Meeting

      The Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of the Acquiror and the Board of Directors of the Company will recommend that the shareholders of the Acquiror Sub and the Company, respectively, approve this Agreement and the transactions contemplated hereby provided that the Board of Directors of the Acquiror and the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

Section 5.3  Regulatory Matters

      (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4. The Acquiror shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Acquiror also shall use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of Acquiror Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

      (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement. The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

      (c) The Acquiror and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

      (d) The Acquiror and the Company shall promptly furnish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

Section 5.4  Investigation and Confidentiality

      (a) Each party shall permit the other party and its representatives reasonable access to its properties and personnel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filing with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each party and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations.

      (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

Section 5.5  Press Releases

      The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which, based on advice of counsel, is required by law or regulation.

Section 5.6  Business of the Parties

      (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company shall carry on its business in the ordinary course consistent with past practice. The Company will use reasonable efforts to (x) preserve its business organization intact, (y) keep available to itself and the Acquiror the present services of its employees and (z) preserve for itself and the Acquiror the goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the Acquiror, between the date hereof and the Effective Time, the Company shall not:

      (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company Common Stock;

      (ii) issue any shares of its capital stock, or issue, grant, modify or authorize any Rights; purchase any shares of Company Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

      (iii) amend its Articles of Incorporation or Bylaws; impose, or suffer the imposition, of any material lien, charge or encumbrance on its assets or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

      (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) such as may be granted in the ordinary course of business consistent with past practice;

      (v) except as previously disclosed enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the Company's defined contribution Pension Plan not in the ordinary course of business consistent with past practice;

      (vi) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by the Company or guarantee by the Company of any such obligation, except for deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice (y) any agreement, arrangement or commitment relating to the employment of any employee, or, amend any such existing agreement, arrangement or commitment, provided that the Company may employ an employee if necessary to operate the business of the Company in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

      (vii) change its method of accounting in effect for the year ended December 31, 1996, except as required by changes in laws or regulations or generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1996, except as required by changes in laws or regulations;

      (viii) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

      (ix) file any applications or make any contract with respect to branching or site location or relocation;

      (x) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

      (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

      (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

      (xiii) knowingly take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368;

      (xiv) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and correct in any material respect at the Effective Time;

      (xv) permit its stockholders equity as of the end of the month preceding the Effective Time to be less than $2,125,000: or

      (xvi)  agree to do any of the foregoing.

      (b) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the Company, the Acquiror and the Acquiror Sub shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and relationships. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as expressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror and the Acquiror Sub shall not:

      (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Acquiror Common Stock, except for regular quarterly cash dividends which are not in excess of $0.10 per share of Acquiror Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of the Acquiror's Subsidiaries to pay dividends on their respective common stocks to the Acquiror;

      (ii) issue any shares of its capital stock or issue, grant, modify or authorize any Rights, other than in each case pursuant to (i) Rights granted pursuant to the Acquiror Employee Stock Benefit Plans, (ii) any presently existing Acquiror stock option plan, or (iii) any acquisition to the extent permitted under subsection (v) below; provided, however, that Acquiror may issue its common stock in exchange for the shares of any Acquiror Subsidiary not presently wholly owned by Acquiror;

      (iii) effect any recapitalization, reclassification, stock split or like change in capitalization;

      (iv) amend its Articles of Incorporation, Charter or other governing instrument or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contemplated hereby;

      (v) make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate could materially adversely affect the ability of the Acquiror to consummate the transactions contemplated hereby in a reasonably timely manner;

      (vi) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally accepted accounting principles or (B) as a reorganization within the meaning of Section 368 of the Code;

      (vii) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and correct in any material respect at the Effective Time; or

      (viii)  agree to do any of the foregoing.

      (c) The Company shall not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, the Company (an "Acquisition Transaction") (other than with the Acquiror or an affiliate thereof), provided, however, that the Board of Directors of the Company may furnish such information or participate in such negotiations or discussions if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that their fiduciary duty under applicable law requires them to do so. The Company will promptly inform the other party of any such request for information or of any such negotiations or discussions, as well as instruct its directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.6(c).

Section 5.7  Current Information

      During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within 25 days after the end of each month, the Company and the Acquiror will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting principles.

Section 5.8  Indemnification; Insurance

      (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Company determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under the Articles of Organization or Bylaws of the Company in effect on the date hereof, provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Without limiting the foregoing obligation, the Acquiror also agrees that all limitations of liability existing in favor of the Indemnified Parties in the Articles of Organization and Bylaws of the Company, in each case as in effect on the date hereof, arising out of matters existing or occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, provided, however, that all such rights in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

      (b)  Any Indemnified Party wishing to claim indemnification under
Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event a federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      (c) The Acquiror shall cause the Surviving Corporation to maintain the Company's existing directors' and officers' liability insurance policy as of the date hereof (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by the Company for a period of three years following the Effective Time.

      (d) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

Section 5.9  Certain Directors

      The Acquiror agrees to take all action necessary to appoint or elect, effective as of the Effective Time, one member of the Company's Board of Directors, to be selected by Acquiror, as a director of the Acquiror. Such person shall serve until the first annual meeting of shareholders of the Acquiror following the Effective Time and until a successor is elected and qualified. The Acquiror shall include such person on the list of nominees for directors presented by the Board of Directors of the Acquiror and for which said Board shall solicit proxies at the first annual meeting of shareholders of the Acquiror following the Effective Time.

Section 5.10  Benefit Plans and Arrangements

      As soon as administratively practicable after the Effective Time, the Acquiror shall take all reasonable action so that employees of the Company shall be entitled to participate in the Acquiror Employee Plans of general applicability, and until such time the Company Employee Plans shall remain in effect, provided that no employee of the Company who becomes an employee of the Acquiror Sub and subject to the Acquiror's medical insurance plans shall be excluded coverage thereunder on the basis of a preexisting condition that was not also excluded under the Company's medical insurance plans, except to the extent such preexisting condition was excluded under the Company's medical insurance plans, in which case this Section 5.10 shall not require coverage for such pre-existing condition unless and until the employee satisfies the pre-existing exclusion period that was applicable under the Company's medical insurance plans. For purposes of determining eligibility to participate in and the vesting of benefits under the Acquiror Employee Plans, the Acquiror shall recognize years of service with the Company as such service is recognized by the Company. With respect to any severance for employees of the Company, Acquiror will, for Company employees who become Acquiror employees, for one year following the Effective Time pay severance pay in accordance with Exhibit 5.10 attached hereto.

Section 5.11  Accountants' Letters

      Each of the Company and the Acquiror shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Form S-4, a letter of its respective independent public accountants, dated (i) the date on which the Form S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

Section 5.12  Certain Policies; Integration

      (a) If requested by the Acquiror, immediately prior to the Effective Time, the Company shall, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform the Company's accounting and credit loss reserve practices and methods to those of the Acquiror (as such practices and methods are to be applied to the Company from and after the Effective Time) and reflect the Acquiror's plans with respect to the conduct of the Company's business following the Merger and to provide for the costs and expenses relating to the consummation by the Company of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to take such action (i) if such action is prohibited by applicable law or (ii) unless the Acquiror informs the Company that it has no reason to believe that all conditions to the Acquiror's obligations to consummate the transactions contemplated by this Agreement set forth in
Article VI hereof will not be satisfied or waived. The establishment or adjustment of such accruals and reserves shall not constitute a breach of any representation or warranty of the Company contained in this Agreement.

      (b) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its directors, officers and employees to, cooperate with and assist the Acquiror in the formulation of a plan of integration for the Acquiror and the Company and their respective banking subsidiaries.

Section 5.13  Restrictions on Resale

      (a) The Company has Previously Disclosed to the Acquiror, and the Acquiror has Previously Disclosed to the Company, a schedule of each person that, to the best of its knowledge, is deemed to be an "affiliate" of the Company and the Acquiror, respectively (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

      (b) Each of the Company and the Acquiror shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company and the Acquiror, respectively, to execute and deliver to the Acquiror on or before the date of the mailing of the Proxy Statement an agreement in the form of Exhibit D and Exhibit E, respectively.

      (c) If requested by an Affiliate of the Company in connection with a proposed sale of Acquiror Common Stock which in the reasonable judgment of the Acquiror cannot be effected without jeopardizing the manner in which the Merger was accounted for under generally accepted accounting principles, the Acquiror shall use its reasonable best efforts to publish as promptly as reasonably practicable but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with Accounting Series Release No. 135 of the Commission and to file a Form 8-K with the Commission containing such figures.

Section 5.14  Disclosure Supplements

      From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

Section 5.15  Failure to Fulfill Conditions

      In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Merger.

      In the event the Closing shall not have occurred on or before any record date established for the payment of cash dividends by the Acquiror subsequent to September 30, 1997, the Exchange Ratio will be increased to the amount of such dividend times the Exchange Ratio divided by $14.00, plus the existing Exchange Ratio, subject to adjustment as provided in Section 2.8.


                                 ARTICLE VI
                            CONDITIONS PRECEDENT

Section 6.1  Conditions Precedent - The Acquiror, the
             Acquiror Sub and the Company

      The respective obligations of the Acquiror, the Acquiror Sub and the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

      (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken by the Acquiror, the Acquiror Sub, and the Company, including approval by the requisite vote of the respective shareholders of the Acquiror Sub and the Company of this Agreement.

      (b) All approvals and consents for the transactions contemplated hereby from the OTS, the FDIC, the Superintendent and any other Governmental Entity the approval or consent of which is required for the consummation of the Merger and the other transactions contemplated hereby shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in the following proviso clause; provided, however, that no approval or consent referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or requirement that is not customary and useful in transactions of the type contemplated by this Agreement and that, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to the Acquiror that had such condition or requirement been known the Acquiror, in its reasonable judgment, would not have entered into this Agreement.

      (c)  None of the Acquiror, the Company or their respective

Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

      (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the Acquiror Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

      (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the American Stock Exchange.

      (f) Each of Baker, Newman & Noyes LLP, the Acquiror's independent public accountants, and Schatz, Fletcher & Associates LLP, the Company's independent public accountants, shall have issued a letter dated as of the Effective Time, to the Acquiror and to the Company, respectively, to the effect that, based on a review of this Agreement and related agreements (including without limitation the agreements referred to in Section 5.13(b) hereof) and the facts and circumstances then known to it (including without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective Time), the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles.

      (g) The Acquiror shall have received the written opinion of Drummond Woodsum & MacMahon to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and the Company shall have received the written opinion of Breyer & Aguggia to such effect and to the effect that (i) except for cash received in lieu of fractional share interests, holders of Company Common Stock who receive Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal income tax purposes, (ii) the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged, and (iii) the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time. Each such opinion shall be based on such written representations from the Acquiror, the Company and others as such counsel shall reasonably request as to factual matters.

Section 6.2  Conditions Precedent - The Company

      The obligations of the Company to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Company pursuant to Section 7.4 hereof.

      (a) The representations and warranties of the Acquiror as set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Acquiror.

      (b) The Acquiror shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

      (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

      (d) The Company shall have received the written opinion of Drummond Woodsum & MacMahon, dated the date of the Closing, that addresses the matters set forth in Exhibit 6.2(d) hereto.

      (e) The Acquiror and the Acquiror Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror and the Acquiror Sub as the Company may reasonably request.

      (f) The oral fairness opinion from Ryan Beck received by the Company on or prior to the date hereof shall not have been withdrawn by Ryan Beck, and the Company shall have received a fairness opinion letter from Ryan Beck dated as of a date which is within five (5) days prior to the date of the Proxy Statement to the effect that in the opinion of such firm the Exchange Ratio is fair to the Company stockholders from a financial point of view.

Section 6.3  Conditions Precedent - The Acquiror
             and the Acquiror Sub

      The obligations of the Acquiror and the Acquiror Sub to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror or the Acquiror Sub pursuant to Section 7.4 hereof.

      (a)  The representations and warranties of the Company set forth in
Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Company.

      (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement on or prior to the Effective Time.

      (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its President and by its Chief

Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

      (d) The Acquiror shall have received the written opinion of Breyer & Aguggia, dated the date of the Closing, that addresses the matters set forth in Exhibit 6.3(d) hereto.

      (e) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Company as the Acquiror may reasonably request.

      (f) No more than 10% of the Company Common Stock shall be Dissenting Shares as defined in Section 2.5 above.

      (g) The Company shall have received the written consent of Fleet National Bank to the Merger.


                                 ARTICLE VII
                      TERMINATION, WAIVER AND AMENDMENT

Section 7.1  Termination

      This Agreement may be terminated:

      (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

      (b) at any time on or prior to the Effective Time, by the Acquiror or the Acquiror Sub in writing if the Company has, or by the Company in writing if the Acquiror or the Acquiror Sub has, in any material respect, breached
(i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

      (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of
Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

      (d) at any time, by any party hereto in writing, if the shareholders of the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

      (e) by either the Company or the Acquiror in writing if the Effective Time has not occurred by the close of business on December 31, 1997, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date (the Acquiror and the Acquiror Sub being treated as a single entity for purposes of this Section 7.1(e));

      (f) by the Company at any time during the ten day period commencing with the Determination Date (as defined below) if the Average Closing Price (as defined below) shall be less than $11.50, subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to the Acquiror (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten day period). During the five day period commencing with its receipt of such notice, the Acquiror shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder by adjusting the Exchange Ratio to equal a number (calculated to the nearest one thousandth) obtained by dividing (A) $24.02 by (B) the Average Closing Price. If the Acquiror so elects within such five day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). For purposes of this Section 7.1(f), (i) the term "Average Closing Price" means the average of the daily closing prices of a share of Acquiror Common Stock, as reported by the American Stock Exchange (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source) during the period of twenty consecutive trading days ending on the Determination Date and (ii) the term "Determination Date" means the date on which the approval of the OTS for consummation of the Merger is received. All of the share amounts and per share figures in this Section 7.1(f) are subject to adjustment as provided in Sections 2.8 and 5.16.

Section 7.2  Effect of Termination

      In the event that this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Section
5.4 and Section 8.1, respectively, and this Section 7.2 shall survive any such termination, (ii) a termination pursuant to Section 7.1(b), (d), or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination and (iii) Section 7.6 shall survive to the extent of any amounts payable thereunder.

Section 7.3  Survival of Representations, Warranties
             and Covenants

      All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.8, 5.9 and 5.10 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror, the Acquiror Sub or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either the Acquiror or the Company.

Section 7.4  Waiver

      Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of the Acquiror Sub and the Company) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in the Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.5 hereof executed after shareholders of the Acquiror Sub or the Company have approved this Agreement shall not modify either the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

Section 7.5  Amendment or Supplement

      This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror, the Acquiror Sub and the Company, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by their respective Boards of Directors.

Section 7.6  Termination Fee

      In order to induce the Acquiror to enter into this Agreement and to reimburse the Acquiror for its costs and expenses related to entering into this Agreement and seeking to consummate the transactions contemplated by this Agreement, the Company will make a cash payment to the Buyer of $100,000 (the "Termination Fee") if and only if at the time of such termination any person (other than the Acquiror) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction and:

      (i)  The Acquiror or Company has terminated this Agreement pursuant to
Section 7.1(d) because of a failure by the Company's shareholders to approve this Agreement; or

      (ii)  The Acquiror has terminated this Agreement pursuant to 7.1(b);

      Any payment required by this section will be payable by the Company to the Acquiror (by wire transfer of immediately available funds to an account designed by the Acquiror) within five business days after demand by the Acquiror.

                                ARTICLE VIII
                                MISCELLANEOUS

Section 8.1  Expenses

      Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Section 8.2  Entire Agreement

      This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.8, 5.9 and 5.10.

Section 8.3  No Assignment

      None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

Section 8.4  Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

      If to the Acquiror or the Acquiror Sub:

      Northeast Bancorp
      232 Center Street
      P.O. Box 868
      Auburn, Maine 04210

      Attn: James Delamater, President
            and Chief Executive Officer

      Fax - 207-777-6410

      With a required copy to:

      Drummond Woodsum & MacMahon
      245 Commercial Street
      P.O. Box 9781
      Portland, Maine 04104-5081

      Attn: Joseph L. Delafield III

      Fax - 207-772-3627

      If to the Company:

      Cushnoc Bank and Trust Company
      One Bangor Street
      Augusta, Maine 04332-4701

      Attn: Sumner Lipman

      Fax - 207-623-8528

      With a required copy to:

      Breyer & Aguggia
      Suite 470 East
      1300 I Street N.W.
      Washington, D.C. 20005

      Attn:  John F. Breyer, Jr.

      Fax - 202-737-7979

Section 8.5  Interpretation

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.6  Counterparts

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.7  Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                       NORTHEAST BANCORP

Attest:

/s/ Ariel Rose Gill                    By:  /s/ James D. Delamater
Name:  Ariel Rose Gill                 Name:  James D. Delamater
Title: Corporate Clerk and             Title: President and
Secretary                              Chief Executive Officer


                                       NORTHEAST BANK F.S.B.

Attest:

/s/ Ariel Rose Gill                    By:  /s/ James D. Delamater
Name:  Ariel Rose Gill                 Name:  James D. Delamater
Title: Corporate Clerk and             Title: President and
Secretary                              Chief Executive Officer

                                       CUSHNOC BANK AND TRUST COMPANY

Attest:

/s/ Dale M. Goodwin                    By:  /s/ Sumner H. Lipman
Name:  Dale M. Goodwin                 Name:  Sumner H. Lipman
Title: Treasurer                       Title:

                               EXHIBIT 2.1 (d)

                              List of Directors

Name                   Residence                  Term to Expire(1)
----                   ---------                  -----------------

Joseph A. Aldred       Brunswick, ME              1997
Norris T. Brown        Bethel, ME                 1997
Ronald J. Goguen       Moncton, NB                1997
John W. Trinward       N. Waterford, ME           1997
Edmond J. Vachon       Bethel, ME                 1997

John Bouchard          Brunswick, ME              1998
A. William Cannan      Saco, ME                   1998
Judith W. Hayes        Lexington, ME              1998
Stephen W. Wight       Bethel, ME                 1998
Dennis A. Wilson       Bethel, ME                 1998

James D. Delamater     Oxford, ME                 1999
Norman R. Houde        Brunswick, ME              1999
Philip Jackson         Harrison, ME               1999
Ronald C. Kendall      Bethel, ME                 1999
Robert Morrell         Brunswick, ME              1999

------------
<F1>  As a result of an Amendment to the Bylaws of Acquiror, beginning in
      1997 directors will be elected for a term of one year.


                              SCHEDULE 3.13(b)

                                  CONTRACTS

NAME                   TYPE              EXPIRATION       CANCELLATION
----                   ----              ----------       ------------

M&M Consulting         Compliance        9/15/97          30 Days Notice
PLUS System, Inc.      Membership        N/A              Non-Transferrable
Cirrus System, Inc.    Membership        N/A              Non-Transferrable
AMEXCO                 ATM               5/16/97          90 Days
NoticeMastermoney      Debit Card        6/20/00          90 Days Notice
Mellon Bank            EFT Services      5/16/99          Penalty*
Infinet Payment
Services               EFT SErvices      8/31/98          180 Days Notice
NYCE                   ATM               N/A              180 Days Notice
Macrosoft              Software          Perpetual        30 Days Notice
FISC                   Item Processing   N/A              60 Days Notice
General Electric       Vehicle           6/11/99          Payoff Future
                                                          Payments

------------
<F*>  Penalty of minimum monthly fee times months remaining in initial agreement.


                                EXHIBIT 5.10

      Any employee of the Company who, during the period beginning at the Effective Time and ending on the first anniversary thereof, is terminated by the Acquiror without Just Cause, shall, within ten business days of the date of such termination, receive a lump sum payment from the Acquiror equal to six (6) times the employee's monthly compensation (determined at the employee's monthly rate of base compensation in effect on the date of termination). No benefit shall be payable under this paragraph if an employee is terminated for Just Cause or in the event of the employee's voluntary termination of employment. For purposes of this paragraph, "Just Cause" shall mean termination of employment by reason of an employee's personal dishonesty, willful misconduct, intentional failure to perform stated duties, breach of fiduciary duty involving personal profit, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).


                                  EXHIBIT D

                            AFFILIATES OF COMPANY


                                                         __________, 1997

Northeast Bancorp
232 Center Street
Auburn, ME  04210

Ladies and Gentlemen:

      Pursuant to Section 5.13 of the Agreement and Plan of Merger, dated as of __________, 1997 (the "Agreement"), among Northeast Bancorp (the "Acquiror"), Northeast Bank F.S.B. (the "Acquiror Sub") and Cushnoc Bank and Trust Company (the "Company"), I hereby agree as follows:

      1. I will not sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock or Company Common Stock (both as defined in the Agreement) owned by me during the period commencing 30 business days prior to the Effective Time (as defined in the Agreement) (the anticipated date of which shall be set forth in a notice by the Company to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and Exchange Commission; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such numbers of shares of Acquiror Common Stock or Company Common Stock as will not, in the reasonable judgment of accountants to the Acquiror, interfere with or prevent the Merger (as defined in the Agreement) from being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of the Acquiror and all other affiliates of the Company.

      2. I will comply with paragraph (d) of Rule 145 under the Securities Act of 1933, as amended, and will not sell, pledge, transfer or otherwise dispose of any shares of Acquiror Common Stock received by me in exchange for shares of Common Stock pursuant to the Merger (as defined in the Agreement), except upon the Acquiror's receipt of an opinion of counsel, at the Acquiror's expense, that the proposed disposition will not violate paragraph (d) of Rule 145.

      The transfer agent of each of the Company and the Acquiror shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of Company Common Stock and Acquiror Common Stock, respectively, unless the transfer has been effected in compliance with the terms of this letter agreement. In addition, the certificates evidencing shares of Acquiror Common Stock acquired by me in exchange for Company Common Stock pursuant to the Merger shall bear a legend noting the restrictions on transfer set forth in this letter agreement.

      3. For a period three (3) years from the Effective Time (as defined in the Agreement) of the Merger, I will not participate, directly or indirectly, as an investor in or lender to, or a guarantor of any loan to, or otherwise assist in the capitalization of, any new or inactive financial institution having a place of business within fifty (50) miles of Augusta, Maine.

      This provision does not preclude the undersigned from serving as a director of an existing financial institution or an existing thrift institution converting from mutual to stock form of ownership, or from investing in an existing thrift institution's conversion from mutual to stock ownership so long as the aggregate amount of stock in the institution owned directly or indirectly by the undersigned does not exceed 5% of the issued and outstanding stock of such institution.

                                       Very truly yours,



                                       ______________________________
                                       Name



Agreed and accepted this
________ day of ___________, 1997

Northeast Bancorp


By:___________________________
Name:
Title:


                                  EXHIBIT E

                           AFFILIATES OF ACQUIROR

                                                      _____________, 1997

Northeast Bancorp
232 Center Street
Auburn, ME  04210

Ladies and Gentlemen:

      Pursuant to Section 5.13 of the Agreement and Plan of Merger dated as of ____________, 1997 (the "Agreement"), among Northeast Bancorp (the "Acquiror"), Northeast Bank F.S.B. (the "Acquiror Sub") and Cushnoc Bank and Trust Company (the "Company"), I hereby agree not to sell, pledge, transfer or otherwise dispose of the shares of Acquiror Common Stock or Company Common Stock (both as defined in the Agreement) owned by me during the period commencing 30 business days prior to the Effective Time (as defined in the Agreement) (the anticipated date of which shall be set forth in a notice by the Company to me as soon as such information is available) and continuing to the date on which financial results covering at least 30 days combined operations of the Acquiror and the Company have been published within the meaning of Topic 2-E of the Staff Accounting Bulletin Series of the Securities and Exchange Commission; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of Acquiror Common Stock or Company Common Stock as will not, in the reasonable judgment of accountants to the Acquiror, interfere with or prevent the Merger (as defined in the Agreement) from being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of the Acquiror and all other affiliates of the Company.

      The transfer agent of each of the Company and the Acquiror shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of the Company Common Stock and Acquiror Common Stock, respectively, unless the transfer has been effected in compliance with the terms of this letter agreement.

                                       Very truly yours,

                                       ______________________________
                                       Name

Agreed and accepted this
_______ day of _________, 1997

Northeast Bancorp


By:_________________________
Name:
Title:


                               EXHIBIT 6.2(d)

       (Matters to be covered in Opinion(s) of Counsel to be delivered to the Company pursuant to Section 6.2(d) of the Agreement)

      (a) Each of the Acquiror and the Acquiror Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and the Acquiror is duly registered as a savings and loan holding company under the HOLA.

      (b) The authorized capital stock of the Acquiror consists of 3,000,000 shares of Acquiror Common Stock, of which ___________ were issued and outstanding of record as of (the end of the month preceding the closing date), and 1,000,000 shares of Acquiror Preferred Stock, of which _________ were issued and outstanding as Series A Preferred and ________ were issued and outstanding as Series B Preferred as of (the end of the month preceding the Effective Time). All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Acquiror have no preemptive rights with respect to any shares of capital stock of the Acquiror. All of the outstanding shares of capital stock of the Acquiror have been duly authorized and validly issued, are fully paid and nonassessable and, to the knowledge of such counsel, are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except as set forth in the Agreement, there were no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror as of the date of the Agreement.

      (c) The Agreement has been duly authorized, executed and delivered by the Acquiror and the Acquiror Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Acquiror and the Acquiror Sub may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC, (ii) equitable principles limiting the right to obtain specific performance of other similar equitable relief and
(iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement.

      (d) All corporate and shareholder actions required to be taken by the Acquiror and the Acquiror Sub by law and their respective Articles of Incorporation and Bylaws to authorize the execution and delivery of the Agreement and consummation of the Merger have been taken.

      (e) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by the Acquiror and the Acquiror Sub to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained.

      (f) The shares of Acquiror Common Stock to be issued pursuant to the terms of the Agreement have been duly authorized by all necessary corporate action on the part of the Acquiror and, when issued in accordance with the terms of the Agreement, will be validly issued and fully paid and nonassessable.

      (g) To such counsel's knowledge, and except as Previously Disclosed or as disclosed in the Acquiror's Securities Documents, there are no material legal or governmental proceedings pending to which the Acquiror or any Acquiror Subsidiary is a party or to which any property of the Acquiror or any Acquiror Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

      Such counsel also shall state that it has no reason to believe that the information relating to the Acquiror or an Acquiror Subsidiary contained or incorporated by reference in (i) the Form S-4, at the time the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers of the Acquiror Subsidiary. The opinion of such counsel need refer only to matters of Maine, and federal law, and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Company.


                               EXHIBIT 6.3(d)

      The opinion of counsel for the Company contemplated in Section 6.3(d) of the Agreement to which this Exhibit 6.3(d) is attached shall be to the following effect (all terms used herein which are defined in the Agreement have the meanings set forth therein):

      (i) The Company is a state-chartered commercial bank validly existing under the laws of the State of Maine. The Company is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

      (ii) The authorized capital stock of the Company consists of 90,000 shares of Company Common Stock, of which _______ shares are issued and outstanding of record as of the date hereof. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and the shareholders of the Company have no preemptive rights with respect to any shares of capital stock of the Company. To such counsel's knowledge, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company.

      (iii) The execution and delivery of the agreement by the Company, and the consummation by the Company of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of the Company.

      (iv) The Agreement has been duly executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and (2) general principles of equity, whether applied by a court of law or equity.

      (v) The execution, delivery and performance of the Agreement by the Company, and the consummation of the transactions contemplated thereby by the Company, do not (1) violate any federal statutory law or regulation applicable to the Company, or any judgment, decree or order of which we have knowledge and which specifically names the Company, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of the Company; (2) constitute a breach of or default under any agreement or other arrangement that has been Previously Disclosed to the Acquiror, which breach or default is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of the Company; or (3) violate the Articles of Incorporation or Bylaws of the Company.

      (vi) All consents or approvals of or filings or registrations with any Governmental Entity or, to such counsel's knowledge, any third party which are necessary to be obtained by the Company to permit the execution, delivery and performance of the Agreement and consummation of the Merger have been obtained.

      (vii) To such counsel's knowledge, and except as Previously Disclosed, there are no material legal or governmental proceedings pending to which the company is a party or to which any property of the Company is subject and no such proceedings are threatened by governmental authorities or by others.

      Such counsel also shall state that it has no reason to believe that the information relating to the Company contained or incorporated by reference in (i) the form S-4, at the time of the Form S-4 and any amendment thereto became effective under the Securities Act, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of the Company and the Acquiror and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials, certificates or opinions of other counsel to the Company reasonably satisfactory to the Acquiror and, as to matters of act, certificates of officers of the Company. The opinion of such counsel need refer only to matters of Maine and federal law and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to the Acquiror.

      (viii) To the best of our knowledge, the Merger has been approved by the shareholders of the Bank.

      In giving such opinion, counsel may rely on certificates of public officials as to matters of fact on certificates of officers of the Bank.


                                  ANNEX II

                           RYAN, BECK & CO., INC.



August ___, 1997


The Board of Directors
Cushnoc Bank & Trust Company
235 Western Avenue
Augusta, Maine  04332-0068


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Cushnoc Bank & Trust Company, ("Cushnoc") and its shareholders of the proposed merger (the "Merger") between Cushnoc and Northeast Bancorp, Auburn, Maine ("Northeast") the holding company for Northeast Bank, FSB, Auburn, Maine ("Northeast Bank").

Pursuant to the Agreement and Plan of Merger (the "Agreement") dated May 9, 1997, Cushnoc shall merge with and into Northeast Bank, and each share of Cushnoc's issued and outstanding common stock will be converted into and become the right to receive 2.089 shares, subject to certain adjustments as set forth in the Agreement (the "Exchange Ratio"), of common stock of Northeast. We have assumed that the Merger will qualify as a tax free transaction for the stockholders of Cushnoc and be accounted for by Northeast as a pooling-of-interests transaction.

Ryan, Beck & Co., as a customary part of its investment banking business, is engaged in the valuation of banking and savings institutions and their securities in connection with mergers and acquisitions. In conducting our investigation and analysis of this transaction, we have met separately with members of senior management of Northeast and Cushnoc to discuss their respective operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Merger Agreement and related documents; (ii) drafts of the Proxy Statement / Prospectus prepared in connection with the merger; (iii) Northeast's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended June 30, 1996, 1995, and 1994, and Northeast's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, December 31, 1996 and September 30, 1996; (iv) Cushnoc's Annual Reports to Shareholders for the years ended December 31, 1996, 1995, and 1994; (v) the historical stock prices and trading volume of Northeast's Common Stock; (vi) the publicly available financial data of thrift organizations which Ryan, Beck deemed generally comparable to Northeast; (vii) the publicly available financial data of commercial banking organizations which Ryan, Beck deemed generally comparable to Cushnoc; and
(viii) the terms of recent acquisitions of commercial banking organizations which Ryan, Beck deemed generally comparable to Cushnoc. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate. Ryan, Beck as part of its review of the Merger, also analyzed Northeast's ability to consummate the Merger and considered the future prospects of Cushnoc in the event it remained independent.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the managements of Cushnoc and Northeast as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts which in our judgment were appropriate under the circumstances. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of the respective managements. We are not experts in the evaluation of allowances for loan losses. Therefore, we have not assumed any responsibility for making an independent valuation of the adequacy of the allowances for loan losses set forth in the balance sheets of Cushnoc and Northeast at March 31, 1997, and we assumed such allowances were adequate and comply fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to Cushnoc and Northeast. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Cushnoc or Northeast or the respective subsidiaries, nor have we reviewed any individual loan files of Cushnoc or Northeast.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger to Cushnoc. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof. Ryan, Beck did not express any opinion as to the price or range of prices at which Northeast Common Stock might trade subsequent to the Merger.

We have been retained by the Board of Directors of Cushnoc as an independent contractor to act as financial advisor to Cushnoc with respect to the Merger and will receive a fee for our services. Ryan, Beck has had no prior relationship with Northeast. Ryan, Beck's research department does not follow Northeast and Ryan, Beck is not a market maker in Northeast stock. Prior to this engagement, Ryan, Beck has not performed any financial advisory or other services for Cushnoc.

Our opinion is directed to the Board of Directors of Cushnoc and does not constitute a recommendation to any shareholder of Cushnoc as to how such shareholder should vote at any shareholder meeting held in connection with the Merger.

Based upon and subject to the foregoing it is our opinion as investment bankers that the Exchange Ratio in the Merger as provided and described in the Merger Agreement is fair to the holders of Cushnoc common stock from a financial point of view.

Very truly yours,


RYAN, BECK & CO., INC.

                                  ANNEX III
                        9-B M.R.S.A. [SECTION] 352(5)

Rights of dissenting shareholders.

A. The owners of shares of a financial institution which were voted against a merger or consolidation shall be entitled to receive their value in cash if an when the merger or consolidation becomes effective, upon written demand made to the resulting institution at any time within 30 days after the effective date of the merger or consolidation, accompanied by surrender of the stock certificates.

B. The value of such shares shall be determined, as of the date of the stockholders' meeting approving the merger or consolidation, by 3 appraisers, one to be selected by the owners of 2/3 of the shares involved, one by the board of directors of the resulting institution and the 3rd by the 2 so chosen. The valuation agreed upon by any 2 appraisers shall govern. If the appraisal is not completed within 90 days after the merger or consolidation becomes effective, the superintendent shall cause an appraisal to be made. The expenses of appraisal shall be paid by the resulting institution.

C. The resulting institution may fix an amount which it considers to be not more than the fair market value of the shares of the participating institution at the time of the stockholders' meeting approving the merger or consolidation, which amount it will pay to dissenting stockholders of that institution entitled to payment in cash. Acceptance of such offer by a dissenting stockholder shall terminate the rights granted to the accepting stockholder in paragraphs A and B.

D. The amount due under the appraisal or the accepted offer shall constitute a debt of the resulting institution.


                                  ANNEX IV


                       Cushnoc Bank and Trust Company

                            FINANCIAL STATEMENTS

                         December 31, 1996 and 1995


                        INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Cushnoc Bank and Trust Company

We have audited the accompanying balance sheets of Cushnoc Bank and Trust Company as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
 An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cushnoc Bank and Trust Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedule is not necessary for a fair presentation of the financial statements in conformity with generally accepted accounting principles, but is presented as additional analytical data. The supplementary schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


/S/ Schatz, Fletcher & Associates

January 29, 1997
Augusta, Maine



                                                                   EXHIBIT A

                       Cushnoc Bank and Trust Company

                               BALANCE SHEETS

                         December 31, 1996 and 1995


                                   ASSETS
                                   ------

                                                         1996          1995
                                                         ----          ----

CASH AND CASH EQUIVALENTS (Exhibit D)
  Cash and due from banks                             $   743,988   $ 1,161,612
  Interest bearing deposits with other banks              272,041     3,375,000
                                                      -------------------------
      TOTAL CASH AND CASH EQUIVALENTS                 $ 1,016,029   $ 4,536,612
                                                      -------------------------

INVESTMENT SECURITIES
  Securities held to maturity (Notes 1 and 2)         $ 1,824,381   $ 2,138,132

  Other investment securities (Notes 1 and 2)             102,100       102,100
                                                      -------------------------
      TOTAL INVESTMENT SECURITIES                     $ 1,926,481   $ 2,240,232
                                                      -------------------------
LOANS, net of allowance for loan loss of
 $211,066 and $211,961 in 1996 and 1995,
 respectively (Notes 1, 3 and 4)                      $16,652,692   $16,936,500
                                                      -------------------------

NET PROPERTY AND EQUIPMENT (Notes 1 and 5)            $   843,713   $   887,925
                                                      -------------------------

OTHER ASSETS
  Foreclosed real estate (Note 1)                     $   108,926   $   100,000
  Accrued interest receivable - investments                31,393        35,374
  Accrued interest receivable - loans                     115,159       145,775
  Prepaid expenses                                         55,953        49,225
  Income tax receivable                                     2,857         2,713
  Other receivables                                         3,387         2,272
  Deferred tax asset (Notes 1 and 6)                       63,205        63,343
                                                      -------------------------
      TOTAL OTHER ASSETS                              $   380,880   $   398,702
                                                      -------------------------

TOTAL ASSETS                                          $20,819,795   $24,999,971
                                                      =========================

                    LIABILITIES AND STOCKHOLDERS' EQUITY
                    ------------------------------------

                                                         1996          1995
                                                         ----          ----
LIABILITIES
  Deposits:
    Demand                                            $ 1,859,148   $ 1,647,011
    NOW accounts                                        2,307,601     2,516,823
    Regular savings                                     1,543,093     1,549,031
    Money market deposit accounts                       2,728,350     3,886,242
    Certificates of deposit (in denominations of
     $100,000 or more) (Note 9)                         1,662,069     2,672,873
    Other time accounts (Note 9)                        7,767,985     9,689,271
    Treasury tax and loan                                 130,865       130,799
                                                      -------------------------
      TOTAL DEPOSITS                                  $17,999,111   $22,092,050
                                                      -------------------------

  OTHER LIABILITIES
    Borrowed funds (Note 9)                           $   482,828   $   544,793
    Accrued interest payable - deposits                    84,448       110,793
    Accrued expenses                                       32,258        33,521
    Other                                                   2,197         4,063
    Deferred income tax (Notes 1 and 6)                    14,574        15,265
                                                      -------------------------
      TOTAL OTHER LIABILITIES                         $   616,305   $   708,435
                                                      -------------------------


TOTAL LIABILITIES                                     $18,615,416   $22,800,485
                                                      -------------------------

COMMITMENTS (Notes 7 and 8)

STOCKHOLDERS' EQUITY (Exhibit C)
  Common stock, $15 par value, 90,000 shares
   authorized, issued and outstanding                 $ 1,350,000   $ 1,350,000
  Additional paid in capital                              900,000       900,000
  Retained earnings (deficit)                             (45,621)      (50,514)
                                                      -------------------------
      TOTAL STOCKHOLDERS' EQUITY                      $ 2,204,379   $ 2,199,486
                                                      -------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $20,819,795   $24,999,971
                                                      =========================

               See accompanying notes to financial statements


                                                                   EXHIBIT B

                       Cushnoc Bank and Trust Company

                            STATEMENTS OF INCOME

               For the years ended December 31, 1996 and 1995

                                                        1996         1995
                                                        ----         ----

INTEREST INCOME
  Interest and fees on loans                         $1,785,576   $1,930,799
  Securities held to maturity                           112,492      111,037
  Federal Home Loan Bank dividends                        6,659        7,399
  Federal funds sold and securities purchased
   under agreements to resell                            72,856      128,564
                                                     -----------------------
      TOTAL INTEREST INCOME                          $1,977,583   $2,177,799
                                                     -----------------------

INTEREST EXPENSE
  Borrowed funds                                     $   34,624   $   40,304
  Interest on deposits:
    Regular Savings and NOW accounts                    103,172       94,132
    Money market deposit accounts                       106,190      110,086
    Certificates of deposit (in denominations of
     $100,000 or more)                                  120,257      137,726
    Other time accounts                                 501,350      558,597
                                                     -----------------------
      TOTAL INTEREST EXPENSE                         $  865,593   $  940,845
                                                     -----------------------

NET INTEREST INCOME                                  $1,111,990   $1,236,954

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                36,000       50,000
                                                     -----------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES  $1,075,990   $1,186,954
                                                     -----------------------

NON-INTEREST INCOME
  Fees and service charges                           $   75,708   $   60,657
  Other                                                  11,120       28,509
                                                     -----------------------
      TOTAL OTHER INCOME                             $   86,828   $   89,166
                                                     -----------------------
INCOME BEFORE NON-INTEREST EXPENSES                  $1,162,818   $1,276,120

NON-INTEREST EXPENSES (Schedule B)                    1,152,440    1,097,581
                                                     -----------------------

INCOME BEFORE PROVISION FOR INCOME TAXES             $   10,378   $  178,539
                                                     -----------------------

PROVISION FOR INCOME TAXES (Notes 1 and 6)
  Current year tax expense                           $    6,038   $   30,746
  Deferred tax (benefit)                                   (553)      (6,267)
                                                     -----------------------
      TOTAL PROVISION FOR INCOME TAXES               $    5,485   $   24,479
                                                     -----------------------

NET INCOME                                           $    4,893   $  154,060
                                                     =======================

EARNINGS PER COMMON SHARE (Note 1)                   $      .05   $     1.71
                                                     =======================

               See accompanying notes to financial statements

                                                                  SCHEDULE B

                       Cushnoc Bank and Trust Company

                     SCHEDULES OF NON-INTEREST EXPENSES

               For the years ended December 31, 1996 and 1995


                                                  1996         1995
                                                  ----         ----

Salaries                                       $  477,254   $  455,110
Occupancy expense (Note 7)                        120,834      115,589
Outside service fees                               72,756       48,998
Postage, stationery and supplies                   62,343       64,728
Employee benefits                                  57,506       50,303
Professional services                              55,450       49,409
Depreciation (Notes 1 and 5)                       54,949       54,632

Payroll taxes                                      41,579       40,252
Miscellaneous (Note 7)                             41,311       24,227
Repairs and maintenance                            37,699       38,000
Advertising (Note 1)                               34,803       27,925
Insurance and bonds                                19,917       57,020
Telephone                                          17,093       14,362
Amortization (Notes 1 and 5)                       16,667       17,006
Property tax                                       15,475       15,697
Memberships and subscriptions                      12,536       13,216
Travel and entertainment                            7,594       10,391
Loss on foreclosed real estate                      6,674        - 0 -
Amortization of organizational costs (Note 1)       - 0 -          521
Amortization of start up costs (Note 1)             - 0 -          195
                                               -----------------------

      TOTAL OTHER EXPENSES                     $1,152,440   $1,097,581
                                               =======================


                See accompanying notes to financial statements

                                                                   EXHIBIT C

                       Cushnoc Bank and Trust Company

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               For the years ended December 31, 1996 and 1995


                                         Additional   Retained      Total
                               Common     Paid-In     Earnings   Stockholders'
                                Stock     Capital     (Deficit)     Equity
                             -------------------------------------------------


BALANCE, December 31, 1994   $1,350,000   $900,000   $(204,574)    $2,045,426

NET INCOME - 1995                 - 0 -      - 0 -     154,060        154,060
                             ------------------------------------------------

BALANCE, December 31, 1995   $1,350,000   $900,000   $ (50,514)    $2,199,486

NET INCOME - 1996                 - 0 -      - 0 -       4,893          4,893
                             ------------------------------------------------

BALANCE, December 31, 1996   $1,350,000   $900,000   $ (45,621)    $2,204,379
                             ================================================


               See accompanying notes to financial statements

                                                                   EXHIBIT D

                       Cushnoc Bank and Trust Company

                          STATEMENTS OF CASH FLOWS

               For the years ended December 31, 1996 and 1995


                                                               1996           1995
                                                               ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                        $ 2,008,828    $ 2,125,689
  Fees and commissions received                                 75,708         60,657
  Interest (paid)                                             (891,938)      (941,759)
  Cash (paid) to suppliers and employees                    (1,084,007)    (1,014,458)
  Income taxes (paid)                                           (6,182)       (33,545)
  Other receipts                                                10,005         28,936
                                                           --------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES            $   112,414    $   225,520
                                                           --------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from paydowns and maturities of held-to-
   maturity securities                                     $ 1,412,552    $ 1,094,784
  (Purchases) of held-to-maturity securities                (1,098,801)    (1,597,955)
  Net decrease in loans, net of write offs                     242,160        804,492
  (Purchase) of property and equipment                         (26,330)       (30,203)
  Cash (paid) pursuant to sale of foreclosed property           (7,674)         - 0 -
                                                           --------------------------
      NET CASH PROVIDED BY INVESTING ACTIVITIES            $   521,907    $   271,118
                                                           --------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  (Payments) on long-term borrowings                       $   (61,965)   $   (58,119)
  Federal funds purchased (repaid), net                          - 0 -       (196,000)
  Net increase (decrease) in demand deposits, NOW, money
   market, and other savings accounts                       (1,160,915)       180,036
  Net increase (decrease) in certificates of deposit        (2,932,090)     3,347,325
  Net increase in treasury tax and loan                             66        119,680
                                                           --------------------------
      NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES     $(4,154,904)   $ 3,392,922
                                                           --------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           $(3,520,583)   $ 3,889,560

CASH AND CASH EQUIVALENTS, beginning of year                 4,536,612        647,052
                                                           --------------------------

CASH AND CASH EQUIVALENTS, end of year                     $ 1,016,029    $ 4,536,612
                                                           ==========================

SUPPLEMENTAL INFORMATION

  Loans transferred to foreclosed real estate              $   108,926    $   100,000
                                                           ==========================

RECONCILIATIONS OF NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:

                                                           1996           1995
                                                           ____           ____

NET INCOME                                                 $     4,893    $   154,060
                                                           --------------------------

ADJUSTMENTS TO RECONCILE NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
  Depreciation and amortization                            $    71,616    $    71,638
  Provision for loan losses                                     36,000         50,000
  Amortization of organizational and start up costs              - 0 -            716
  Loss on sale of foreclosed real estate                         6,674          - 0 -
  (Increase) decrease in accrued interest receivable            34,597        (42,537)
  (Increase) decrease in prepaid expenses                       (6,728)         2,489
  (Increase) decrease in deferred tax asset                        138        (16,046)
  (Increase) in income tax receivable                             (144)        (2,713)
  (Increase) decrease in other receivables                      (1,115)           427
  Increase (decrease) in accrued expenses and
   other liabilities                                            (3,129)         8,280
  Increase (decrease) in deferred income tax                      (691)         9,779
  (Decrease) in deferred loan fees                              (3,352)        (9,573)
  (Decrease) in income tax payable                               - 0 -            (86)
  (Decrease) in accrued interest payable -
   deposits                                                    (26,345)          (914)
                                                           --------------------------
      TOTAL ADJUSTMENTS                                    $   107,521    $    71,460
                                                           --------------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                  $   112,414    $   225,520
                                                           ==========================


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 1996, the bank sold foreclosed real estate with a book value of $100,000 for $101,000 less costs related to the sale of property totalling $7,674 resulting in a loss on sale of foreclosed real estate of $6,674. The bank financed the contract selling price of $101,000 on the above sale.


               See accompanying notes to financial statements


                       Cushnoc Bank and Trust Company

                        NOTES TO FINANCIAL STATEMENTS

               For the years ended December 31, 1996 and 1995



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - Cushnoc Bank and Trust Company, a Maine corporation, was organized in Central Maine as a Maine trust company in 1989. Following necessary regulatory approvals, the Bank commenced business on June 19, 1989. The Bank's customer base is primarily is located in the Central Maine area.

The accounting and financial reporting policies of Cushnoc Bank and Trust Company conform to general practices within the banking industry and are in accordance with generally accepted accounting principles. A description of the more significant policies follows:

CASH EQUIVALENTS - For purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks" and "interest bearing deposits from other banks."

DEBT AND EQUITY SECURITIES - The Bank classifies its investments into the following category: held to maturity securities.

HELD TO MATURITY SECURITIES - Held to maturity securities consist of debt securities for which the Bank has the positive intent and ability to hold such securities until maturity. Debt securities classified as held to maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. When a decline in market value is considered other than temporary, the loss is recognized in the statements of income, resulting in the establishment of a new cost basis for the security.

OTHER INVESTMENT SECURITIES - Other investment securities consists of Federal Home Loan Bank stock. This security is carried at cost.

LOANS AND ALLOWANCE FOR LOAN LOSSES - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Loan income is recognized on the accrual basis of accounting. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation computed on the straight-line method over the useful lives of the assets. The estimated useful lives of property and equipment for purposes of computing depreciation are:


            Building                                   31.5 - 40 years
            Equipment and software                             5 years
            Furniture and fixtures                        7 - 10 years
            Leasehold improvements                       10 - 31 years


INCOME TAXES - Deferred income taxes result from temporary differences which arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets and liabilities and their reported amounts in financial statements. The primary source of this difference is deferral of loan origination fees, provision for loan losses and depreciation methods.

FORECLOSED REAL ESTATE - Foreclosed real estate includes formally foreclosed property. At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value less costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income (loss) on foreclosed real estate.

ORGANIZATIONAL COSTS - Organizational costs were recorded at cost and were amortized over a period of 60 months.

START UP COSTS - Start up costs were recorded at cost and were amortized over a period of 60 months.

ADVERTISING - Advertising costs are expensed as incurred.

USE OF ESTIMATES - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate.
 Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

EARNINGS PER COMMON SHARE - Earnings per common share amounts are based on the weighted average number of shares outstanding (90,000 in 1996 and 1995).
 There are no common stock equivalents.


NOTE 2 - INVESTMENT SECURITIES

Debt and equity securities have been classified in the balance sheet according to managements intent. The carrying amount of securities and their approximate market value are as follows:

                                                     Approximate    Gross       Gross
                                          Carrying      Market    Unrealized  Unrealized
      December 31, 1996                    Amount       Value       Gains      (Losses)
      -----------------                   --------   -----------  ----------  ----------

Held-to-Maturity Securities
  U.S. Treasury and Agency Securities    $1,549,153  $1,546,474     $ 5,249    $ (7,928)
  Mortgage-Backed Securities                164,569     173,662       9,093       - 0 -
  Municipal securities                      110,659     108,111       - 0 -      (2,548)
                                         ----------------------------------------------
      Total Held-to-Maturity Securities   1,824,381   1,828,247      14,342     (10,476)
  Other securities - Federal Home
   Loan Bank Stock                          102,100     102,100       - 0 -       - 0 -
                                         ----------------------------------------------
                                         $1,926,481  $1,930,347     $14,342    $(10,476)
                                         ==============================================

                                                     Approximate    Gross       Gross
                                          Carrying      Market    Unrealized  Unrealized
      December 31, 1995                    Amount       Value       Gains      (Losses)
      -----------------                   --------   -----------  ----------  ----------

Held-to-maturity securities
  U.S. Treasury and Agency Securities    $1,830,957  $1,822,540     $ 4,241    $(12,658)
  Mortgage-Backed Securities                195,335     199,378      10,510      (6,467)
  Municipal securities                      111,840     112,500         660       - 0 -
                                         ----------------------------------------------
      Total Held-to-Maturity Securities   2,138,132   2,134,418      15,411     (19,125)
  Other securities - Federal Home
   Loan Bank Stock                          102,100     102,100       - 0 -       - 0 -
                                         ----------------------------------------------
                                         $2,240,232  $2,236,518     $15,411    $(19,125)
                                         ==============================================


The carrying amounts and approximate market value of held-to-maturity securities by maturity at December 31, 1996 are as follows:

                                                     Approximate   Gross        Gross
                                          Carrying      Market    Unrealized  Unrealized
                                           Amount       Value       Gains      (Losses)
                                          --------   -----------  ----------  ----------

Maturity one year or less:
  U.S. Treasury and Agency               $  249,834  $  250,155     $   593    $   (272)
                                         ----------------------------------------------

Maturity after one year through
 five years:
  U.S. Treasury and Agency               $1,099,431  $1,096,100     $ 3,708    $ (7,039)
  Municipal securities                       54,833      53,603       - 0 -      (1,230)
                                         ----------------------------------------------
                                         $1,154,264  $1,149,703     $ 3,708    $ (8,269)
                                         ----------------------------------------------


Maturity after five years through
 ten years:
  U.S. Treasury and Agency               $  199,888  $  200,219     $   948    $   (617)
  Mortgage Backed                            35,312      37,116       1,804       - 0 -
  Municipal Securities                       55,826      54,508       - 0 -      (1,318)
                                         ----------------------------------------------
                                         $  291,026  $  291,843     $ 2,752    $ (1,935)
                                         ----------------------------------------------

Maturity after ten years:
  Mortgage Backed                        $  129,257  $  136,546     $ 7,289    $  - 0 -
                                         ----------------------------------------------
      TOTAL HELD-TO-MATURITY SECURITIES  $1,824,381  $1,828,247     $14,342    $(10,476)
                                         ==============================================

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.


NOTE 3 - LOANS

Outstanding loans at December 31 are as follows:

                                               1996          1995
                                               ----          ----

            Commercial                     $ 9,997,938   $10,115,873

            Mortgage                         3,707,944     3,542,882
            Home equity                        448,312       546,181
            Installment                      2,668,072     2,678,180
            Consumer                            82,028       311,341
            Other                                8,984         6,876
                                           -------------------------
              Subtotal                     $16,913,278   $17,201,333
                Allowance for loan loss       (211,066)     (211,961)
                Net deferred loan fees         (49,520)      (52,872)
                                           -------------------------
              NET LOANS                    $16,652,692   $16,936,500
                                           =========================

Outstanding commitments on loans at December 31, 1996 and 1995 totalled $374,000 and $1,049,200, respectively. As of December 31, 1996 and 1995, the Bank had $772,549 and $1,448,634, respectively, available on approved lines of credit and construction loans.

Mortgage loans serviced for others are not included in the accompanying balance sheet. The unpaid principal balances of mortgage loans serviced for others was $966,132 at December 31, 1996.

The Bank is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers.
 The financial instruments are standby letters of credit. These instruments involve an element of credit risk in excess of the amount recognized in the balance sheets. The notional amount of these instruments of $32,880 as of December 31, 1996 reflects the extent of involvement the bank has in this class of financial instruments.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:


                                                 1996        1995
                                                 ----        ----

            Balance, beginning of year         $211,961   $258,812
            Provision charged to operating
             expenses                            36,000     50,000
            Less write offs                     (39,651)  (102,205)
            Add recoveries                        2,756      5,354
                                               -------------------
            Balance, end of year               $211,066   $211,961
                                               ===================


NOTE 5 - PROPERTY AND EQUIPMENT

Major classifications of these assets are summarized as follows:

                                             December 31,  December 31,
                                                 1996          1995
                                                 ----          ----

            Land                             $  260,000    $  260,000
            Building                            458,326       450,147
            Equipment and software              439,440       425,999
            Furniture and fixtures              108,610       107,602
            Leasehold improvements               53,517        51,721
                                             ------------------------
              Subtotal                       $1,319,893    $1,295,469
            Accumulated depreciation and
             amortization                      (476,180)     (407,544)
                                             ------------------------
                NET PROPERTY AND EQUIPMENT   $  843,713    $  887,925
                                             ========================

Depreciation and amortization expense amounted to $71,616 and $71,638, respectively in 1996 and 1995.


NOTE 6 - INCOME TAXES

A summary of income tax expense included in the statement of income for the years ended December 31, 1996 and 1995 is as follows:


                                                 1996      1995
                                                 ----      ----
            Current tax expense
              Federal                           $1,468    $27,332
              State                              4,570      3,414
                                                -----------------
                Total current tax expense       $6,038    $30,746

            Deferred tax (benefit) - Federal      (553)    (6,267)
                                                -----------------

            TOTAL PROVISION FOR INCOME TAXES    $5,485    $24,479
                                                =================

Deferred taxes result from timing differences in the recognition of revenues and expenses for tax and financial statement purposes and differences in tax bases of assets and liabilities and their reported amounts in the financial statements. The sources of these differences and the tax effect for each year follow:

                                                        1996        1995
                                                        ----        ----

            Depreciation                              $   692    $   (726)
            Deferred loan origination fees             (1,462)    (11,397)
            Provision for loan losses                    (269)    (14,055)
            Start up costs, net                         - 0 -         215
            Other                                       1,592      (2,106)
            Effect of change in estimated tax rate      - 0 -      34,336
                                                      -------------------

              Tax effect of timing differences        $   553    $  6,267
                                                      ===================


NOTE 7 - LEASE COMMITMENTS

The Bank leases the banking premises under an operating lease expiring in May 1999. The premises are leased from a partnership which consists of the organizers of the Bank. Minimum rental payments under a non-cancelable operating lease having a remaining term in excess of one year as of December 31, 1996 for each of the next three years are:


                   1997            $ 65,882
                   1998              65,882
                   1999              27,450
                                   --------
                                   $159,214
                                   ========

Total rent expense was $65,610 and $64,415 in 1996 and 1995, respectively.

During the year ended December 31, 1996, the bank leased a vehicle under a lease agreement that expires in 1999. The future minimum lease payments for the next three years are:


                   1997            $ 5,219
                   1998              5,219
                   1999              2,609
                                   -------
                     TOTAL         $13,047
                                   =======

Vehicle rent expense for 1996 was $3,480.


NOTE 8 - COMMITMENTS

The Bank has various commitments to extend credit or lines of credit, which are not reflected in the financial statements. Commercial and mortgage loan commitments generally are made to meet specific needs of certain customers.
 Lines of credit are commitments to lend up to a specified amount and generally are renewed annually. Amounts outstanding under lines of credit fluctuate from time to time because they generally are used to finance short-term, seasonal working capital needs of the borrower. No losses are anticipated on these commitments.


NOTE 9 - BORROWED FUNDS AND TIME DEPOSITS

BORROWED FUNDS

The Bank borrowed $700,000 in long-term advances from the Federal Home Loan Bank of Boston during 1993. The loan matures January 6, 2003 and bears interest at 6.64%. The balance owed at December 31, 1996 and 1995 was $482,828 and $544,793, respectively.

Principal maturities on this advance are due as follows:


                   1997                  $ 66,549
                   1998                    71,080
                   1999                    76,016
                   2000                    81,243
                   2001                    86,897
                     Thereafter           101,043
                                         --------
                                         $482,828
                                         ========

The Bank also has an $1,083,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston (FHLBB). The outstanding balance as of December 31, 1996 and 1995 was $- 0 -.

Specific mortgage loans, investment securities, and funds on deposit accounts at the Federal Home Loan Bank of Boston with balances totaling $8,440,748 as of December 31, 1996 were pledged to the FHLBB as collateral in the event the Bank requests future advances.

TIME DEPOSITS

At December 31, 1996, the scheduled maturities of certificates of deposits are as follows:

                   1997         $6,981,545
                   1998          1,790,457
                   1999            658,052
                                ----------
                                $9,430,054
                                ==========


NOTE 10 - PENSION PLAN

The Bank has a qualified contributory defined contribution plan which covers substantially all employees. There were no employer contributions during 1996 and 1995.


NOTE 11 - RELATED PARTIES

In the ordinary course of business, the Bank has loan, deposit and other transactions with executive officers and directors and organizations with whom such persons are associated. The aggregate amount of loans to executive officers, directors and their immediate families, and to corporations where executive officers and directors beneficially own a 5% or greater equity interest was $453,161 and $538,663 at December 31, 1996 and 1995, respectively. During 1996 and 1995, loan advances involving these individuals amounted to $184,327 and $96,966 while repayments totaled $249,829 and $110,199, respectively. During 1996, $20,000 in loans owned by related parties was transferred to a participating financial institution.

The Bank leases the banking premises from Cony Street Partnership. The partnership is made up of nine of the directors of the Bank.

The Bank paid insurance premiums totaling $20,109 and $13,387 in 1996 and 1995, respectively to an insurance agency owned by one of the directors of the Bank.

The Bank paid attorney fees totaling $771 and $3,322 in 1996 and 1995, respectively to a law firm for legal costs. Two of the partners of the law firm are directors of the bank.

The Bank purchased computers and equipment totalling $5,051 and $9,378 in 1996 and 1995 from a computer company owned by one of the directors of the bank.


NOTE 12 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital(as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There were no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table:

                                                               For Capital
                                       Actual              Adequacy Purposes:
                               ----------------------   ------------------------
                                   Amount                   Amount
                               (In thousands)   Ratio   (In thousands)     Ratio
                               --------------   -----   --------------     -----

As of December 31, 1996:
  Total Capital
   to Risk-Weighted Assets)        $2,415      11.78%     >or=$2,050     >or= 10.00%
  Tier I Capital
   (to Risk-Weighted Assets)       $2,204      10.75%     >or=$1,230     >or=  6.00%
  Tier I Capital
   (to Average Assets)             $2,204      10.14%     >or=$1,088     >or=  5.00%


The Bank is required to maintain a $25,000 reserve balance in the form of deposits with the Federal Reserve Bank.


                             INTERIM FINANCIALS

                       Cushnoc Bank and Trust Company
                               Balance Sheets
              March 31, 1997 (Unaudited) and December 31, 1996


ASSETS

                                                                    1997            1996
                                                                ------------    ------------

CASH AND CASH EQUIVALENTS
  Cash and due from banks                                       $    912,322    $    743,988
  Interest bearing deposits with other banks                         130,742         272,041
                                                                ----------------------------
      TOTAL CASH AND CASH EQUIVALENTS                           $  1,043,064    $  1,016,029
                                                                ----------------------------



INVESTMENT SECURITIES
  Securities held to maturity                                   $  1,818,818    $  1,824,381
  Other investment securities                                        102,100         102,100
                                                                ----------------------------
                                                                $  1,920,918    $  1,926,481
                                                                ----------------------------

LOANS, net of allowance for loan loss of $215,782 and
 $211,066 in 1997 and 1996 respectively                         $ 16,778,855    $ 16,652,692
                                                                ----------------------------



NET PROPERTY AND EQUIPMENT                                      $    829,343    $    843,713
                                                                ----------------------------
OTHER ASSETS
  Foreclosed real estate                                        $     70,796    $    108,926
  Accrued interest receivable - investments                           26,113          31,393
  Accrued interest receivable - loans                                126,759         115,159
  Prepaid expenses                                                    52,656          55,953
  Income tax receivable                                                6,082           2,857
  Other receivables                                                   21,791           3,387
  Deferred tax asset                                                  62,312          63,205
                                                                ----------------------------
      TOTAL OTHER ASSETS                                        $    366,509    $    380,880
                                                                ----------------------------

TOTAL ASSETS                                                    $ 20,938,689    $ 20,819,795
                                                                ============================


                       Cushnoc Bank and Trust Company
                               Balance Sheets
              March 31, 1997 (Unaudited) and December 31, 1996

LIABILITIES AND STOCKHOLDERS' EQUITY


LIABILITIES                                                         1997            1996
                                                                ------------    ------------

  DEPOSITS:
    Demand                                                      $  1,948,009    $  1,859,148
    NOW accounts                                                   2,289,605       2,307,601
    Regular savings                                                1,556,584       1,543,093
    Money market deposit accounts                                  2,780,282       2,728,350
    Certificates of deposit (in denominations of $100,000
     or more)                                                      1,548,701       1,662,069
    Other time accounts                                            7,476,502       7,767,985
    Treasury tax and loan                                                 --         130,865
                                                                ----------------------------
    TOTAL DEPOSITS                                              $ 17,599,683    $ 17,999,111
                                                                ----------------------------


  OTHER LIABILITIES
    Borrowed funds                                              $  1,063,610    $    482,828
    Accrued interest payable                                          62,265          84,448
    Accrued expenses                                                  23,776          32,258
    Other                                                                757           2,197
    Deferred income tax                                               14,574          14,574
                                                                ----------------------------
    TOTAL OTHER LIABILITIES                                     $  1,164,982    $    616,305
                                                                ----------------------------

TOTAL LIABILITIES                                               $ 18,764,665    $ 18,615,416
                                                                ----------------------------

STOCKHOLDERS' EQUITY
  Common stock, $15 par value, 90,000 shares authorized,
   issued and outstanding                                       $  1,350,000    $  1,350,000
  Additional paid in capital                                         900,000         900,000
  Retained earnings (deficit)                                        (75,976)        (45,621)
                                                                ----------------------------
    TOTAL STOCKHOLDERS' EQUITY                                  $  2,174,024    $  2,204,379
                                                                ----------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 20,938,689    $ 20,819,795
                                                                ============================



                       Cushnoc Bank and Trust Company
                            Statements of Income
     For the three month periods ended March 31, 1997 (Unaudited)
                            and 1996 (Unaudited)


                                                           1997          1996
                                                        ----------    ----------

INTEREST INCOME
  Interest and fees on loans                            $  418,675    $  429,104
  Securities held to maturity                               29,174        30,976
  Federal Home Loan Bank dividends                           1,500         1,824
  Federal funds sold and securities purchased under
   agreements to resell                                      3,983        31,636
                                                        ------------------------
      TOTAL INTEREST INCOME                             $  453,332    $  493,540
                                                        ------------------------

INTEREST EXPENSE
  Borrowed funds                                        $    8,274    $    8,942
  Interest on deposits:
    Regular savings and NOW accounts                        26,040        24,200
    Money market deposit accounts                           22,624        27,112
    Certificates of deposit (in denominations of
     $100,000 or more)                                      23,159        35,741
    Other time accounts                                    107,701       140,646
                                                        ------------------------

      TOTAL INTEREST EXPENSE                            $  187,798    $  236,641
                                                        ------------------------

NET INTEREST INCOME                                     $  265,534    $  256,899

PROVISION FOR LOAN LOSSES                                    9,000         9,000
                                                        ------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     $  256,534    $  247,899

NON-INTEREST INCOME                                         22,435        18,612

NON-INTEREST EXPENSES                                      310,756       270,614
                                                        ------------------------

(LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES      $  (31,787)   $   (4,104)

PROVISION (BENEFIT) FOR INCOME TAXES                        (1,432)        1,885
                                                        ------------------------

NET (LOSS)                                              $  (30,355)   $   (5,989)
                                                        ========================




                       Cushnoc Bank and Trust Company
                     Schedules of Non-Interest Expenses
        For the three month periods ended March 31, 1997 (Unaudited)
                            and 1996 (Unaudited)


                                           1997          1996
                                         ---------     ---------

Salaries and employee benefits           $ 141,388     $ 135,099
Occupancy expense                           41,070        42,461
Equipment expense                           25,634        24,915
FDIC insurance assessment                      484           933
Other                                      102,180        67,206
                                         -----------------------
      TOTAL OTHER EXPENSES               $ 310,756     $ 270,614
                                         =======================



                       Cushnoc Bank and Trust Company
                Statements of Changes in Stockholders' Equity
         For the three month period ended March 31, 1997 (Unaudited)
             and the twelve month period ended December 31, 1996

                                                                      Additional     Retained        Total
                                                         Common        Paid-in       Earnings     Stockholders'
                                                          Stock        Capital      (Deficit)        Equity
                                                       -----------    ----------    ----------    -------------

BALANCE, December 31, 1996                             $ 1,350,000    $ 900,000     $ (45,621)     $ 2,204,379

NET LOSS, three month period ended March 31, 1997               --           --       (30,355)         (30,355)
                                                       -------------------------------------------------------

BALANCE, March 31, 1997                                $ 1,350,000    $ 900,000     $ (75,976)     $ 2,174,024
                                                       =======================================================





BALANCE, December 31, 1995                             $ 1,350,000    $ 900,000     $ (50,514)     $ 2,199,486

NET LOSS, three month period ended March 31, 1996               --           --        (5,989)          (5,989)
                                                       -------------------------------------------------------

BALANCE, March 31, 1996                                $ 1,350,000    $ 900,000     $ (56,503)     $ 2,193,497

NET INCOME, nine month period ended December 31, 1996           --           --        10,882           10,882
                                                       -------------------------------------------------------

BALANCE, December 31, 1996                             $ 1,350,000    $ 900,000     $ (45,621)     $ 2,204,379
                                                       =======================================================


                       Cushnoc Bank and Trust Company
                          Statements of Cash Flows
        For the three month periods ended March 31, 1997 (Unaudited)
                            and 1996 (Unaudited)


                                                              1997             1996
                                                           -----------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                        $   447,012     $    513,203
  Fees and commissions received                                 22,072           18,612
  Interest (paid)                                             (209,981)        (268,606)
  Cash (paid) to suppliers and employees                      (294,058)        (264,616)
  Other                                                          1,236           (7,916)
                                                           ----------------------------
      NET CASH (USED) BY OPERATING ACTIVITIES              $   (33,719)    $     (9,323)
                                                           ----------------------------



CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from paydowns and maturities of held to
   maturity securities                                     $     5,563     $    300,982
  (Purchase) of held to maturity securities                         --         (150,000)
  Net (increase) in loans, net of write offs                  (126,163)        (285,683)
  (Purchase) of property and equipment                              --           (3,879)
                                                           ----------------------------
      NET CASH (USED) BY INVESTING ACTIVITIES              $  (120,600)    $   (138,580)
                                                           ----------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in borrowings                    $   580,782     $    (15,172)
  Net increase (decrease)  in demand deposits, NOW,
   money market, and other savings accounts                    136,288         (871,506)
  Net (decrease) in certificates of deposit                   (404,851)        (570,531)
  Net (decrease) in treasury tax and loan                     (130,865)        (120,677)
                                                           ----------------------------
      NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES     $   181,354     $ (1,577,886)
                                                           ----------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           $    27,035     $ (1,725,789)

CASH AND CASH EQUIVALENTS, beginning of period               1,016,029        4,536,612
                                                           ----------------------------

CASH AND CASH EQUIVALENTS, end of period                   $ 1,043,064     $  2,810,823
                                                           ============================


SUPPLEMENTAL INFORMATION
  Income taxes paid                                        $        --



      RECONCILIATIONS OF NET (LOSS) TO NET CASH USED BY OPERATING ACTIVITIES


                                                  For the three month
                                                     period ended
                                                       March 31
                                                  -----------------------
                                                  1997           1996
                                                  ----           ----

Net Loss                                          $(30,355)      $ (5,989)
                                                  -----------------------

Adjustments to reconcile net loss to net cash used by operating activities

  Depreciation and amortization                     16,656         18,862
  Provision for loan losses                          9,000          9,000


  Amortization of organizational and start up
   costs                                                 -          2,513
  Loss on sale of foreclosed real estate             8,440              -
  (Increase) decrease in accrued interest
   receivable                                       (6,320)         6,467
  Decrease in prepaid expenses                       3,297          6,802
  Decrease in deferred tax asset                       893              -
  (Increase) decrease in income tax receivable      (3,225)         1,593
  (Increase) in other recievables                        0           (807)
  Decrease in accrued expenses and other
   liabilities                                      (9,922)       (15,799)
  Decrease in accrued interest payable-deposits    (22,183)       (31,965)
                                                  -----------------------

      TOTAL ADJUSTMENTS                           $ (3,364)      $ (3,334)
                                                  -----------------------

NET CASH (USED) BY OPERATING ACTIVITIES           $(33,719)      $ (9,323)
                                                  =======================



                       Cushnoc Bank and Trust Company
                    NOTES TO INTERIM FINANCIAL STATEMENTS
                           March 31, 1997 and 1996


1. Financial Statement Presentation - In the opinion of the management of Cushnoc Bank and Trust Company, the accompanying interim financial statements contain all of the adjustments necessary to present fairly the financial position as of March 31, 1997;
      the results of operations, cash flows and changes in stockholders' equity for the three months ended March 31, 1997 and 1996.

2. Per Share Computations- Earnings per common share are determined by using the average number of common shares outstanding during the year.


                                   PART II

Item 21.    Exhibits and Financial Statement Schedules

      (a)   The following exhibits are submitted in response to this item:

3.2 Bylaws of Northeast Bancorp, as amended August 28, 1997, are submitted herewith as Exhibit 3.2

8.1 Opinion of Drummond Woodsum & MacMahon, counsel to Northeast Bancorp with respect to certain tax matters is filed herewith as Exhibit 8.1.

8.2 Opinion of Breyer & Aguggia, counsel to Cushnoc Bank and Trust Company, with respect to certain tax matters is filed herewith as
      Exhibit 8.2.

23.1 The consent of Baker Newman & Noyes, Limited Liability Company, Northeast Bancorp's independent accountants, is filed herewith as
      Exhibit 23.1.

23.2 The consent of Schatz, Fletcher & Associates, Cushnoc Bank and Trust Company's independent accountants, is filed herewith as Exhibit 23.2

23.3 The consent of Drummond Woodsum & MacMahon, counsel to Northeast Bancorp, is filed herewith as Exhibit 23.3.

23.4 The consent of Breyer & Aguggia, counsel to Cushnoc Bank and Trust Company, is filed herewith as Exhibit 23.4.

23.5  The consent of Ryan, Beck & Co., Inc. is filed herewith as Exhibit
      23.5.

23.6 The consent of KPMG Peat Marwick LLP, Northeast Bancorp's former independent accountants, is filed herewith as Exhibit 23.6.

23.7 The consent of John Rosmarin, nominee to serve as a director of NBN, is filed herewith as Exhibit 23.7.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn and State of Maine on the 2 day of September, 1997.

                                       Northeast Bancorp

                                       By: /s/ James D. Delamater
                                               James D. Delamater
                                               President


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                      Title                      Date
----------------------      -----------------------      -------------------

/s/ James D. Delamater      Director, President and      September 2, 1997
    James D. Delamater      Chief Executive Officer

/s/ Richard E. Wyman        Chief Financial Officer      September 2, 1997
    Richard E. Wyman        and Principal Accounting
                            Officer

/s/ John W. Trinward*       Director, Chairman of        September 2, 1997
    John W. Trinward        the Board



/s/ John B. Bouchard*       Director                     September 2, 1997
    John B. Bouchard

/s/ A. William Cannan*      Director                     September 2, 1997
    A. William Cannan

/s/ Ronald J. Goguen*       Director                     September 2, 1997
    Ronald J. Goguen

/s/ Judith W. Hayes*        Director                     September 2, 1997
    Judith W. Hayes

/s/ Normand R. Houde*       Director                     September 2, 1997
    Normand R. Houde

/s/ Philip C. Jackson*      Director                     September 2, 1997
    Philip C. Jackson




/s/ Ronald Kendall*         Director                     September 2, 1997
    Ronald Kendall

/s/ Edmond J. Vachon*       Director                     September 2, 1997
    Edmond J. Vachon

/s/ Stephen W. Wight*       Director                     September 2, 1997
    Stephen W. Wight

/s/ Dennis A. Wilson*       Director                     September 2, 1997
    Dennis A. Wilson

<F*>  James D. Delamater, by signing his name hereto, does hereby sign this
      Amendment No. 1 to Registration Statement on behalf of each of the above-named Directors and Officers of Northeast Bancorp pursuant to a power of attorney executed by each such person and filed with the Securities and Exchange Commission.


        By: /s/ James D. Delamater
                James D. Delamater

                                EXHIBIT INDEX
                                -------------

Exhibit
-------

3.2 Bylaws of Northeast Bancorp, as amended August 28, 1997, are submitted herewith as Exhibit 3.2

8.1 Opinion of Drummond Woodsum & MacMahon, counsel to Northeast Bancorp with respect to certain tax matters is filed herewith as Exhibit 8.1.

8.2 Opinion of Breyer & Aguggia, counsel to Cushnoc Bank and Trust Company, with respect to certain tax matters is filed herewith as
      Exhibit 8.2.

23.1 The consent of Baker Newman & Noyes, Limited Liability Company, Northeast Bancorp's independent accountants, is filed herewith as
      Exhibit 23.1.

23.2 The consent of Schatz, Fletcher & Associates, Cushnoc Bank and Trust Company's independent accountants, is filed herewith as Exhibit 23.2

23.3 The consent of Drummond Woodsum & MacMahon, counsel to Northeast Bancorp, is filed herewith as Exhibit 23.3.

23.4 The consent of Breyer & Aguggia, counsel to Cushnoc Bank and Trust Company, is filed herewith as Exhibit 23.4.

23.5  The consent of Ryan, Beck & Co., Inc. is filed herewith as Exhibit
      23.5.

23.6 The consent of KPMG Peat Marwick LLP, Northeast Bancorp's former independent accountants, is filed herewith as Exhibit 23.6.

23.7 The consent of John Rosmarin, nominee to serve as a director of NBN, is filed herewith as Exhibit 23.7.